UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

SNAP-ON INCORPORATED

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

AND PROXY STATEMENT

HELP US REDUCE COSTS

If you receive more than one set of proxy materials, it means your shares are held in more than one account. You should vote the shares on all of your proxy cards. You may help us reduce costs by consolidating your accounts so that you receive only one set of proxy materials in the future. To consolidate your accounts, please contact our transfer agent, Computershare Trust Company, N.A. (“Computershare”), toll-free at 1-800-446-2617, or as otherwise provided in our annual report.

ADMISSION TO THE ANNUAL MEETING

All shareholders of record as of the close of business on March 1, 2021, may attend the Annual Meeting, which will be held in a virtual format, via a live webcast.

The Annual Meeting can be accessed directly at www.meetingcenter.io/207288527 or on the Company’s website at www.snapon.com/EN/Investors/Investor-Events. To login to the Annual Meeting as a shareholder, individuals must enter the control number printed on the proxy card that was sent to the shareholder. The password for the meeting is SNA2021.

If your shares of the Company’s common stock are held through an intermediary, such as a bank or broker, advance registration is required if you intend to attend the Annual Meeting. To register, please submit proof of proxy power (legal proxy) related to shares of the Company’s common stock, such as an e-mail from a broker or an image of the legal proxy, along with the shareholder’s name and email address, to Computershare at legalproxy@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received no later than 4:00 p.m. Central Time, on April 27, 2021.

Individuals interested in attending the virtual meeting that do not have a control number or are not a shareholder may attend as a guest, but will not have the option to vote or otherwise participate in the meeting.

HOW TO VOTE

While we offer several methods for you to vote your shares at the Annual Meeting, we encourage you to vote in advance of the meeting through the internet as it is the most cost-effective method. We also recommend that you vote as soon as possible, even if you are planning to attend the Annual Meeting, so that the vote count will not be delayed. Both the internet and the telephone provide convenient, cost-effective alternatives to returning your proxy card by mail. If you choose to vote your shares through the internet or by telephone, there is no need for you to mail back your proxy card.

You may (i) vote at the Annual Meeting via the meeting website or (ii) authorize the persons named as proxies on the proxy card to vote your shares by returning the enclosed proxy card through the internet, by telephone or by mail.

To vote over the internet:

Go to www.investorvote.com/sna. Have your proxy card available when you access the website. You will need the control number from your proxy card to vote.

To vote by telephone:

Call 1-800-652-VOTE (1-800-652-8683) 24 hours a day, 7 days a week. Have your proxy card available when you make the call. You will need the control number from your proxy card to vote.

To vote by mail:

Complete, sign and return the proxy card to the address indicated on the proxy card.

If shares are not registered in your name, then you vote by giving instructions to the firm that holds your shares rather than using any of the methods discussed above. Please check the voting form of the firm that holds your shares to see if it offers internet or telephone voting procedures.

2801 80th Street

Kenosha, Wisconsin 53143

Notice of the 2021 Annual Meeting of Shareholders

March 12, 2021

Dear Shareholder:

Snap-on Incorporated will hold its 2021 Annual Meeting of Shareholders on Thursday, April 29, 2021, at 11:30 a.m. Central Time. Due to the ongoing public health impact of the coronavirus (COVID-19), the Annual Meeting will be held in a virtual format only, via a live webcast.

This year’s meeting is being held for the following purposes:

1.	to elect 10 directors to each serve a one-year term ending at the 2022 Annual Meeting;

2.	to ratify the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2021;

3.

to hold an advisory vote to approve the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation Information” in the Proxy Statement;

4.	to approve the amendment to, and restatement of, the Snap-on Incorporated 2011 Incentive Stock and Awards Plan; and

5.	to transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only shareholders as of the close of business on March 1, 2021, the record date for the Annual Meeting, will have the opportunity to vote, participate in and ask questions at the Annual Meeting. The Annual Meeting can be accessed directly at www.meetingcenter.io/207288527 or on the Company’s website at www.snapon.com/EN/Investors/Investor-Events. To login to the Annual Meeting as a shareholder, individuals must enter the control number printed on the proxy card that was sent to the shareholder. The password for the meeting is SNA2021.

If your shares of the Company’s common stock are held through an intermediary, such as a bank or broker, advance registration is required if you intend to vote at or otherwise participate in the Annual Meeting. To register, please submit proof of proxy power (legal proxy) related to shares of the Company’s common stock, such as an e-mail from a broker or an image of the legal proxy, along with the shareholder’s name and email address, to Computershare at legalproxy@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received no later than 4:00 p.m. Central Time on April 27, 2021.

The Company recommends that shareholders vote in advance of the Annual Meeting through the internet, by telephone, or by returning a completed proxy card.

Individuals interested in attending the virtual meeting that do not have a control number or are not a shareholder may attend as a guest, but will not have the option to vote or otherwise participate in the meeting.

If you have any questions or comments, please direct them to Snap-on Incorporated, Investor Relations, 2801 80th Street, Kenosha, Wisconsin 53143. If you prefer, you may email questions or comments to InvestorRelations@snapon.com. We always appreciate your interest in Snap-on and thank you for your continued support.

Your vote is important. Thank you for voting.

Sincerely,

Richard T. Miller

Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 29, 2021. The proxy statement and annual report to security holders are available under the Investors section of the Company’s website at www.snapon.com.

The Board of Directors recommends the following votes:

•	FOR each of the Board’s nominees for election as directors;

•	FOR the ratification of the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2021;

•	FOR approval of the compensation of the Company’s named executive officers; and

•	FOR approval of the amendment to, and restatement of, the Snap-on Incorporated 2011 Incentive Stock and Awards Plan.

To vote at the Annual Meeting, you will need to follow the instructions discussed above. If you vote in advance of the Annual Meeting by proxy, either by internet, telephone or mail, and later find that you will be present at the Annual Meeting, or for any other reason desire to revoke your proxy, you may do so at any time before it is voted.

PROXY STATEMENT

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:    WHEN IS THE ANNUAL MEETING?

A:    Snap-on Incorporated (“Snap-on,” “we” or the “Company”) will hold its 2021 Annual Meeting of Shareholders on Thursday, April 29, 2021, at 11:30 a.m. Central Time. Due to the ongoing public health impact of the coronavirus (COVID-19), the Annual Meeting will be held in a virtual format only, via a live webcast. Individuals will not be able to attend the Annual Meeting in person; however, we are committed to ensuring that shareholders have substantially the same opportunities to participate in the virtual meeting as they would at an in-person meeting, including the ability to vote, ask questions and view the list of the Company’s shareholders of record.

Q:    WHO CAN ATTEND AND PARTICIPATE IN THE ANNUAL MEETING?

A:    All shareholders of record as of the close of business on March 1, 2021 (the “Record Date”), may attend and vote at the Annual Meeting which, as noted above, will be held via a live webcast. As of the Record Date, Snap-on had 54,437,708 shares of common stock outstanding. Each outstanding share of common stock is entitled to one vote on each proposal.

Individuals interested in attending the virtual meeting that do not have a control number or are not a shareholder may attend as a guest, but will not have the option to vote, ask questions or otherwise participate in the meeting.

Q:    HOW DO I ATTEND THE ANNUAL MEETING?

A:    The Annual Meeting can be accessed directly at www.meetingcenter.io/207288527 or on the Company’s website at www.snapon.com/EN/Investors/Investor-Events. To login to the Annual Meeting as a shareholder, individuals must enter the control number printed on the proxy card that was sent to the shareholder. The password for the meeting is SNA2021.

To attend the Annual Meeting, please visit the website noted above and follow these instructions:

•	If shares are registered in your name, enter the control number printed on the proxy card that was sent to you by Snap-on.

•

If your shares of the Company’s common stock are held through an intermediary, such as a bank or broker, advance registration is required if you intend to vote at or otherwise participate in the Annual Meeting. To register, please submit proof of proxy power (legal proxy) related to shares of the Company’s common stock, such as an e-mail from a broker or an image of the legal proxy, along with the shareholder’s name and email address, to Computershare Trust Company, N.A. (“Computershare”) at legalproxy@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received no later than 4:00 p.m. Central Time, on April 27, 2021.

We recommend that you log in at least 15 minutes before the Annual Meeting to ensure you are logged in when the meeting starts. If you encounter any technical difficulties, please call the technical support number that will be posted on the Annual Meeting login page.

Q:    HOW DO I VOTE?

A:    While we offer several methods for you to vote your shares at the Annual Meeting, we encourage you to vote in advance of the meeting through the internet, as it is the most cost-effective method. We also recommend that you vote as soon as possible, even if you are planning to attend the Annual Meeting, so that the vote count will not be delayed. Both the internet and the telephone provide convenient, cost-effective alternatives to returning your proxy card by mail. If you choose to vote your shares through the internet or by telephone, there is no need for you to mail back your proxy card.

You may (i) vote at the Annual Meeting via the meeting website or (ii) authorize the persons named as proxies on the proxy card, Messrs. Pinchuk and Miller, to vote your shares by returning the enclosed proxy card through the internet, by telephone or by mail.

To vote over the internet:

Go to www.investorvote.com/sna. Have your proxy card available when you access the website. You will need the control number from your proxy card to vote.

To vote by telephone:

Call 1-800-652-VOTE (1-800-652-8683) 24 hours a day, 7 days a week. Have your proxy card available when you make the call. You will need the control number from your proxy card to vote.

To vote by mail:

Complete, sign and return the proxy card to the address indicated on the proxy card.

If shares are not registered in your name, then you vote by giving instructions to the firm that holds your shares rather than using any of the methods discussed above. Please check the voting form of the firm that holds your shares to see if it offers internet or telephone voting procedures.

Q:    WHAT AM I VOTING ON?

A:    At the 2021 Annual Meeting, you will be voting on the following proposals:

1.	The election of 10 directors to each serve a one-year term ending at the 2022 Annual Meeting. This year’s Board nominees are:

• David C. Adams • Karen L. Daniel • Ruth Ann M. Gillis • James P. Holden • Nathan J. Jones	• Henry W. Knueppel • W. Dudley Lehman • Nicholas T. Pinchuk • Gregg M. Sherrill • Donald J. Stebbins

2.	A proposal to ratify the Audit Committee’s selection of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for fiscal 2021.

3.	An advisory proposal to approve the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation Information” herein.

4.	A proposal to amend and restate the Snap-on Incorporated 2011 Incentive Stock and Awards Plan (the “2011 Plan” or the “Incentive Plan”)

Q:    WHAT ARE THE BOARD’S VOTING RECOMMENDATIONS?

A:     The Board of Directors is soliciting this proxy and recommends the following votes:

•	FOR each of the Board’s nominees for election as directors;

•	FOR the ratification of the Audit Committee’s selection of Deloitte as the Company’s independent registered public accounting firm for fiscal 2021;

•	FOR approval of the compensation of the Company’s named executive officers; and

•	FOR approval of the amendment to, and restatement of, the Incentive Plan.

Q:    WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

A:    To conduct the Annual Meeting, more than 50% of the shares entitled to vote must be present in person or by proxy. This is referred to as a “quorum.” Attendance at the virtual meeting constitutes presence in person for this purpose. Abstentions and shares that are the subject of broker non-votes will be counted for the purpose of determining whether a quorum exists; shares represented at the meeting for any purpose are counted in the quorum for all matters to be considered at the meeting. All of the voting requirements below assume that a quorum is present.

Directors are elected by a majority of the votes cast in person or by proxy at the meeting and entitled to vote on the election of directors. Abstentions and broker non-votes are not considered as votes cast with respect to each director-nominee and, therefore, will have no impact on the election of directors.

An affirmative vote of a majority of the shares represented at the meeting is required for the ratification of the Audit Committee’s selection of Deloitte as the Company’s independent registered public accounting firm for fiscal 2021. Abstentions will act as votes against this proposal. Since brokers have discretionary authority to vote on this proposal, we do not anticipate any broker non-votes with regard to this matter.

An affirmative vote of a majority of the shares represented at the meeting is required to approve the compensation of the Company’s named executive officers on an advisory basis. Abstentions will act as votes against this proposal; however, broker non-votes will have no effect on this advisory vote.

An affirmative vote of a majority of the shares represented at the meeting is also required to approve the amendment to, and restatement of, the Incentive Plan. Abstentions will act as votes against this proposal; however, broker non-votes will have no effect on this vote.

Q:    WHAT IF I DO NOT VOTE?

A:    The effect of not voting will depend on how your share ownership is registered. If you own shares as a registered holder and you do not vote, then your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, then your unvoted shares will not affect whether a proposal is approved or rejected.

If you are a shareholder whose shares are not registered in your name and you do not vote, then your bank, broker or other holder of record may still represent your shares at the meeting for purposes of obtaining a quorum. In the absence of your voting instructions, your bank, broker or other holder of record may not be able to vote your shares in its discretion depending on the particular proposal before the meeting. Your broker may not vote your shares in its discretion in the election of directors; therefore, you must vote your shares if you want them to be counted in the election of directors. In addition, your broker is not permitted to vote your shares in its discretion regarding matters related to executive compensation, including the advisory vote to approve named executive officer compensation and the vote to approve the amendment to, and restatement of, the Incentive Plan. However, your broker may vote your shares in its discretion on routine matters such as the ratification of the Company’s independent registered public accounting firm.

Q:    WHO WILL COUNT THE VOTE?

A:    Computershare, our transfer agent, will use an automated system to tabulate the votes. Its representatives will also serve as the election inspectors.

Q:    CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

A:    Yes. Even after you have submitted your proxy, you can revoke your proxy or change your vote at any time before the proxy is exercised by appointing a new proxy or by providing written notice to the Corporate Secretary and voting at the Annual Meeting. Attendance at the Annual Meeting by a shareholder who has appointed a proxy does not in itself revoke a proxy.

Street name holders who wish to change their proxy prior to the voting thereof should contact the broker, bank or other holder of record to determine whether, and if so how, such proxy can be revoked.

Q:    IF I PREVIOUSLY VOTED, MAY I VOTE AT THE ANNUAL MEETING?

A:     If you complete a proxy card or vote through the internet or by telephone, you may still vote at the Annual Meeting. To vote at the meeting, please give written notice that you would like to revoke your original proxy to the Corporate Secretary, in advance of the Annual Meeting, or attend the virtual meeting as a shareholder and follow the instructions online to revoke your original proxy.

Street name holders who wish to vote at the meeting will not be permitted to do so unless they first obtain a proxy issued in their name from the bank, broker or other holder of record, as discussed above.

Q:    CAN SHAREHOLDERS SUBMIT QUESTIONS AT THE ANNUAL MEETING?

A:    Yes. Shareholders with a control number will be able to submit questions during the virtual meeting on the meeting website. We will answer questions that comply with the meeting rules of conduct, which will be posted on the meeting website.

Q:    WHAT IF I OWN SHARES AS PART OF SNAP-ON’S 401(k) SAVINGS PLAN?

A:    Shares held by the Snap-on Incorporated 401(k) Savings Plan for which participant designations are received will be voted in accordance with those designations. Those shares for which designations are not received will be voted proportionally, based on the votes for which voting directions have been received from participants as of April 26, 2021.

Q:    WHO IS MAKING THIS SOLICITATION AND HOW MUCH DOES IT COST?

A:    This solicitation is being made on behalf of Snap-on Incorporated by its Board of Directors. Our officers and employees may make solicitations by mail, telephone and facsimile, or in person. We have retained Georgeson LLC to assist us in the solicitation of proxies for $12,000 plus expenses. This assistance will include requesting that brokerage houses, depositories, custodians, nominees and fiduciaries forward proxy soliciting material to the beneficial owners of the stock they hold; such assistance will also include the preparation of an institutional shareholder contact list that contains these shareholders’ voting guidelines. We will bear the cost of this solicitation and reimburse Georgeson LLC for these expenses.

Q:    WHEN WILL PROXY MATERIALS FIRST BE MAILED TO SHAREHOLDERS?

A:    Snap-on expects to begin mailing proxy materials (including this Proxy Statement) to shareholders on or about March 12, 2021. Proxy materials are also being made available to shareholders by internet posting on or about March 12, 2021.

Q:    WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

A:    It means your shares are held in more than one account. You should vote the shares on all of your proxy cards. To consolidate your accounts so that you receive only one set of proxy materials in the future, please contact our transfer agent, Computershare, toll-free at 1-800-446-2617, or as otherwise provided in our annual report.

Q:    WHEN ARE SHAREHOLDER PROPOSALS DUE FOR THE 2022 ANNUAL MEETING?

A:    The Corporate Secretary must receive a shareholder proposal no later than November 12, 2021, for the proposal to be considered for inclusion in our proxy materials for the 2022 Annual Meeting. To otherwise bring a proposal or nomination before the 2022 Annual Meeting, you must comply with our Bylaws. Currently, our Bylaws require written notice to the Corporate Secretary between January 29, 2022, and February 28, 2022. If we receive your notice after February 28, 2022, then your proposal or nomination will be untimely. In addition, your proposal or nomination must comply with the procedural provisions of our Bylaws. If you do not comply with these procedural provisions, your proposal or nomination can be excluded. Should the Board nevertheless choose to present your proposal, the named proxies will be able to vote on the proposal using their best judgment.

Q:    WHAT IS THE ADDRESS OF THE CORPORATE SECRETARY?

A:    The address of the Corporate Secretary is:

Snap-on Incorporated

Attention: Corporate Secretary

2801 80th Street

Kenosha, Wisconsin 53143

Q:    WILL THERE BE OTHER MATTERS TO VOTE ON AT THIS ANNUAL MEETING?

A:    We are not aware of any other matters that you will be asked to vote on at the Annual Meeting. Other matters may be voted on if they are properly brought before the Annual Meeting in accordance with our Bylaws. If other matters are properly brought before the Annual Meeting, then the named proxies will vote the proxies they hold in their discretion on such matters.

ITEM 1:	ELECTION OF DIRECTORS

The Board of Directors is currently comprised of 10 directors. This year’s Board nominees for election for one-year terms expiring at the 2022 Annual Meeting, and until their successors are elected and qualified, are listed below.

It is our policy that the Board of Directors should reflect a broad variety of characteristics, experience and talents. When the Corporate Governance and Nominating Committee of the Board determines which directors to nominate for election at any meeting of shareholders, or appoints a new director between meetings, it reviews our director selection criteria and seeks to choose individuals who bring a variety of expertise to the Board within these criteria. For further information about the criteria used to evaluate Board membership, see “Corporate Governance Practices and Board Information—Nomination of Directors” below.

The following is information about the experience of the nominees. Together, this experience and the attributes included in “Composition of the Board” below provide the reasons that these individuals continue to serve on the Board and are nominated for re-election to the Board.

David C. Adams

Director since 2016

Mr. Adams, age 67, has served as Executive Chairman of Curtiss-Wright Corporation, a global provider of highly engineered, critical function products and services to the commercial, industrial, defense and energy markets, since his retirement as its President and Chief Executive Officer in January 2021. He was originally appointed as Chairman of Curtiss-Wright in 2015, and served as Chief Executive Officer since 2013 and as President since 2012. He previously served as Curtiss-Wright’s Chief Operating Officer. Prior thereto, he served as a Vice President of Curtiss-Wright and as President of Curtiss-Wright Controls, Inc., the former motion control segment of Curtiss-Wright. Mr. Adams earned a Bachelor of Science degree from California State University and a Master of Business Administration degree from California Lutheran University.

Karen L. Daniel

Director since 2005

Ms. Daniel, age 63, retired in 2018 as Division President and Chief Financial Officer for Black & Veatch Corporation, a leading global engineering, construction and consulting company specializing in infrastructure development in the areas of energy, water and information. She also serves as a director of Commerce Bancshares, Inc. and Teladoc Health, Inc. Ms. Daniel served as a director of Livongo Health, Inc. until its merger with Teladoc Health, Inc. in October 2020. In addition, Ms. Daniel is a Certified Public Accountant. Ms. Daniel earned a Bachelor of Science degree in accounting from Northwest Missouri State University and a Master of Science degree in accounting from the University of Missouri-Kansas City.

Ruth Ann M. Gillis

Director since 2014

Ms. Gillis, age 66, retired in 2014 as Executive Vice President and Chief Administrative Officer of Exelon Corporation, a utility services holding company engaged in energy generation and delivery. She was also President of Exelon Business Services Company, a subsidiary of Exelon that provides transactional and corporate services to Exelon’s operating companies. Previous roles included service as Executive Vice President of ComEd, an Exelon subsidiary, and as the Chief Financial Officer of Exelon. Prior to the merger that formed Exelon, Ms. Gillis was the Chief Financial Officer of Unicom Corp., a producer, purchaser, transmitter, distributor and seller of electricity. She also serves as a director of KeyCorp and Voya Financial, Inc. Ms. Gillis earned a Bachelor of Arts degree in economics from Smith College and a Master of Business Administration degree from the University of Chicago Graduate School of Business.

James P. Holden

Director since 2007

Mr. Holden, age 69, has been our Lead Director since 2009. He served 27 years in the automotive industry, including 19 years with DaimlerChrysler and its predecessor, Chrysler Corporation. He previously served as President and Chief Executive Officer of DaimlerChrysler Corporation, a U.S. subsidiary of DaimlerChrysler AG. Mr. Holden also serves as a director of Elio Motors, Inc. and Sirius XM Holdings Inc. He served as a director of Speedway Motorsports, Inc. until 2019. Mr. Holden earned a Bachelor of Science degree in political science from Western Michigan University and a Master of Business Administration degree from Michigan State University.

Nathan J. Jones

Director since 2008

Mr. Jones, age 64, retired in 2007 as President, Worldwide Commercial & Consumer Equipment Division of Deere & Company, a manufacturer of agricultural, commercial and consumer equipment. He previously served as Deere & Company’s Senior Vice President and Chief Financial Officer and as its Vice President and Treasurer. Mr. Jones earned a Bachelor of Business Administration degree in accounting from the University of Wisconsin-Eau Claire and a Master of Business Administration degree from the University of Chicago Graduate School of Business.

Henry W. Knueppel

Director since 2011

Mr. Knueppel, age 72, retired in 2011 as Chairman of the Board and Chief Executive Officer of Regal Beloit Corporation, a manufacturer of electric motors, generators and controls, as well as mechanical motion control products, and served as a director of Regal Beloit until 2019. He previously served as Regal Beloit’s President and Chief Operating Officer and as an Executive Vice President prior thereto. Mr. Knueppel also serves as a director of WEC Energy Group, Inc. Mr. Knueppel served as a director of Harsco Corporation, a global industrial services and engineering company, until 2016, and was its Non-Executive Chairman of the Board until 2014. Mr. Knueppel earned a Bachelor of Arts degree in economics from Ripon College and a Master of Business Administration degree from the University of Wisconsin-Whitewater.

W. Dudley Lehman

Director since 2003

Mr. Lehman, age 69, retired in 2006 as Group President for Kimberly-Clark Corporation, a manufacturer and marketer of a wide range of consumer and business-to-business products from natural fibers. He previously served as Group President–Business to Business and as Group President–Infant and Child Care Sectors for Kimberly-Clark. Mr. Lehman earned a Bachelor of Arts degree in political science from the University of North Carolina at Chapel Hill and a Master of Business Administration degree from Wake Forest University.

Nicholas T. Pinchuk

Director since 2007

Mr. Pinchuk, age 74, has been Snap-on’s President and Chief Executive Officer since 2007 and Chairman of the Board since 2009. Prior to his appointment as President and Chief Executive Officer, Mr. Pinchuk served as Snap-on’s President and Chief Operating Officer, and before that as Snap-on’s Senior Vice President and President–Worldwide Commercial & Industrial Group. Before joining Snap-on in 2002, Mr. Pinchuk served in several executive operational and financial management positions at United Technologies Corporation and held various financial and engineering positions at Ford Motor Company. Mr. Pinchuk also serves as a director of Columbus McKinnon Corporation. In addition to his other experience and expertise, Mr. Pinchuk is being re-nominated as a director because it is the Company’s traditional practice to have its Chief Executive Officer serve as a member of the Board. Mr. Pinchuk earned Master and Bachelor of Science degrees in engineering from Rensselaer Polytechnic Institute and a Master of Business Administration degree from Harvard Business School.

Gregg M. Sherrill

Director since 2010

Mr. Sherrill, age 68, retired as Non-Executive Chairman of Tenneco Inc., a producer of automotive emission control and ride control products and systems, in May 2020, after having served in such capacity since 2018, and retired as a director of Tenneco, Inc. in July 2020. He served as Executive Chairman of Tenneco Inc. from 2017 until 2018, and previously served as Chairman and Chief Executive Officer of Tenneco Inc. from 2007 until 2017. Prior thereto, Mr. Sherrill was Corporate Vice President and President, Power Solutions of Johnson Controls Inc., a global diversified technology and industrial company, and held various engineering and manufacturing positions at Ford Motor Company. Mr. Sherrill also serves as a director of The Allstate Corporation. Mr. Sherrill earned a Bachelor of Science degree in mechanical engineering from Texas A&M University and a Master of Business Administration degree from Indiana University’s Graduate School of Business.

Donald J. Stebbins

Director since 2015

Mr. Stebbins, age 63, retired in 2018 as President and Chief Executive Officer, and also as a director, of Superior Industries International, Inc., a manufacturer of aluminum wheels for the automotive industry. Prior thereto, he provided consulting services to various private equity firms. Mr. Stebbins previously served as Chairman, President and Chief Executive Officer of Visteon Corporation, an automotive components manufacturer, after having served as Visteon’s President and Chief Operating Officer prior thereto. Before joining Visteon, Mr. Stebbins held various positions with increasing responsibility at Lear Corporation, a supplier of automotive seating and electrical distribution systems, including President and Chief Operating Officer–Europe, Asia and Africa, President and Chief Operating Officer–Americas, and Senior Vice President and Chief Financial Officer. Mr. Stebbins also serves as a director of Kaiser Aluminum Corporation. He previously served as a director of WABCO Holdings Inc. until 2016. Mr. Stebbins earned a Bachelor of Science degree in finance from Miami University and a Master of Business Administration degree from the University of Michigan.

Composition of the Board

The following is the Company’s matrix of experience for our directors, which together with the directors’ principal occupations and business experience described above provide the reasons that each individual has been nominated to serve on the Board. Boxes marked with an “X” in the matrix below indicate that the particular experience is one of the specific reasons that the individual has been nominated to serve on the Board. The lack of an X does not mean that the director does not possess that experience, but rather that it is not a particular area of focus or expertise that was specifically identified as a reason for that individual’s nomination.

Snap-on Industry/Market Knowledge	X	X	X	X	X	X	X	X	X	X

Public Company Experience	X		X	X	X	X	X	X	X	X

Global Business Experience	X	X		X	X	X	X	X	X	X

Manufacturing Expertise	X			X		X	X	X	X	X

Sales Expertise	X			X			X			X

Marketing Expertise	X			X		X	X

Product Innovation and Product Development	X		X	X		X	X	X	X	X

Information Technology			X	X	X			X

Operations	X		X	X	X	X	X	X	X	X

Qualified Financial Expert	X	X	X	X	X	X		X	X	X

CFO Experience		X	X		X					X

Mergers and Acquisitions	X	X	X		X	X		X	X	X

Strategy Development	X	X	X	X	X	X	X	X	X	X

Executive Compensation	X		X	X	X	X	X	X	X	X

Leadership Development	X		X	X	X	X	X	X	X	X

Franchising				X				X

CEO Experience	X			X		X		X	X	X

In addition, nine of our 10 directors are independent, two are women, and one is a person of color. Eight of our directors currently serve on the boards of directors of another public company, and no director serves on more than a total of three public company boards, including the Company’s Board.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES.

Shares represented by proxies will be voted according to instructions on the proxy card. Only cards clearly indicating a vote against will be considered as a vote against the nominee. If the Board learns prior to the Annual Meeting that a nominee is unable to serve, then the Board may name a replacement, in which case the shares represented by proxies will be voted for the substitute nominee.

CORPORATE GOVERNANCE PRACTICES AND BOARD INFORMATION

Nomination of Directors

The Corporate Governance and Nominating Committee fulfills the role of a nominating committee. The material terms of the Committee’s role are included in its charter, which is available on the Company’s website at www.snapon.com. The charter requires that all members of the Committee meet the independence requirements of applicable laws and regulations, including, without limitation, the requirements imposed by the listing standards of the New York Stock Exchange (the “NYSE”).

The Committee uses a variety of means to identify prospective Board members, including the Committee’s contacts and recommendations from other sources. In addition, it may also retain a professional search firm to identify candidates. Pursuant to its charter, the Committee has the sole authority to retain and terminate any search firm to be used to identify director candidates and has the sole authority to approve the search firm’s fees and other retention items.

The Committee will consider director candidates recommended by shareholders provided that the shareholders submitting recommendations follow the procedures set forth below. The Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a shareholder or not. If a shareholder wishes to suggest an individual for consideration as a nominee for election to the Board at the 2022 Annual Meeting, and possible inclusion in the Proxy Statement, we recommend that you submit your suggestion in writing to the Corporate Secretary before October 1, 2021, for forwarding to the Committee.

To bring a nomination before the 2022 Annual Meeting from the floor during the meeting, you must comply with our Bylaws, which require written notice to the Corporate Secretary between January 29, 2022, and February 28, 2022. If we receive your notice after February 28, 2022, then your proposal or nomination will be untimely. The notice must also meet the requirements set forth in our Bylaws. If you do not comply with these requirements, your nomination can be excluded.

The Committee has a procedure under which all director candidates are evaluated. The Company’s Corporate Governance Guidelines provide that the Board will not nominate individuals for election or re-election as directors after they have attained age 75. When evaluating a candidate’s capabilities to serve as a member of the Board, the Committee uses the following criteria: independence, the relationships that the candidate has with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), conflicts of interest, ability to contribute to the oversight and governance of the Company, the candidate’s skill set and positions held at other companies, existing time commitments and diversity. Further, the Committee reviews the qualifications of any candidate with those of the Company’s current directors to augment and complement the skill sets of the current Board members.

The Company believes that it is important for its Board to be comprised of individuals with diverse backgrounds, skills and experiences. The composition of the Board, as well as the experience and the qualities brought to the Board by our directors, are reviewed annually. While the Committee does not have a formal diversity policy and identifies qualified potential candidates without regard to any candidate’s race, ethnicity, color, national origin, disability, gender, religion or creed, it does seek to ensure the fair representation of all shareholder interests on the Board. The Board believes that the use of these general criteria, along with a non-discriminatory policy, will best result in a Board that evidences that diversity in many respects. The Board believes that it currently maintains that diversity.

Communications with the Board

Shareholders and other interested parties who wish to communicate with the Board of Directors, individually or as a group, should send their communications to the Corporate Secretary at the address listed below. The Corporate Secretary is responsible for forwarding communications to the appropriate Board members and screens these communications for security purposes.

Snap-on Incorporated

Attention: Name of Director

c/o Corporate Secretary

2801 80th Street

Kenosha, Wisconsin 53143

Annual Meeting Attendance

All continuing directors are expected to attend the Annual Meeting of Shareholders in person, by telephone or via a remote communication. If a director attends by phone or via remote communication, he or she is also able to answer questions asked at the Annual Meeting. All directors attended the 2020 Annual Meeting of Shareholders, which was held in a virtual format, via a live webcast, due to the COVID-19 pandemic.

Board Information

The primary responsibility of the Board is to oversee the business and affairs of the Company. The Board met five times in fiscal 2020. All directors attended at least 75% of the total meetings of the Board and committees of which they were members in fiscal 2020. The Board also conducts regularly scheduled executive sessions of non-management directors. At these executive sessions, our Lead Director presides. Interested persons may communicate about appropriate subject matter with our Lead Director, as described above under the section titled “Communications with the Board.”

The Board is organized so that its committees focus on issues that may require more in-depth scrutiny. The present committee structure consists of the (i) Audit, (ii) Corporate Governance and Nominating, and (iii) Organization and Executive Compensation Committees. Committee reports are presented to the full Board for discussion and review.

The Board has adopted Corporate Governance Guidelines, which are available on the Company’s website at www.snapon.com.

Director Independence

The Board reviewed the independence of its members considering the independence tests promulgated by the NYSE, and has adopted categorical standards to assist it in making its determinations of director independence. These categorical standards are attached to this Proxy Statement as Appendix A. The Board has affirmatively determined that Ms. Daniel, Ms. Gillis and each of Messrs. Adams, Holden, Jones, Knueppel, Lehman, Sherrill and Stebbins are independent on the basis that they had no relationships with the Company that would be prohibited under the independence standards of the NYSE or in the categorical standards. Mr. Pinchuk, our Chairman, President and Chief Executive Officer, is not considered independent. An immediate family member of Mr. Holden is an employee of the Company, but is not an executive officer nor is that individual compensated in an amount requiring disclosure under Securities and Exchange Commission (“SEC”) rules; this relationship is permitted by the categorical standards and the Board determined that it did not affect Mr. Holden’s independence.

See “Other Information—Transactions with the Company” for information about Snap-on’s policies and practices regarding transactions with members of the Board.

Board’s Role in Oversight of Risk

The Audit Committee is primarily responsible for evaluating the Company’s policies with respect to risk assessment and risk management, including risks related to information security. The Audit Committee reviews and discusses the Company’s major financial and other risk exposures, including cyber-related risk, and the steps management has taken to monitor and control such risks on a quarterly basis. In addition, management briefs the full Board on the company’s enterprise risk management, including a dedicated presentation on information security matters at least once per year. The Organization and Executive Compensation Committee oversees risks related to our compensation policies and practices. The Organization and Executive Compensation Committee receives reports and discusses whether the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. The Corporate Governance and Nominating Committee is responsible for the oversight of risks associated with corporate governance and compliance, as well as risks related to corporate social responsibility, environmental and sustainability matters. Periodically, the full Board itself conducts a review of risk management at the Company.

Board Leadership Structure

The Board has established the position of Lead Director to assist in overseeing the affairs of both the Company and the Board. The Lead Director is appointed by the Board and must be an independent director. The Lead Director’s responsibilities include: (i) presiding at Board meetings when the Chairman is not present; (ii) providing input to the Chairman regarding the agendas for Board and Committee meetings; (iii) presiding at all meetings of the independent directors; (iv) acting as the principal liaison between the independent directors and the Chairman on sensitive issues; and (v) being available for meetings with shareholders upon the request of the Chairman. Mr. Holden, an independent director, has served as our Lead Director since 2009.

Our Chairman is also our Chief Executive Officer and thus is not an independent director. The Company believes that having one person serve as chairman and chief executive officer allows that individual to leverage the substantial amount of information gained from both roles to lead the Company most effectively and to act as a unified spokesperson on behalf of the Company. Further, the Company believes that the designation of an independent Lead Director provides essentially the same benefits as having an independent chairman in terms of access and an independent voice with significant input into corporate governance, while maintaining Snap-on’s historical practice of generally having its chief executive officer also serve as chairman (other than at times when providing for an orderly transition of chief executive officers).

Audit Committee

The Audit Committee is composed entirely of non-employee directors who meet the independence and accounting or financial management expertise standards and requirements of the NYSE and the SEC. The Audit Committee assists the Board’s oversight of the integrity of the Company’s financial statements, the Company’s independent public accounting firm’s qualifications and independence, the performance and retention of the Company’s independent registered public accounting firm, the Company’s internal audit function and the Company’s compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the compensation of the Company’s independent public accounting firm. The Audit Committee conducts an annual evaluation of its own performance. During fiscal 2020, the Committee met nine times. The Board has adopted a written charter for the Audit Committee, which is located on the Company’s website at www.snapon.com. The Committee’s duties and responsibilities are discussed in greater detail in the charter. Currently, Mr. Jones (Chair), Ms. Gillis and Mr. Stebbins serve on the Audit Committee. The Board has determined that each member of the Audit Committee qualifies as an audit committee financial expert within the meaning of regulations promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is composed entirely of non-employee directors who meet the independence requirements of the NYSE. This Committee makes recommendations to the Board regarding Board policies and structure including size and composition of the Board, corporate governance, number and responsibilities of committees, tenure policy, qualifications of potential Board nominees, including nominees recommended by shareholders, and director compensation. In addition to conducting an annual evaluation of its own performance, the Committee oversees the annual evaluation of the individual Directors and the Board as a whole. Currently, Messrs. Adams (Chair), Knueppel and Lehman serve on the Corporate Governance and Nominating Committee. During fiscal 2020, the Committee met four times. The Board has adopted a written charter for the Corporate Governance and Nominating Committee, which is located on the Company’s website at www.snapon.com. The Committee’s duties and responsibilities are discussed in greater detail in the charter. See the section titled “Nomination of Directors” for more information regarding recommending and nominating director candidates.

Organization and Executive Compensation Committee

The Organization and Executive Compensation Committee is composed entirely of non-employee directors who meet the independence requirements of the NYSE and the SEC. This Committee oversees our corporate organization, executive succession and executive compensation programs. It recommends to the Board the appropriate level of compensation for our Chief Executive Officer and, after consulting with the Chief Executive Officer, approves the compensation of our other officers. This Committee also administers our incentive stock and compensation plans, as well as the employee and franchisee stock ownership plans. This Committee has also been designated by the Board to consider and conduct succession planning for the chief executive officer position with the oversight of the Board. The Committee may, in its sole discretion, retain or obtain the advice of compensation consultants, legal counsel or other advisers as it deems appropriate in connection with the discharge of its duties; prior to selecting any such adviser, the Committee considers all factors relevant to the adviser’s independence from management, including those set forth in NYSE and SEC rules. The Committee conducts an annual evaluation of its own performance. Currently, Mr. Sherrill (Chair), Ms. Daniel and Mr. Holden serve on the Organization and Executive Compensation Committee. During fiscal 2020, the Committee met four times. The Board has adopted a written charter for the Organization and Executive Compensation Committee, which is located on the Company’s website at www.snapon.com. The Committee’s duties and responsibilities are discussed in greater detail in the charter. The Committee’s processes and procedures are described in the section titled “Compensation Discussion and Analysis.”

Availability of Certain Corporate Governance Documents

The Board has adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics, and written charters for the Audit, Corporate Governance and Nominating and the Organization and Executive Compensation Committees. The Corporate Governance Guidelines, the Code of Business Conduct and Ethics (and information about any waivers from the Code that are granted to directors or executive officers) and the committees’ charters are available on the Company’s website at www.snapon.com.

Social Responsibility

Snap-on is committed to conducting business and making decisions honestly, ethically, fairly and within the law, and is guided by the Company’s mission statement. Snap-on is dedicated to earning and keeping the trust and confidence of its shareholders, customers, franchisees, distributors, retirees and associates, as well as of the communities where the Company does business. Snap-on’s Code of Business Conduct and Ethics provides guidelines and a framework for conducting business in an ethical manner. These beliefs go beyond Snap-on and are expected of our suppliers as detailed in the Company’s Supplier Code of Conduct. Snap-on has adopted policies that seek to eliminate human trafficking, slavery, forced labor and child labor from its global supply chain.

Snap-on’s sustainability framework is focused on key areas impacting our industry, including energy management, employee health and safety, and material management, and is aligned with the guidelines of the Sustainability Accounting Standards Board (SASB). Snap-on’s sustainability metrics are available on the Company’s website at www.snapon.com.

Human Capital Management

Snap-on is guided by the beliefs and values in the Company’s “Who We Are” mission statement and strives to be the “employer of choice” for its current and future associates. Furthermore, through our Snap-on Value Creation Processes, a suite of principles we use every day, the Company remains committed to the areas of safety, quality, customer connection, innovation and RCI, which are closely linked to and contribute to improving employee engagement, productivity and efficiency.

Successful execution of our way forward is dependent on attracting, developing and retaining key employees and members of our management team, which we achieve through the following:

•

Snap-on believes strongly in workplace safety. As a permanent priority agenda item at all operational meetings, safety comes first. Snap-on strives to maintain a safe workplace and expects its employees to broadly embrace the Company’s safety programs. Snap-on invests in its strong safety culture and in elevating the importance of worker safety throughout all levels of the organization. For 2020, Snap-on had an overall safety incident rate of 0.85 (number of injuries and illnesses multiplied by 200,000, divided by hours worked).

•

Snap-on is committed to its employees and provides developmental opportunities, as well as competitive pay and benefits. Leadership reviews to identify high potential talent in the organization are conducted on an ongoing basis with all business units and on an annual basis with the Board of Directors. Snap-on offers pension, postretirement and stock-based compensation as well as other stock plans, including an employee stock purchase plan for associates in the United States and Canada. Other benefits, including skill training and tuition assistance programs, are available to employees, but vary from location to location.

•

Snap-on’s people and the behaviors they display define our success, including integrity, respect and teamwork. Annual employee training is used to reinforce ethics, environmental matters, health and safety, and regulatory compliance.

In response to the COVID-19 pandemic, Snap-on has generally maintained its headcount as the Company accommodated its operations to the virus environment. Snap-on has taken what it believes to be appropriate measures to ensure the health and safety of its personnel, including enhancing cleaning protocols, providing protective equipment, permitting remote work and providing wages for quarantined associates. Snap-on also provided direct assistance to its franchisees as they accommodated the turbulence caused by the virus to enable continued service to their essential technician customers.

Board Compensation

Employee Directors

Directors who are employees do not receive additional compensation for serving on the Board or its Committees.

Non-employee Directors

The annual cash retainer for our non-employee directors was $100,000 in fiscal 2020. Annual committee chair fees were as follows: Audit Committee—$22,500; Organization and Executive Compensation Committee—$15,000; and Corporate Governance and Nominating Committee—$12,500. Audit Committee members, excluding the Audit Committee Chair, received an additional annual fee of $12,500. Members of the Corporate Governance and Nominating Committee and the Organization and Executive Compensation Committee, other than each committee’s chair, received an additional annual fee of $5,000 for such service. Our Lead Director received an additional annual fee of $30,000 for serving in that role. Non-employee directors do not receive Board or committee meeting attendance fees.

On February 13, 2020, the Board of Directors approved a grant of $135,000 worth of restricted stock under our 2011 Plan to each non-employee director serving at the time. The number of restricted shares granted was based on the average closing price for the Company’s stock for the 30 business days prior to the grant date and, as a result, each non-employee director received 820 restricted shares. The restrictions on these shares generally lapse upon the earliest of the first anniversary of the grant date, the director’s death or disability or a change of control, as defined in the 2011 Plan. The directors have full voting rights with respect to these shares and are entitled to receive cash dividends at the same rate as the dividends paid to our other shareholders.

Directors have the option to receive up to 100% of their fees, including the annual retainer, in cash or shares of common stock under the Amended and Restated Directors’ 1993 Fee Plan (the “Directors’ Fee Plan”). Under the Directors’ Fee Plan, non-employee directors receive shares of our common stock based on the fair market value of a share of our common stock on the last day of the month in which the fees are paid. Directors may choose to defer the receipt of all or part of their shares and fees to a deferral account. The Directors’ Fee Plan credits deferred cash amounts with earnings based on market rates of return. Earnings on deferred cash amounts were based on the applicable market rates, which averaged 1.65% during fiscal 2020. Dividends on deferred shares of common stock are automatically reinvested.

Directors also are entitled to reimbursement for reasonable out-of-pocket expenses they incur in connection with their travel to and attendance at meetings of the Board or committees thereof. In addition, non-employee directors who are not eligible to participate in another group health plan may participate in our medical plans on the same basis as our employees; however, non-employee directors must pay the full premium at their own expense. Eligibility to participate in our medical plans ceases upon termination of service as a director. In addition, pursuant to the Company’s employee tool purchase plan, directors are eligible to take advantage of employee discount prices up to a maximum of $5,000 per year, the same limit applicable to Company retirees (who are also eligible to participate in the plan).

Set forth below is a summary of compensation for each non-employee director in fiscal 2020:

Table 1: Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
David C. Adams	$112,500	$127,379	$ 3,665	$243,544
Karen L. Daniel	105,000	127,379	72,222	304,601
Ruth Ann M. Gillis	112,500	127,379	3,665	243,544
James P. Holden	135,000	127,379	61,677	324,056
Nathan J. Jones	122,500	127,379	53,023	302,902
Henry W. Knueppel	105,000	127,379	18,206	250,585
W. Dudley Lehman	105,000	127,379	72,222	304,601
Gregg M. Sherrill	115,000	127,379	23,579	265,958
Donald J. Stebbins	112,500	127,379	3,665	243,544

(1)

Includes annual retainer and committee and chair fees. For Mr. Holden, this amount also includes his fee for serving as Lead Director. As noted above, directors have the option to receive up to 100% of their fees, including the annual retainer, in cash or shares of common stock under the Directors’ Fee Plan.

(2)

Amounts shown represent the grant date fair value of restricted stock granted to non-employee directors during the fiscal year. The Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC 718”) requires us to recognize compensation expense for stock awards granted to our directors based on the estimated fair value of the equity awards at the time of grant. The fair value is expensed over the contractual term of the awards. The grant date fair value of the restricted stock in the table is calculated using the closing price on the grant date ($155.34) and differs from the amount disclosed in “Board Compensation—Non-employee Directors” above because the number of shares is determined based on the average closing price for the Company’s stock for the 30 business days prior to the grant date ($164.54). The assumptions used to determine the valuation of such restricted stock awards are discussed in Note 14 to our Consolidated Financial Statements.

(3)	Each current non-employee director had the following stock awards outstanding as of the end of the fiscal year:

Name	Stock Awards
Shares of Stock That Have Not Vested (#)
David C. Adams	820
Karen L. Daniel	16,157
Ruth Ann M. Gillis	820
James P. Holden	13,798
Nathan J. Jones	11,862
Henry W. Knueppel	4,073
W. Dudley Lehman	16,157
Gregg M. Sherrill	5,275
Donald J. Stebbins	820

The restrictions on the shares of restricted stock granted to non-employee directors in fiscal 2020 generally lapse upon the earliest of the first anniversary of the grant date, the director’s death or disability or a change of control, as defined in the 2011 Plan. The restrictions on the restricted stock units (“RSUs”) granted from fiscal 2009 through fiscal 2012, and on the shares of restricted stock granted prior to fiscal 2009, lapse upon the earliest of the director’s retirement from the Board, the director’s death or a change of control, as defined in the 2011 Plan or its predecessor.

(4)

Includes cash dividends paid on shares of restricted stock and dividend equivalents with respect to the number of shares of common stock represented by RSUs to the extent not reflected in the grant date fair value of these awards.

Stock Ownership Guidelines for Directors

Snap-on believes it is important for directors to maintain an equity stake in Snap-on to further align their interests with those of our shareholders. Directors must comply with stock ownership guidelines as determined from time to time by our Board. Each director is required to own Snap-on shares (including securities that vest upon departure from the Board) equal to five times the director’s annual cash retainer within five years from the start of the next calendar year after such director’s initial election or appointment. Currently, all nine of our non-employee directors have met the ownership guidelines.

For information regarding the Company’s anti-hedging and anti-pledging policy, which is applicable to directors, executive officers and other executive-level employees, see “Compensation Discussion and Analysis—Anti-Hedging and Anti-Pledging Policy.”

ITEM 2:	RATIFY THE AUDIT COMMITTEE’S SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2021

The Audit Committee is directly responsible for the appointment, compensation, oversight and retention of the Company’s independent registered public accounting firm. The Board of Directors proposes that shareholders ratify the selection by the Audit Committee of Deloitte & Touche LLP (“Deloitte”) to serve as the Company’s independent registered public accounting firm for fiscal 2021. Deloitte has served as the Company’s independent registered public accounting firm since 2002. In making its decision to reappoint Deloitte for fiscal 2021, the Audit Committee considered the qualifications, performance and independence of Deloitte and the audit engagement team, the quality of its discussions with Deloitte and the fees charged for the services provided. Pursuant to the Sarbanes-Oxley Act of 2002 and regulations promulgated by the SEC thereunder, the Audit Committee is directly responsible for the appointment of the independent registered public accounting firm. Although shareholder ratification of the Audit Committee’s selection of the independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of Deloitte to our shareholders for ratification to permit shareholders to participate in this important decision. If the shareholders fail to ratify the Audit Committee’s selection of Deloitte as the Company’s independent registered public accounting firm at the Annual Meeting, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent registered public accounting firm. Representatives of Deloitte will be at the Annual Meeting to answer your questions and to make a statement if they so desire.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2021.

AUDIT COMMITTEE REPORT

The duties and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board, which is located on the Company’s website at www.snapon.com. The Audit Committee reviews and reassesses this charter annually and recommends any changes to the Board for approval.

During fiscal 2020, the Audit Committee met nine times. In the exercise of its duties and responsibilities, the Committee members reviewed and discussed the audited financial statements for fiscal 2020 with management and the independent registered public accounting firm, as well as critical audit matters addressed during the audit. In addition, the Audit Committee members met to discuss the earnings press releases and interim financial information with the Chairman, President and Chief Executive Officer, the Senior Vice President–Finance and Chief Financial Officer, the Vice President and Controller, and the independent registered public accounting firm prior to public release.

The Audit Committee also discussed with the independent registered public accounting firm those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the independent registered public accounting firm provided to the Audit Committee the written disclosures required by the applicable standards of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm their independence. Based on their review and discussions and subject to the limitations on the role and responsibilities of the Audit Committee in its charter, the Audit Committee recommended to the Board that the audited financial statements be included in Snap-on’s Annual Report to shareholders on Form 10-K to be filed with the SEC.

Nathan J. Jones, Chair

Ruth Ann M. Gillis

Donald J. Stebbins

DELOITTE & TOUCHE LLP FEE DISCLOSURE

The Audit Committee selects our independent registered public accounting firm for each fiscal year. During the fiscal year ended January 2, 2021, Deloitte was employed principally to perform the annual audit, including audit services related to the Company’s Sarbanes-Oxley Section 404 compliance, and to render tax advice and compliance services. The following table sets forth the amount of fees for professional services rendered by Deloitte as of and for the fiscal years ended January 2, 2021 (fiscal 2020), and December 28, 2019 (fiscal 2019).

	Fiscal 2020	Fiscal 2019
Audit(1)	$4,995,831	$4,950,751
Audit Related(2)	220,000	181,000
Tax(3)	2,167,089	2,281,899
All Other Fees	—	—

Total Fees	$7,382,920	$7,413,650

(1)

Includes fees related to the issuance of the audit opinions, including audit requirements pursuant to Sarbanes-Oxley 404 and the PCAOB, and timely quarterly reports on Form 10-Q, statutory audits and consents for other SEC filings.

(2)	Includes accounting advisory services and attestation services that are not required by statute or regulation.

(3)	Includes U.S. and international tax advice and compliance services.

The Audit Committee has adopted a policy for pre-approving all audit and non-audit services provided by the independent registered public accounting firm. These procedures include reviewing a budget for audit and permitted non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature or anticipated at the time the budget is submitted. Audit Committee pre-approval is required to exceed the budgeted amount for a particular category of services and to engage the independent registered public accounting firm for any service that was not pre-approved. The Audit Committee considers whether the provision of such services are consistent with the SEC’s rules on auditor independence and whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service. The Audit Committee considered the non-audit services provided by Deloitte in fiscal 2020 and 2019, and determined that the provision of those services is compatible with maintaining auditor independence. The Audit Committee has also delegated pre-approval authority to the Committee Chair, provided that any pre-approval by the Committee Chair is reported to the Audit Committee at its next regularly scheduled meeting. The Audit Committee periodically receives a report from members of management and the independent registered public accounting firm on the services rendered and fees paid to the independent registered public accounting firm to ensure that such services are within the pre-approved amounts.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of Snap-on common stock beneficially owned by each non-employee director or nominee for director, Messrs. Banerjee, Chambers, Pagliari, Pinchuk and Ward (the “named executive officers” or “NEOs”), and all current directors and executive officers as a group, as well as each person or entity known to us to be the beneficial owner of more than 5% of our common stock, as of the close of business on March 1, 2021 (the “Record Date”). Beneficial owners include the directors and executive officers, their spouses, minor children and family trusts. Unless otherwise indicated in the footnotes, the individuals and entities listed below have sole voting and investment power over their shares.

Table 2: Security Ownership of Certain Beneficial Owners and Management

Name	Shares Beneficially Owned(1)	Percentage of Shares Outstanding
David C. Adams	4,785	*
Anup R. Banerjee	59,773	*
Timothy L. Chambers	68,547	*
Karen L. Daniel	15,597	*
Ruth Ann M. Gillis	9,570	*
James P. Holden	24,430	*
Nathan J. Jones	4,637	*
Henry W. Knueppel	9,653	*
W. Dudley Lehman	10,359	*
Aldo J. Pagliari	301,958	*
Nicholas T. Pinchuk	1,538,032	2.8%
Gregg M. Sherrill	8,642	*
Donald J. Stebbins	11,561	*
Thomas J. Ward	141,940	*

All current directors and executive officers as a group (19 persons)	2,330,875	4.2%

The Vanguard Group, Inc.(2)	6,262,228	11.6%
BlackRock, Inc.(3)	4,281,563	7.9%

*	Less than 1%.

(1)

Amounts for directors and executive officers include deferred share units payable in shares of common stock on a one-for-one basis. Amounts also include shares subject to options granted under Snap-on’s option plans that are exercisable currently or within 60 days of the Record Date. The options include those held by the following individuals for the indicated number of shares: Mr. Banerjee (49,739), Mr. Chambers (58,094), Mr. Pagliari (244,553), Mr. Pinchuk (960,348) and Mr. Ward (96,397), and all current executive officers and directors as a group (1,506,759). The total in the table above for all current directors and executive officers as a group also includes 12,426 shares that may be acquired by an executive officer who is not a named executive officer pursuant to stock appreciation rights (“SARs”). In addition to the shares reported in the table above, the following directors were previously granted RSUs for the indicated number of shares that vest following departure from the Board: Ms. Daniel (9,607), Mr. Holden (9,607), Mr. Jones (9,607), Mr. Knueppel (3,253), Mr. Lehman (9,607) and Mr. Sherrill (4,455).

For Ms. Gillis, includes 265 shares held in a gift trust, of which her husband serves as a trustee and her adult son is a beneficiary, and 5,155 shares held indirectly via grantor retained annuity trusts, of which she is the trustee and annuitant.

(2)

The Vanguard Group, Inc., 100 Vanguard Boulevard, Malvern, PA 19355, has reported on Schedule 13G/A, filed on February 10, 2021, the beneficial ownership of 6,262,228 shares of common stock as of December 31, 2020. Vanguard reports shared voting power as to 87,914 of these shares, sole dispositive power as to 6,023,593 shares and shared dispositive power as to 238,635 shares.

(3)

BlackRock, Inc., 40 East 52nd Street, New York, NY 10022, has reported on Schedule 13G/A, filed on February 1, 2021, the beneficial ownership of 4,281,563 shares of common stock as of December 31, 2020. BlackRock reports sole voting power as to 3,591,228 of these shares and sole dispositive power as to all 4,281,563 shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Discussion and Analysis provides information regarding the objectives and elements of our compensation program with respect to the executive officers named in the Summary Compensation Table herein (the “named executive officers” or “NEOs”) and listed below:

•	Nicholas T. Pinchuk: Chairman, President and Chief Executive Officer

•	Aldo J. Pagliari: Senior Vice President–Finance and Chief Financial Officer

•	Thomas J. Ward: Senior Vice President and President–Repair Systems & Information Group

•	Anup R. Banerjee: Senior Vice President–Human Resources and Chief Development Officer

•	Timothy L. Chambers: Senior Vice President and President–Snap-on Tools Group

2020 Say-on-Pay Results

At the 2020 Annual Meeting, we held a shareholder advisory vote to approve our executive compensation policies and decisions (“Say-on-Pay”). Approximately 79% of shares voted supported the proposal and, therefore, the advisory resolution regarding executive compensation was approved. Although the vote was non-binding, the Company, the Board of Directors and the Organization and Executive Compensation Committee of the Board (the “Committee”) all pay close attention to our shareholders’ views regarding the Company’s executive compensation policies and decisions, and, based on the vote, believe that our shareholders generally support our executive compensation program.

In 2020, the level of support for Say-on-Pay was lower than it had been in prior years. In response to this vote result, the Committee undertook a holistic review of our executive compensation plan designs and made changes for fiscal 2021, taking into consideration feedback from our engagement with shareholders, market practices among our peers, and the advice of the Committee’s independent compensation consultant. Specifically, the Committee made the following modifications to our incentive plan designs for fiscal 2021:

•

Eliminated the one-year performance metric for the performance-based restricted stock units (“RSUs”), which duplicated the consolidated financial results component under our annual cash incentive plan;

•

Increased the weighting of performance-based share units (“PSUs”), which are tied to three-year sales and RONAEBIT performance objectives, to 60% of the granted equity award value for Mr. Pinchuk and 50% for the other NEOs; and

•	Rebalanced the remainder of the long-term equity award value—20% stock options and 20% RSUs for Mr. Pinchuk and 25% of each equity award for the other NEOs.

The Committee believes that this revised approach is well aligned with our objectives of attracting, retaining, and motivating our senior executive team going forward. These long-term incentive plan changes for 2021 are further summarized below in “Total Direct Compensation–Cash and Incentives–Long-term Incentive Compensation–2021 Long-term Incentive Plan Design.”

Executive Summary

Financial Performance Overview

Snap-on’s sales and earnings in 2020 were adversely impacted by the COVID-19 pandemic. However, despite the unprecedented headwinds caused by the pandemic, the Company continued to deliver on its principal value proposition of observing work, translating the insights gained and creating solutions that make essential tasks easier. Opportunities to leverage this approach, both within and beyond vehicle repair, are embodied in our runways for growth: enhance the franchise network, expand with repair shop owners and managers, extend to critical industries and build in emerging markets. During 2020, Snap-on focused on and invested in the future of these strategically decisive areas by launching new products, enhancing our brand, reinforcing our franchise network and maintaining the capabilities of our team. At the same time, through our Snap-on Value Creation Processes, a suite of principles we use every day, we remain committed to the areas of safety, quality, customer connection, innovation and rapid continuous improvement (“RCI”). The ongoing contributions of these principles were evident in diverse ways as the Company navigated the virus environment throughout the year.

Net sales of $3.59 billion decreased $137.5 million, or 3.7%, including a $140.9 million, or 3.8%, organic sales decline (a non-GAAP financial measure that excludes acquisition-related sales and foreign currency translation) and $10.9 million of unfavorable foreign currency translation, partially offset by $14.3 million of acquisition-related sales. The COVID-19 pandemic and associated government measures to limit the spread of the virus attenuated sales activity in the first half of 2020, while year-over-year organic sales gains were achieved in the second half of the year. Sales to customers in our automotive repair end markets, particularly in our mobile tool distribution business serving primarily vehicle repair technicians, were less impacted by the pandemic than sales to customers in our industrial end markets.

The effects of decreased sales activity, $12.5 million of exit and disposal costs (“restructuring charges”) for actions outside of the United States, and the Company’s investments in offsetting the impact of the virus, including $11.9 million of direct costs to absorb temporary closures of certain facilities, wages for quarantined associates, event cancellation fees and other related costs (collectively, “direct COVID-19-related costs”), as well as $13.1 million of unfavorable foreign currency effects, resulted in lower year-over-year profitability. Operating margin before financial services of 17.6%, including 30 basis points of restructuring charges, 30 basis points of direct COVID-19-related costs, and 30 basis points of unfavorable foreign currency effects, compared with the 19.2% recorded in 2019, which included a 30 basis point benefit associated with a one-time legal settlement (the “2019 legal settlement”). Operating earnings from financial services of $248.6 million increased 1.1% principally due to growth of our financial services portfolio, partially offset by higher provisions for credit losses primarily due to the impact of the COVID-19 pandemic in the first half of the year and increases in variable compensation and other costs. Net earnings in 2020 of $627.0 million, including restructuring charges of $10.3 million after tax, or $0.19 per diluted share, decreased 9.6% year over year, and diluted earnings per share were $11.44. Net earnings for 2019 included a benefit of $8.7 million after tax, or $0.15 per diluted share, from the 2019 legal settlement.

While the full-year 2020 results were below 2019, the Company did navigate through the unprecedented challenge of the pandemic while maintaining its operating capabilities, acting to preserve its franchisee, technician, and industrial customer base, and managing its customer loan portfolio without significant disruption. These exceptional efforts resulted in bringing the enterprise its highest-ever second half performance, ending the year with greater strength than when the business entered the difficulty, and establishing an elevated base for moving forward, while at the same time placing tremendous focus and work on protecting the health, well-being, and safety of its employees and franchisees.

Similar to other businesses, Snap-on encountered a significant shock as the virus emerged through the first quarter and expanded in the second quarter. The Company managed that shock and went on to accommodate to the COVID environment with progressive efficacy and efficiency as the year progressed, and the operating team drove a clear “V-shaped” recovery. Sales for the second half of 2020 exceeded the prior year by 8.6%; operating earnings before financial services rose by 18.5% and the related margin of 19.9% exceeded 2019 by 160 basis points; operating income from financial services increased by 8.8% and second half diluted earnings per share of $7.10 compared to $6.04 in the same period last year. In effect, the management team accomplished significant strategic and operating goals that drove the Company to higher performance levels that exceeded any ever reached in prior years and drove the full year earnings per share to exceed any achieved prior to 2018, despite the significant impact of the rising COVID, absorbing the shock of the virus and placing the operations in position to move into 2021 without impact from the pandemic on its strategic trajectory.

Going forward, we believe our continued commitment to our strategic initiatives for both growth and improvement will enable us to create long-term value for our shareholders. The table below provides fiscal 2020 and 2019 financial highlights:

Performance Metric	Fiscal 2020	Fiscal 2019	Change
Net Sales	$3.59 billion	$3.73 billion	-3.7% (-3.8% excluding $14.3 million of acquisition-related sales and $10.9 million of unfavorable foreign currency translation)
Operating Earnings before Financial Services	$631.9 million	$716.4 million

-11.8%

(including for 2020, $12.5 million of restructuring charges, $11.9 million of direct COVID-19-related costs and $13.1 million of unfavorable foreign currency effects, and for 2019, an $11.6 million pre-tax benefit for the 2019 legal settlement)

Operating Earnings before Financial Services as a Percent of Net Sales	17.6%	19.2%

-160 bps

(including in 2020, 30 basis points of costs from restructuring actions, 30 basis points of direct COVID-19-related costs and 30 basis points of unfavorable foreign currency effects, and in 2019, an increase of 30 basis points from the 2019 legal settlement)

Consolidated Operating Earnings	$880.5 million	$962.3 million

-8.5%

(including for 2020, $12.5 million of restructuring charges, $11.9 million of direct COVID-19-related costs and $13.2 million of unfavorable foreign currency effects, and for 2019, an $11.6 million pre-tax benefit from the 2019 legal settlement)

Diluted Earnings Per Share	$11.44	$12.41	-7.8% (including for 2020, $0.19 per share for restructuring charges and for 2019, a $0.15 per diluted share benefit from the 2019 legal settlement)

Non-GAAP Measure

The references above to “organic sales” refer to sales from continuing operations calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), excluding acquisition-related sales and the impact of foreign currency translation. Management evaluates the Company’s sales performance based on organic sales growth, which primarily reflects growth from the company’s existing businesses as a result of increased output, customer base and geographic expansion, new product development and/or pricing, and excludes sales contributions from acquired operations the Company did not own as of the comparable prior-year reporting period. The Company’s organic sales disclosures also exclude the effects of foreign currency translation as foreign currency translation is subject to volatility that can obscure underlying business trends. Management believes that the non-GAAP financial measure of organic sales is meaningful to investors as it provides them with useful information to aid in identifying underlying growth trends in our businesses and facilitating comparisons of our sales performance with prior periods.

2020 Executive Compensation Overview

Our executive compensation philosophy drives programs structured to pay for operating and individual performance. Our pay program is aligned with our key long-term and short-term strategic business objectives. As results improve, our shareholders and associates, including our executives, are rewarded. However, if results decline or do not improve, our executives’ compensation is reduced accordingly.

In accordance with our pay-for-performance philosophy, the 2020 incentive results were as follows:

•

Annual incentive payments to our NEOs based on fiscal 2020 corporate financial performance and personal strategic business goals, paid out between threshold and target and ranged from 90% to 95% of target. In determining the payouts, the Committee considered management’s exceptional efforts in response to the unprecedented COVID-19 pandemic, which led to the Company’s strong second half of the fiscal year. See “Total Direct Compensation—Cash and Incentive—Annual Incentives” below for a more detailed discussion.

•

Performance-based RSUs granted in fiscal 2020 could have been earned based on the corporate financial performance component of the annual incentive plan. As a result of the impact of the COVID-19 pandemic and its effects on the global economy, RSUs were not earned and, thus, the fiscal 2020 performance-based RSUs were forfeited. See “Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation—Performance-Based Restricted Stock Units” below for a more detailed discussion.

•

In February 2021, the Committee evaluated financial performance during fiscal 2018 to 2020 with respect to the PSUs granted in 2018. As a consequence of the impact of the COVID-19 pandemic and its effects on the global economy, the Company’s actual performance during that period resulted in no payout and, therefore, the PSUs were forfeited. See “Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation—Long-term Performance-Based Share Units” below for a more detailed discussion.

No adjustments were made to our incentive plans or payouts in 2020 in response to the impact of the COVID-19 pandemic. The Committee, however, recognized the unprecedented challenge the pandemic presented to operations throughout the year and took note of management’s remarkable leadership, insight, and skill navigating through the difficulties, which led to a record second-half outcome, when considering the executives’ performance.

The components of our executive compensation program are described in this section and in “Executive Compensation Information” below.

Overview of Executive Equity Grants for 2017-2020

In furtherance of the Company’s pay-for-performance philosophy and after reviewing practices in the Market (described below), the Committee made changes to its equity award allocation formula beginning in fiscal 2018 to place a greater emphasis on performance-based equity awards through increasing the portion of equity awards granted to our executive officers as PSUs and performance-based RSUs and decreasing the portion granted as stock options. In addition, as a result of the Company’s recent performance, grants of equity awards for our executive officers have generally been reduced.

The bar charts below outline the grant date fair value of equity grants to the NEOs in the last four fiscal years, as well as the compound annual growth rate (“CAGR”) of the grant value to each indicated NEO during that time period. Mr. Chambers was excluded from the chart because he was not an NEO for the entire four-year period.

The three-year compound annual reduction in equity grant value was as follows for the NEOs listed above: Mr. Pinchuk -13%; Mr. Pagliari -12%; Mr. Ward -15%; and Mr. Banerjee -8%.

In addition, based on our compensation philosophy that incentive pay, including equity awards, require year-over-year progress to achieve target levels of operating performance, all vested equity awards granted over the past four years paid out below target or were forfeited in accordance with our standard pay-for-performance philosophy.

Five Year Stock Performance Overview

The graph below illustrates the cumulative total shareholder return (“TSR”) of a $100 investment in Snap-on common stock on December 31, 2015, assuming that dividends were reinvested quarterly, through the end of fiscal 2020 as compared to the Standard & Poor’s 500 Industrials Index (“S&P 500 Industrials”) and Standard & Poor’s 500 Stock Index (“S&P 500”).

Fiscal Year Ended*	Snap-on Incorporated	S&P 500 Industrials	S&P 500
December 31, 2015	$100.00	$100.00	$100.00
December 31, 2016	101.54	118.86	111.96
December 31, 2017	105.24	143.86	136.40
December 31, 2018	89.61	124.74	130.42
December 31, 2019	107.12	161.38	171.49
December 31, 2020	111.42	179.23	203.04

*	Snap-on’s fiscal year ends on the Saturday that is on or nearest to December 31 of each year; for ease of calculation, the fiscal year end is assumed to be December 31.

Five Year Financial and Stock Performance plus Incentive Plan Achievement

The graph below presents year-over-year cumulative growth in the Company’s operating income, the cumulative TSR of a $100 investment in Snap-on common stock on December 31, 2015, assuming that dividends were reinvested quarterly, and annual incentive payouts based solely on consolidated financial results, expressed as a percent of target.

Relationship Between Pay and Performance

The Committee evaluates the alignment between pay and performance when making decisions on annual incentive payouts and equity grants to our executive officers, including the NEOs. Both Company operating results and share price performance are taken into consideration. The Company’s shares deliver returns to shareholders in the form of dividends and potential price appreciation. The Company’s operating performance over the last 10 years prior to fiscal 2020 (which, as noted above, was adversely impacted by the COVID-19 pandemic) resulted in record earnings per share each year. For fiscal 2020, 2019 and 2018, the Company’s total relative shareholder return performance was between the lowest percentile and 20th percentile of peer group comparisons and equity grants to the NEOs were generally reduced to reflect that result. The Committee will continue to monitor the relationship between pay and performance when determining compensation levels and outcomes.

Compensation Strategy and Objectives

Snap-on’s executive compensation program is designed to:

•	Attract and retain high quality executive officers that are critical to the long-term success of the Company;

•	Pay for operating performance funded by positive financial results, based on individual contributions and progress toward strategic goals;

•	Pay at competitive levels, consistent with our peer group;

•	Increase the percentage of pay-at-risk with increasing levels of responsibility; and

•	Encourage adherence to the Company’s values and beliefs, including integrity, respect, teamwork and uncompromising safety.

Our goal is to design a compensation program that rewards executive officers for operating performance, as well as corporate and personal performance goals. As such, the majority of our executive officers’ total compensation opportunity is placed at risk by tying it to annual and long-term performance incentive plans. In addition, our objective is to properly balance financial and strategic performance, short- and long-term performance and cash and equity compensation.

Our overall compensation program consists of base salary, cash-based annual incentives and long-term incentives, which for fiscal 2020, were granted in the form of stock options, PSUs and performance-based RSUs. The total target direct compensation mix for the Chief Executive Officer (“CEO”) and the other NEOs is illustrated in the following pie charts:

Our fiscal 2020 target annual and long-term incentive programs balance a number of different performance metrics:

We believe that the performance metrics utilized for fiscal 2020 grants, coupled with stock price, focus our executives on the important factors that drive our business and create value for our shareholders.

Governance

We maintain sound compensation practices and have, over the past several years, adjusted our program to better reflect good governance practices and standards. For example:

•	We do not have employment agreements other than the change of control agreements described below;

•	Our change of control agreements utilize a double trigger and do not provide excise tax gross-up payments;

•

Our 2011 Incentive Stock and Awards Plan (the “2011 Plan”) requires a minimum vesting period of one year for stock options, stock appreciation rights (“SARs”), performance shares, PSUs, performance-based restricted stock and performance-based RSUs, and a minimum vesting period of three years for time-based restricted stock and RSUs (provided, however, that up to 5% of the shares available for issuance pursuant to the 2011 Plan may be granted without any minimum vesting period);

•	We have a recoupment policy (the “Clawback Policy”) that covers all elements of the Company’s incentive compensation program;

•	We have executive stock ownership guidelines that cover all the Company’s executive officers, including the NEOs;

•	We do not provide perquisites to our executive officers;

•	We have a policy that prohibits the hedging and pledging of Company securities by directors, executive officers and other executive-level employees;

•	We do not pay above-market earnings on our executives’ deferred compensation accounts; and

•	We retain an independent compensation consultant employed solely by the Committee.

Compensation Program and Philosophy

The Committee is composed solely of independent directors, as determined under NYSE listing standards. The Committee oversees Snap-on’s executive compensation program. The Committee’s responsibilities are set forth in its charter, which is available on the Company’s website at www.snapon.com.

Snap-on’s philosophy is to place a significant amount of each executive officer’s pay at risk so that he or she is rewarded for achieving Snap-on’s long-term and short-term strategic business goals, taking into consideration both internal business and external shareholder perspectives. We determine target total direct compensation levels (base salary plus target annual and long-term incentives) for our executive officers based on several factors, including:

•	Each individual’s role and responsibilities;

•	Operating and individual performance, as well as projected contribution to Snap-on’s future success;

•	Level of experience and historical compensation of each executive officer;

•	Total compensation of executives who perform similar duties at companies in our peer group; and

•	Other circumstances as appropriate.

We believe that:

•	Our compensation program should influence, not be the primary driver of, our executives’ performance;

•	The design of our program should encourage collective behavior and emphasize success of the overall Company;

•	We should have flexibility to reward as needed for key jobs and roles;

•	Incentive plans should generally require continuous financial improvement in order for payouts to occur, while also being adaptable to economic realities within a general set of guidelines; and

•	Our pay strategy should fall within reasonable competitive boundaries.

To further emphasize our pay-for-performance philosophy, we generally derive base salaries from the median for comparable positions reflected in the Market Data (described below). Our targeted total direct compensation levels are designed to generally fall within reasonable competitive boundaries, which we believe are at or somewhat above the median of the Market (described below), with stretch goals built into our incentive plans to achieve above the 50th percentile. For fiscal 2020, we expect our target total direct compensation levels will fall between the 50th and 75th percentiles of Market Data based on information used during the compensation planning process. As stated below, the actual compensation earned by our executives can vary significantly due to the potential variation in the Company’s performance and changes in the market price, and associated shareholder return, of our stock. Each element of our compensation program is outlined below.

In addition to base salary and incentive compensation, the Committee also oversees benefits and other amounts payable to executive officers, including retirement benefits and potential benefits that may be payable in a situation involving a change of control of the Company. Retirement benefits are intended both to recognize, over the long term, services rendered to the Company and to ensure that we can attract and retain high quality executives. The Committee periodically reviews market practices with respect to these other types of compensation. For further discussion about these benefits, see “Other Benefits,” “Retirement and Deferred Benefits” and “Change of Control and Other Employment-related Agreements” below.

The Company does not provide other perquisites to executive officers.

The Company does not have any specific compensation agreements with the NEOs other than the change of control agreements described below. The Committee periodically reviews these agreements and compares the level of benefits payable thereunder to those offered at other companies and believes these types of agreements remain important to the Company.

Severance for executive officers, outside of a change of control event, is determined on a case-by-case basis; therefore, there are no special agreements with the NEOs.

Committee Practices

The Committee has the sole authority to retain and terminate a consulting firm to assist in the evaluation of the compensation of the CEO and other executive officers and has the sole authority to approve the consultant’s fees and other retention terms. As part of the process to retain an executive compensation consultant, the Committee considers the consultant’s representations with respect to its practices and approach to maintaining independence. To further ensure independence, our executive compensation consultant reports directly to the Committee. Results of the analyses performed by our consultant on competitive marketplace practices are referred to as the “Market” or “Market Data.”

The Committee reviews data that reflects the Market as a benchmark to provide one reference point for compensation practices as well as a source of comparative information to assist in determining various components of an executive officer’s direct compensation; however, it does not use this information to mathematically calculate compensation nor limit itself to the range produced by the Market Data. The Committee reviews the Market Data in general terms, and we believe it is important for the Committee to use its judgment and discretion to address individual circumstances rather than to simply aim for a level of compensation that falls within a specific range of the Market Data. Therefore, the Market Data is not used to limit the discretion of the Committee in establishing compensation levels for executive officers.

The Committee has retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) to provide ongoing advisory services to the Committee. These services include, but are not limited to: providing updates on trends in executive compensation practices; reviewing and making recommendations on the Company’s overall compensation strategy; providing input and reviewing CEO and other executive officer salary increases and incentive targets; reviewing incentive program design; updating the peer group; and performing market analyses. Semler Brossy does no other work for the Company other than acting as an advisor to the Committee. The Committee reviewed the independence factors set forth in applicable NYSE and SEC rules, and determined that the retention of Semler Brossy did not give rise to any conflict of interest in 2020.

The following 15 publicly traded companies comprised the Company’s peer group for the 2020 compensation planning cycle:

AMETEK, Inc.	Crane Co.	Donaldson Company, Inc.	Dover Corporation

Flowserve Corporation	Fortive Corp.	IDEX Corporation	Kennametal Inc.

Lincoln Electric Holdings, Inc.	Pentair plc	Rockwell Automation Inc.	Roper Technologies, Inc.

Stanley Black & Decker, Inc.	The Timken Company	Xylem Inc.

The same peer group is being used for the fiscal 2021 compensation planning cycle.

Peer companies are typically reviewed on a biennial basis, with the last such review having taken place in August 2020. Peer companies’ revenue and/or market value are within a reasonable range relative to the Company, are direct competitors of the Company and/or have similar business characteristics or compete with the Company for executive talent. We believe that the peer group data provides an understanding of specific pay levels and mix for named executive officers, as well as broader pay designs and practices for a specific group of companies. We also believe that this data provides a good basis for an external review of the relationship between pay and performance. To supplement peer group compensation data, our compensation consultant gathers and reviews information from surveys that are available from widely recognized experts in the compensation field; namely, Willis Towers Watson.

The Committee annually reviews and approves, in consultation with its compensation consultant, the base salaries of each executive officer in view of each individual’s annual performance review, Market Data and any related merit adjustment recommended by our CEO. Salary adjustments are generally made annually (“merit increase”) or in conjunction with a change in responsibility.

Generally, the Committee begins its consideration of the next year’s total compensation at its November meeting. During these meetings, matters such as changes in Market Data, plan philosophy and design, expected performance and historical performance are discussed. Final determinations of plan designs, annual incentive targets and long-term incentive compensation awards are made at the Committee’s February meeting, which is held in conjunction with a regularly scheduled Board meeting shortly after the public release of the prior year’s financial results. At that meeting, the Committee also is able to review prior year performance and the status of prior awards of long-term incentive compensation. The Committee has found that considering those matters at a February meeting allows the Committee to factor in both the prior year’s actual financial results and the current year’s operating plan. In some cases, financial goals for incentive plan awards may be finalized shortly after the February meeting, allowing the Committee to further consider items from that meeting. Occasionally, grants of long-term incentive compensation are made at other meetings in special cases such as promotions or new hires.

Stock options and other long-term incentives are generally awarded effective as of the Board or Committee meeting date (the “grant date”). Stock options have an exercise price equal to the closing price of Snap-on common stock as reported on the NYSE on the grant date.

Upon the request of the Committee, various Company personnel compile and organize information, arrange meetings and act as Company support for the Committee’s work. As discussed in further detail below, our CEO is also involved in making compensation recommendations for other executive officers, which are considered by the Committee; however, management (including the CEO) does not have any involvement in the determination of the CEO’s compensation.

Total Direct Compensation—Cash and Incentive

Three elements comprised the total direct cash and incentive compensation for Snap-on’s executive officers in fiscal 2020:

•	Base salary;

•	Annual incentives; and

•	Long-term incentive compensation.

Base Salary

We provide base salaries in order to attract and retain high quality individuals. The median of base salaries in the Market Data is generally used as a reference point to compare and assist in the establishment of our executive officers’ base salaries. Base salaries, however, are not mathematically derived from these medians because we believe that it is appropriate for the Committee to use its discretion in setting base salaries. As a result, there are variances from the median of the Market Data due to factors such as performance, individual experience, tenure in the position and prior salary. The Committee reviews executive officers’ salaries, including those that are substantially above or below the median, and also considers a number of other factors such as job responsibilities and changes in job responsibilities, achievement of specified Company goals, retention, demonstrated leadership, performance potential and Company performance when determining base salary. While the factors that are considered in setting base salaries are neither weighted nor ranked in any particular way, it is expected that individuals would gradually move higher in salary ranges as their performance improves and as they gain experience with the Company and in their position.

The Committee regularly monitors and considers appropriate adjustments to the base salaries of those executives who fall significantly outside our compensation philosophy. In November 2019, after reviewing Market Data prepared by Semler Brossy and considering the factors discussed above, we determined that the base salaries of our executive officers serving at the time, in aggregate, were above Market median. The base salaries of our NEOs ranged from 11% below Market median to 20% above Market median. We inherently expect variances among executives and the differences among current salary levels largely reflect specific intent and situations (e.g., internal equity or experience).

Mr. Pagliari and Mr. Chambers were determined to be below Market median, Mr. Banerjee was at Market median and Messrs. Pinchuk and Ward were determined to be above Market median. In consideration of the positioning against Market, 2020 base salary increases for the NEOs ranged from no increase to 5%. See the Summary Compensation Table below for the base salaries of the NEOs.

Annual Incentives

We provide annual cash incentives for our executive officers and approximately 1,000 other salaried employees under the 2011 Plan. Annual incentive compensation is intended to place a significant part of each executive officer’s total annual compensation at risk (i.e., pay-for-performance only). While base salaries are generally compared to Market median, as previously discussed, annual incentive targets are designed to generally fall within reasonable competitive boundaries, with stretch goals built into our incentive plans to achieve pay results above the 50th percentile. However, as is the case with base salaries, the Committee exercises discretion and is not bound by the range provided by the Market Data. In aggregate, our fiscal 2020 annual incentive targets as a percent of base salary for our NEOs were at the 50th percentile of the Market.

The fiscal 2020 annual incentive targets for each of the NEOs are set forth in the following table:

Name	Target Bonus as a Percent of Base Salary
Nicholas T. Pinchuk	125%
Aldo J. Pagliari	75%
Thomas J. Ward	75%
Anup R. Banerjee	75%
Timothy L. Chambers	75%

The general plan design for all participants in the annual incentive plan, including the NEOs, provided for a 50% weighting on consolidated fiscal 2020 financial results, focused on operating income and return on net assets employed before interest and taxes (“RONAEBIT”), and a 50% weighting for personal strategic business goals, which included additional quantifiable measures where possible. These proportions reflect the Committee’s belief that annual incentives should drive shareholder value by focusing employees on the success of the overall Company and encouraging collective behavior, while still allowing for flexibility to meet changing business challenges. It is the philosophy of the Committee and management that to receive a payout on the consolidated financial results component of the annual incentive award, the Company needs to achieve a RONAEBIT at least equal to its weighted-average cost of capital (“WACC”) since the Committee and Board believe that a return greater than the Company’s WACC represents the threshold for enhancing value to shareholders.

See the table below for the weighting of the components of the fiscal 2020 annual incentive plan:

Component	Weighting
Consolidated financial results	50%
Personal strategic business goals	50%
Total	100%

Consolidated Financial Results Component

The Committee utilized operating income and RONAEBIT as the operating performance measures for the Company-wide portion of the fiscal 2020 annual incentive award. These measures were chosen because they are consistent with the Company’s growth goals and objectives. The Committee believes they are important factors in driving shareholder value, and these measures are regularly used to assess consolidated financial performance internally, as well as externally.

For each operating performance measure, the Committee set three different performance levels (in order of rank)—threshold, target and maximum. Participants could earn up to twice their target percentage for performance at the maximum level and 25% of their target percentage for performance at the threshold level. Payments are adjusted proportionately and interpolated for actual performance that falls between the threshold, target and maximum levels.

Annual goals were set and approved by the Committee at its February 2020 meeting, which occurred prior to the World Health Organization’s declaration of COVID-19 as a pandemic.

Under the relevant plans, the Committee has broad discretion in determining goals, results and payments, including modifying goals to reflect corporate developments, such as acquisitions, adjusting results or changing an individual’s goals. However, it only uses this discretion after setting goals when it believes it is appropriate to better reflect the intentions of these incentives and further the interests of the Company and its shareholders. The Committee also can consider unusual financial circumstances. During fiscal 2020, the Committee did not use its discretion to change corporate goals.

Consolidated Financial Goals and Results

In setting the fiscal 2020 operating income targets, the Committee considered the then-projected macroeconomic outlook (as noted above, at the time the goals were set, COVID-19 had not yet been declared a pandemic), the annual operating plans approved by the Board and the performance of Snap-on as well as its peers. The threshold operating income metric was set at $715.3 million, essentially equal to the prior year’s result, as adjusted for currency fluctuations. The target operating income metric was set 3% over the threshold, and maximum was set 12% above the threshold. The Committee considered the target operating income metric a considerable improvement over the results achieved in fiscal 2019 and the maximum operating income metric the product of achieving exceptional stretch goals.

In setting the fiscal 2020 RONAEBIT goals, the Committee adhered to its philosophy that the Company should achieve at least its WACC for participants to receive any payout based on consolidated financial results. Therefore, it set a minimum trigger that if the Company’s pre-tax WACC was not achieved, the payout based on consolidated financial results would be zero. In setting the threshold, target and maximum levels of RONAEBIT, the Committee considered the prior year RONAEBIT, the annual plan approved by the Board, the Company’s growth strategies, as well as their impact on assets, and the projected macroeconomic outlook. Based on those considerations, the target level of RONAEBIT was set at 32%. The Committee believed that target RONAEBIT reflected reasonable achievement given the Company’s recent performance and its WACC. The threshold level was set five percentage points lower than “target,” a level that the Committee believed added shareholder value when coupled with substantial operating income improvement. The maximum level of RONAEBIT required a five percentage point increase beyond the target level and was considered a significant stretch.

A payment at the threshold level could be earned in one of three ways: (i) if the Company achieved the threshold level on both operating income and RONAEBIT; (ii) if operating income at 10% below the level realized in fiscal 2019 was achieved and RONAEBIT equaled the target level; or (iii) if RONAEBIT equaled the Company’s WACC and the Company achieved 1.5% above the “threshold” level operating income. Realizing at least a 25% threshold payment was considered minimally acceptable because it would require recognizable improvement in one of the measures while maintaining acceptable levels of performance on the other measure.

The fiscal 2020 goals and actual results for Company financial performance are set forth in the table below.

Company Goals	Threshold	Target	Maximum	Actual
Operating Income(1)	$715.3 million	$736.8 million	$801.1 million	$630.9 million
RONAEBIT(2)(3)	27.0%	32.0%	37.0%	27.8%
Incentive earned, as a percentage of the Target bonus amount:				0%

(1)	Operating income represents income from continuing operations, excluding financial services income and the effect of foreign currency translation.

(2)

RONAEBIT is calculated using a thirteen-month average and represents return on net assets employed before interest and taxes, excluding financial services and the effect of foreign currency translation. This methodology is consistent with that employed to calculate a company’s WACC.

(3)	As described below, there is no payout if the Company does not achieve its WACC.

In February 2021, after comparing the Company’s consolidated financial results for fiscal 2020 to the consolidated financial performance goals, the Committee determined that awards would not be paid on the consolidated financial results component of the annual incentive plan. As a result of the impact of the COVID-19 pandemic and its effects on the global economy, the performance levels necessary for participants to have earned at least an incentive payout at the threshold level were not met and, therefore, no payouts were earned.

Personal Strategic Business Goals Component

As previously discussed, 50% of each executive officer’s annual incentive is based on the achievement of personal strategic business goals. Inclusion of these personal strategic business goals is intended to incent a focus on specific objectives that are critical to the individual’s role at the Company. Our objective is to set goals under the plan that are quantitative and measurable where possible; however, certain personal strategic business goals are, by necessity, somewhat subjective in nature. Strategic business goals include strategic growth objectives; business unit performance; advancement of the Snap-on Value Creation Processes in the areas of safety, quality, customer connection, innovation and RCI; employee development; succession planning; cooperation; and collaboration.

Achievement of personal strategic business goals ranges from zero to 200% of target. The fiscal 2020 personal strategic business goals for each of the NEOs, as well as the Committee’s determination related to overall performance with respect to the goals, are summarized as follows:

Mr. Pinchuk:

•

Continue to execute on the strategic roadmap for growth by: enhancing our van channel; driving the extension of our business in critical industries; expanding our position in repair shops; building the Company’s position in emerging markets; and pursuing an active acquisition strategy.

•	Achieve profit and performance targets at Snap-on Credit, and execute strategic funding and investor relations strategies.

•	Strengthen the Snap-on management team.

•

Advance down the runways for improvement, including enterprise-wide engagement in the Snap-on Value Creation Processes in the areas of safety, quality, customer connection, innovation and RCI; extend profitability in Europe and Repair Systems & Information Group (“RS&I”) hardware operations; and cultivate further focus on sustainability efforts around environmental, social and governance (“ESG”) matters.

After review, the Committee approved a payout of 180.0% for Mr. Pinchuk’s personal strategic business goals.

Mr. Pagliari:

•

Continue to drive advancement down runways for growth and improvement by: pursuing an active acquisition plan; supporting expansion in emerging markets; continuing the drive for RCI; extending profitability in targeted sectors and cultivating further focus on sustainability efforts around ESG matters.

•	Strengthen the Snap-on Finance team and actively drive cooperation and collaboration between groups that contribute to profit improvements.

•	Achieve profit and performance targets at Snap-on Credit and execute strategic funding and investor relations strategies.

After review, the Committee approved a payout of 185.0% for Mr. Pagliari’s personal strategic business goals.

Mr. Ward:

•	Achieve the RS&I business plan, which included year-over-year sales and profitability improvement.

•

Drive further development and engagement of the Snap-on Value Creation Processes, including the continuation of enterprise-wide customer connection, quality initiatives and RCI, resulting in improvement of operating income margin.

•	Increase the Company’s innovation pipeline by expanding with repair shop owners and managers, together with the launch of several significant products.

•	Actively drive cooperation and collaboration between groups that contribute to profit improvements for divisions outside Mr. Ward’s overall span of responsibility.

After review, the Committee approved a payout of 180.0% for Mr. Ward’s personal strategic business goals.

Mr. Banerjee:

•	Actively promote cooperation and collaboration of talent between functions, channels and operating divisions.

•

Utilize the Snap-on Leadership Development Process to enhance internal bench strength, further CEO succession planning and ensure that both strong capabilities and high-potential candidates are distributed across each strategic runway for growth and each primary geography.

•	Ensure competitive benefits are distributed throughout the organization and that regulatory developments in the benefits arena are implemented appropriately.

•

Continue to strengthen the Snap-on Value Creation culture across the organization, including safety, quality, customer connection, innovation and RCI and cultivate further focus on sustainability efforts around ESG matters.

After review, the Committee approved a payout of 180.0% for Mr. Banerjee’s personal strategic business goals.

Mr. Chambers:

•	Achieve the Snap-on Tools Group’s business plan, which included year-over-year sales and profitability improvements.

•	Actively drive cooperation and collaboration between groups that contribute to profit improvements for divisions outside Mr. Chambers’ overall span of responsibility.

•	Achieve profit and performance targets at Snap-on Credit.

•	Maintain customer coverage through net van count stability, while amplifying franchisee capabilities and financial strength.

•

Further build upon the strength of the Snap-on Value Creation Processes, including the improvement of customer-focused product design capabilities and RCI, resulting in improvement of operating income margin.

After review, the Committee approved a payout of 190.0% for Mr. Chambers’ personal strategic business goals.

Annual incentive payments to the NEOs for fiscal 2020, which were only based on the achievement of personal strategic business goals, ranged from 90% to 95% of target. In determining performance based on these goals and the related payouts, the Committee considered management’s extraordinary efforts in navigating the COVID-19 pandemic. Management displayed exceptional leadership, sharp insight, and significant skill in response to the pandemic and, through their hard work and dedication, helped the Company absorb the considerable shock of COVID-19 and quickly accommodate to the virus environment. As a result of these great efforts in the face of an unprecedented challenge, management guided the Company to record second-half performance while ensuring the health and safety of franchisees and employees. See the Summary Compensation Table below for payouts made to our NEOs under the Company’s annual incentive plan.

Long-term Incentive Compensation

We provide long-term incentive compensation to our executive officers and other key employees. The 2011 Plan allows the granting of stock options, SARs, performance shares, PSUs, restricted stock and RSUs (in addition to cash-based incentives, as previously discussed). At the Annual Meeting, we are asking our shareholders to approve the amendment and restatement of the 2011 Plan so that we can continue to offer incentives to participants; for more information, see “Item 4: Approval of the Amendment to, and Restatement of, the Snap-on Incorporated 2011 Incentive Stock and Awards Plan” below. We believe stock-based awards help align the financial interests of management with those of our shareholders since the ultimate value of stock-based awards is tied to the value of Snap-on’s stock and its associated TSR.

Similar to annual incentive targets, long-term incentive targets are designed to generally fall within reasonable competitive boundaries, with stretch goals built into our incentive plans to achieve pay results above the 50th percentile. However, as indicated above, we do not aim for any particular numerical equivalency and use our judgment to respond to specific circumstances. Additionally, the actual payouts of long-term incentives can vary significantly from target because of the potential variation in performance over the period measured (in the case of long-term performance-based awards) and because of changes in the market price of our stock (in the case of both stock options and stock-based awards). These types of awards recognize financial and personal performance over a longer period of time than base salary and annual incentives. In fiscal 2020, our long-term incentive compensation grants for executive officers were comprised of stock options, PSUs and performance-based RSUs.

We emphasize performance-based vehicles because we believe they focus executive officers and key employees on financial performance that is more under their control and which the Committee believes drives shareholder value over the long term. We continued to provide a portion of long-term compensation in stock options with time-based vesting, which reward employees based upon the appreciation of the market value of our shares and, thus, directly mirror our investors’ experience. The aggregate target long-term incentive compensation level of our NEOs for fiscal 2020 was above Market median. However, based on Company performance over the three-year period prior to fiscal 2020, the collective compound annual reduction in the grant date value of equity grants to the NEOs (excluding Mr. Chambers who was not an NEO in 2017 and 2018) was 12.6%. As described below, stretch goals will need to be achieved to recognize the target value of the long-term incentive grants.

In granting long-term incentive awards, we take into account the following subjective and objective factors:

•	Each participant’s level of responsibility;

•	Each participant’s contributions to Snap-on’s financial results;

•	Retention considerations; and

•	The practices of companies in the Market.

The Committee believes that using Company stock for a significant portion of these awards provides executive officers with an additional potential equity stake in the Company and helps further align the interests of the executive officers with those of our shareholders.

Grants of long-term incentives are generally made at the Committee’s February meeting, which is held in conjunction with a regularly scheduled Board meeting and after the public release of the prior year’s financial results, although the final financial targets may be set after the February meeting, allowing the Committee to consider items from that meeting. Occasionally, grants of long-term incentives are made at other meetings in special cases, such as promotions or new hires.

Prior to making a grant, the Committee considers the potential burn rate (awards granted as a percentage of fully diluted weighted-average common shares outstanding), the Company’s then-current share price and the volatility of that share price. When determining eligibility and granting awards, the Committee considers market practice, levels of responsibility and the individual’s contributions to the Company. In fiscal 2020, in order to develop the grant range guidelines for various personnel grades (including both executive officers and other participants), the Committee reviewed market conditions and practice, as well as the estimated value of each grant determined using the Black-Scholes valuation model for the stock option component.

We estimated that the total of the February 2020 equity grants to all participants would result in a 1.4% burn rate (assuming target outcomes for performance-based equity), which fell within the guidelines established by the Committee and between the 50th and 75th percentiles of our peer group.

See also the Grants of Plan-Based Awards Table for further information regarding long-term incentives awarded to each of the NEOs in 2020.

For information regarding changes to the long-term incentive compensation program for 2021, see “Total Direct Compensation–Cash and Incentives–Long-term Incentive Compensation–2021 Long-term Incentive Plan Design” below.

Stock Options

In February 2020, we granted stock options and SARs that vest over a three-year period to approximately 235 employees. Options have an exercise price equal to the closing price of Snap-on common stock as reported on the NYSE on the grant date and generally vest in three equal annual increments beginning on the first anniversary of the grant date. The Committee considered the total recommended grant size for all participants and reviewed the specific recommendations made by Mr. Pinchuk for grants to the executive officers. After considering the recommendations as compared to outstanding shares and the expected burn rate, the Committee then made the final grant decisions related to the executive officers and also approved the total grant size for all other participants.

We granted our NEOs options to purchase 166,059 shares, consisting of individual grants ranging from options to purchase 13,500 to 83,059 shares. In the aggregate, the number of options granted to executive officers was between the target and the maximum of the guidelines. The Committee approved the amounts awarded to each NEO based on their contributions and individual performance.

Long-term Performance-Based Share Units

In February 2020, the Committee made grants to 48 key employees of PSUs that vest depending upon the achievement of operating performance measures over a three-year period. Each PSU is equivalent to one share of our common stock. The Committee believes that the use of these measures serves to focus executive officers and key employees on Company operating and financial performance that the Committee believes drives shareholder value over the long term. In addition, the Committee believes that providing for the payout of these awards in shares rather than cash further aligns the interests of management with those of our shareholders.

Similar to the process discussed above related to the granting of options, the Committee made the final long-term performance plan grant decisions for executive officers and approved the total recommended grant size for other participants. In fiscal 2020, we granted our NEOs 19,936 PSUs. Individual grants to the NEOs ranged from 1,671 to 10,033 units. In aggregate, the number of PSUs granted to executive officers was between the target and maximum of the guidelines.

Vesting of the PSUs awarded in fiscal 2020 will depend on cumulative performance relative to revenue growth and RONAEBIT goals set for fiscal years 2020 thru 2022. These two measures have been consistently used for our prior long-term plans. We use these measures because they are consistent with the Company’s growth goals and objectives to increase returns to shareholders. We regularly use RONAEBIT as a measure of return to evaluate performance. As previously noted, the methodology used to calculate RONAEBIT is consistent with that used to calculate the Company’s WACC. The table below provides examples of vesting at the performance levels under these plans:

Performance Level	Amount of PSUs Vesting
Threshold (see below for discussion)	25%
Target (for both performance measures)	100%
Maximum (for both performance measures)	200%

We intend that payments at the target level for PSUs and performance-based RSUs (which are discussed below), combined with the value of stock options, would provide total long-term compensation within reasonable competitive boundaries of Market Data. In setting the levels of performance required to earn various percentages of long-term PSUs, the Committee considered current levels of RONAEBIT and sales, the current year’s plan, the Company’s WACC, industry and Gross Domestic Product (“GDP”) growth rates, and past performance. In addition, the Committee considered longer range strategic plans establishing expectations for improved performance over the three-year performance period.

In order to achieve target levels of performance, revenue for the fiscal 2020 to 2022 period would need to improve from recent performance and RONAEBIT would need to significantly exceed the Company’s WACC. Target level revenue growth was set at the fiscal 2019 revenue level, plus the projected average GDP growth rate plus 3% annually, which was considered reasonably challenging given the prevailing economic and industry environment at the time the goals were set (which was before COVID-19 was declared a pandemic). Target RONAEBIT was set at a level 67% greater than the Company’s WACC, which the Committee believes would result in significant enhancement of shareholder value.

The maximum level of revenue growth was set at the fiscal 2019 revenue level, plus the projected average GDP growth rate plus 6% annually. This was considered an exceptional stretch over target. The maximum RONAEBIT metric was also set at a level that was considered an exceptional stretch because, assuming a consistent net asset base, it would require an additional $327 million, or 56%, in annual operating income above target over the three-year performance period.

The threshold level of revenue growth was set at the fiscal 2019 revenue level, plus the projected average GDP growth rate. The threshold RONAEBIT metric was set 33% above the Company’s WACC. This was considered acceptable given that the Committee believes that any return over the Company’s WACC would add shareholder value. A threshold level of payment could be earned by achieving the threshold on both the revenue growth and RONAEBIT metrics. It could also be earned in one of two other ways. If revenues remain at fiscal 2019 levels, RONAEBIT would need to grow to the target level. Alternatively, if RONAEBIT met the Company’s WACC, revenues would need to achieve the target level. Realizing at least a 25% threshold payment was considered minimally acceptable because it would require recognizable improvement in one of the measures while maintaining at least current levels, or modest increases, on the other measure.

As part of the long-term performance plans, the Committee considers any acquisitions and divestitures or other significant changes in business practices that occur during the performance period and makes adjustments to performance measures to reflect the financial effects of these events on those measures. In addition to the Committee’s considerations, the PSU award agreements provide a specific formula related to incorporating acquisitions. There were no adjustments to the PSU performance measures for the 2018 to 2020 plan.

In February 2021, the Committee approved the outcome of the PSUs granted in fiscal 2018 based on financial performance during fiscal 2018 thru 2020. The metrics for those awards and actual performance are set forth in the table below:

Criteria	Threshold	Target	Maximum	Actual
Sales(1)	$3,983 million	$4,343 million	$4,724 million	$3,593 million
RONAEBIT(2)(3)	20.0%	25.0%	39.0%	31.3%
PSUs earned, as a percentage of the Target:				0%

(1)	Sales represents fiscal 2020 Net Sales.

(2)

RONAEBIT is a three-year average for fiscal 2018, 2019 and 2020, and is calculated as a fraction expressed as a percentage where (i) the numerator is operating income from continuing operations, excluding financial services income, and (ii) the denominator is average net assets employed before interest and taxes, excluding financial services.

(3)	As described above, there is no payout if the Company does not achieve its WACC.

Actual performance during the period on these metrics was a RONAEBIT of 31.3% and revenues of $3,593 million. Similar to the results of the annual incentive plan, due to the impact of the COVID-19 pandemic and its effects on the global economy, executive officers did not earn any of the PSUs granted in 2018 and, as a result, the awards were forfeited.

In February 2021, the Committee had discussions relating to targets for the fiscal 2021 to 2023 plan. The Committee continued the same approach as used in fiscal 2020 and the same general financial metrics for these future goals. The Committee believes that the current structure and metrics continue to incent management appropriately and thereby enhance shareholder value. Please refer to “Total Direct Compensation–Cash and Incentives–Long-term Incentive Compensation–2021 Long-term Incentive Plan Design” below for further discussion.

Performance-Based Restricted Stock Units

The Committee also granted performance-based units, designated as RSUs, in fiscal 2020 that had a one-year performance period based on operating income and RONAEBIT performance reflected in the consolidated financial results component of the Company’s annual incentive plan and an additional two-year cliff vesting schedule. The Committee’s intent in granting these awards was to emphasize the importance of the first year’s results in setting the future trajectory of the Company, while also adding an important retention element for our executive officers. The performance-based RSU program combined the benefits of time-based awards while also incorporating the value of focused, performance-based considerations.

Consistent with the granting of options, SARs and PSUs discussed above, the Committee made the final RSU grant decisions for executive officers and approved the total recommended grant size for other participants. In fiscal 2020, we granted our NEOs 19,934 RSUs. Individual grants to the NEOs ranged from 1,670 to 10,033 RSUs. In the aggregate, the number of RSUs granted to executive officers was between the target and maximum of the guidelines, again reflecting the factors discussed above.

Based on the Company’s performance on the financial metrics (operating income and RONAEBIT), reported above in “Total Direct Compensation—Cash and Incentive—Annual Incentives—Consolidated

Financial Results Component,” executive officers did not earn the RSUs granted in 2020 and, as a result, the awards were forfeited.

As discussed in “Total Direct Compensation–Cash and Incentives–Long-term Incentive Compensation–2021 Long-term Incentive Plan Design” below, the Committee discontinued the use of performance-based RSUs beginning in 2021.

2021 Long-term Incentive Plan Design

The Committee regularly reviews the Company’s overall compensation program, including the long-term incentive compensation design. After the 2020 Annual Meeting, the Committee considered the feedback received from shareholders and reviewed incentive plan design practices in the Market with its independent compensation consultant. As a result, the Committee approved the following changes to the long-term incentive plan design for 2021:

•	Increased the weighting of PSUs to 60% of the annual equity award value for Mr. Pinchuk and 50% for other NEOs;

•	Reduced the weighting of stock options to 20% for Mr. Pinchuk and 25% for other NEOs; and

•

Eliminated the one-year performance-based RSUs and established time-vesting RSUs, which promote a long-term ownership mentality and further align the interests of our executives with those of our shareholders, as well as provide a retention element, weighted at 20% for Mr. Pinchuk and 25% for other NEOs.

The Committee believes that this plan design drives and rewards long-term shareholder value creation, aligns pay with performance, motivates executives, promotes retention, and supports management’s focus on the Company’s business strategies. The new long-term incentive design is illustrated below:

Stock Ownership Guidelines

The Company’s stock ownership guidelines for its top executives are based on a multiple of base salary using a six-month average stock price to value the holdings. Stock ownership includes shares held outright or through plans, RSUs that have been earned (but have yet to vest) and the “in the money” value of vested stock options, net of an assumed 40% tax rate. Mr. Pinchuk is required to own Company stock with a minimum value equal to six times his base salary and the ownership multiples for our other executive officers range from one to four times base salary, based on an executive’s salary grade and level of responsibility. Executives are expected to reach the stock ownership guidelines within a five-

year time frame. The Committee has the authority to pay up to 50% of the annual incentive payout in restricted stock if it is determined that an executive is not making reasonable progress towards reaching the guidelines. The Committee reviews progress toward ownership guidelines annually at its August meeting. In August 2020, based on our six-month average stock price, seven of our ten executive officers, including Mr. Pinchuk, had met their stock ownership guidelines. As a result of the impact of the COVID-19 pandemic and its effects on the global economy, the six-month average stock price used to value equity holdings for stock ownership guideline purposes decreased by 14.6% as compared to last year’s valuation price, which unfavorably impacted compliance with the guidelines for several officers. The Committee will continue to monitor the impact of economic conditions on guideline compliance throughout the year and still expects executive officers to make further progress toward meeting the guidelines.

Clawback Policy

The Company’s Clawback Policy covers all elements of its incentive compensation program. Pursuant to the policy, the Company has the right to clawback, or recoup, an incentive award (in whole or in part), including annual and long-term incentives, received by an employee in the event that the employee benefited from an incentive award and it is later discovered that: (i) a financial statement error resulted in a restatement or an inaccurate operating metric measurement resulted in an inappropriate incentive award; (ii) the employee engaged in misconduct that caused the financial restatement or inaccurate operating metric measurement; and (iii) a lower payment would have been made to the employee based on the restated financial result/operating metric. The Committee also has the right to recoup any such incentive compensation (in whole or in part) from the Company’s top 24 executives. The Committee has the sole discretion to determine whether an employee’s conduct has or has not met any particular standard of conduct under law or Company policy. The Committee may, in determining appropriate remedial action, take into account penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities. The Committee’s ability to determine the appropriate punishment for the wrongdoer is in addition to, and not in replacement of, any remedies or sanctions imposed by such authorities or any other third-party actions.

Anti-Hedging and Anti-Pledging Policy

The Company explicitly prohibits directors, executive officers and other executive-level employees from engaging in any hedging or monetization transactions involving Company securities designed to reduce or eliminate the investment risk associated with owning such securities, including, but not limited to, zero-cost collars, forward sale contracts and equity swaps. Pledges, including the use of margin accounts, and short sales of the Company’s securities are also prohibited.

Retirement and Deferred Benefits

The Company maintains two types of retirement plans covering its executive officers, a defined benefit pension program and a defined contribution program where eligible employees and executives may receive matching contributions. Benefits are provided through both “qualified” and “non-qualified” plans; the non-qualified plans are designed to “restore” the benefit levels that may be limited by Internal Revenue Service (“IRS”) regulations. The Company also maintains a deferred compensation plan that functions as a defined contribution plan.

	Defined Benefit Program		Defined Contribution Program
	Snap-on Incorporated Retirement Plan (“Pension Plan”)	Snap-on Incorporated Supplemental Retirement Plan for Officers (“Supplemental Plan”)	Snap-on Incorporated 401(k) Savings Plan (“401(k) Plan”)	Snap-on Incorporated Deferred Compensation Plan (“Deferred Compensation Plan”)
Plan Type:	Defined Benefit Pension	Defined Benefit Pension	401(k) Defined Contribution	Deferred Compensation
IRS Tax- Qualified:	Yes	No	Yes	No
Employee Contributions:	No	No	Yes	Yes
Company Contributions:	Yes	Yes	Matching	Matching
When paid:	At termination or retirement	At termination or retirement	As elected by the participant	As elected by the participant

The Defined Benefit Program includes the Snap-on Incorporated Retirement Plan (the “Pension Plan”) and the Snap-on Incorporated Supplemental Retirement Plan for Officers (the “Supplemental Plan”). The Pension Plan is a defined benefit retirement plan that covers substantially all U.S. salaried employees, with minimum service requirements. (The Company maintains separate retirement arrangements for hourly employees.) The Pension Plan is a “qualified” retirement plan under the Internal Revenue Code (the “Code”) and is, therefore, subject to the Code’s limits on covered compensation and benefits payable. The NEOs also participate in the Supplemental Plan, which is a non-qualified excess benefit and supplemental retirement plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The Pension Plan serves as a general benefit for salaried employees. The Pension Plan includes an account-based formula and a final average pay times years of service formula. Precise benefits also depend upon the payment alternative chosen by the participant. The Supplemental Plan, commonly referred to as a supplemental executive retirement plan or “SERP,” covers approximately 90 active and former executives, including the NEOs. The Supplemental Plan has a final average pay formula and an account-based formula, both of which are based on the final average pay and account-based formulas in the Pension Plan.

The Defined Contribution Program includes the Snap-on Incorporated 401(k) Savings Plan (the “401(k) Plan”), and the Snap-on Incorporated Deferred Compensation Plan (the “Deferred Compensation Plan”). Depending upon the Pension Plan formula applicable to the participant (account-based or final average pay times years of service), the Company matches a portion of employee contributions to the 401(k) Plan. The Deferred Compensation Plan is primarily intended to allow eligible participants to defer base salary and incentive compensation; however, the Company may also make matching contributions, including those to restore 401(k) Plan matching contributions limited by IRS regulations. Some participants may use this plan for retirement savings or to defer base salary or incentive compensation.

Focusing on retention considerations, and reflecting our belief that these benefits should be earned over time, employees step-vest in the Company’s 401(k) Plan match over a period of four years, and an employee must have three years of continuous employment before becoming vested in account-based benefits under the Defined Benefit Program.

The Committee believes it is appropriate to maintain all four of these plans, taken together, to provide adequate retirement benefits that are comparable to the competitive market and are an additional incentive for the participants to provide for their own retirement.

Other Benefits

Our executive officers receive additional benefits also available to other salaried employees. For example, we provide executive officers and other U.S. salaried employees with health insurance (where the employee pays a portion of the premium), vacation pay and sick pay. The Company does not provide its executive officers with automobiles or club memberships, nor does it reimburse “social expenses,” except to the extent that they are specifically, directly and exclusively used to conduct Company business. There are no other perquisites or similar benefits for executive officers that are inconsistent with those of other salaried employees. Perquisites were compared against our peers, and we found our policy to be conservative relative to the market.

Change of Control and Other Employment-related Agreements

Snap-on does not generally enter into employment-related agreements, including with its executive officers. Although the Committee believes that it is appropriate to have change of control agreements in place, as described below, it believes that the Company is better served by maintaining the ability to continuously evaluate the performance of its executive officers without the constraints of specific employment agreements. Snap-on occasionally enters into severance or other agreements with individuals that the Company hires from outside; however, Snap-on does not currently have any such agreements covering its named executive officers.

The Company maintains change of control agreements with all of its current NEOs, as well as selected other key personnel. In the event of a transaction involving a change of control of the Company, senior executives and key personnel would typically face a great deal of pressure, including uncertainty concerning their own future. Such arrangements help assure their full attention and cooperation in the negotiation process.

The Committee periodically reviews the change of control agreements and believes that the Company’s agreements are conservative compared to the Market as evidenced by: the “double trigger” element of the agreements, which narrows the circumstances in which payments might be made; two times multiples for severance and other benefits; a provision for the continuation of health, disability, life and other insurance benefits, pension credit and 401(k) Plan matching for two years; and the lack of a tax gross-up feature. In order to better align payments under the change of control agreements with best practices, the bonus factored into calculations of payments in the case of a change of control is a three-year average of prior bonus payments. The change of control agreements allow for a reduction in payments so as to avoid adverse excise tax consequences to the executive officer.

See “Potential Payments on Change of Control and Other Employment-related Agreements” below for further information about these agreements.

Tax Aspects of Executive Compensation

Section 162(m) of the Code generally limits the corporate tax deduction for compensation paid to certain executive officers to $1 million. The former exemption to the deduction limit for performance-based compensation was eliminated for taxable years beginning after December 31, 2017, unless such compensation qualifies for transition relief applicable to certain grandfathered arrangements that were in place as of November 2, 2017 (e.g., stock options granted prior to that date). As a general matter, in making previous compensation decisions, we structured most compensation so that it does not adversely impact Snap-on’s tax deduction. We believe that substantially all compensation paid in fiscal 2020 under grandfathered arrangements will be tax deductible. When making changes to the Company’s compensation program in the future, we will continue to consider any related tax implications.

Other provisions of the Code also can affect the decisions that we make. Under Section 4999 of the Code, a 20% excise tax is imposed upon executive officers who receive “excess” payments upon a change of control of a public corporation to the extent the payments received by them exceed an amount approximating three times their average annual compensation. The excise tax applies to all payments over one times annual compensation, determined by a five-year average. A company also loses its tax deduction for “excess” payments under Section 280G of the Code. There are no gross-up features in our change of control agreements.

In addition, the Code was amended to provide a surtax under Section 409A of the Code with respect to various features of deferred compensation arrangements of publicly held corporations, mostly for compensation deferred on or after January 1, 2005. Our Defined Contribution and Defined Benefit Programs and employment agreements are designed to help ensure that there are no adverse effects on the Company or executive officers as a result of these Code amendments. We do not expect these changes to have a material tax or financial consequence on the Company.

Compensation Committee Report

The duties and responsibilities of the Organization and Executive Compensation Committee of the Board of Directors (the “Compensation Committee” or the “Committee”) are set forth in a written charter adopted by the Board and can be found on the Company’s website at www.snapon.com. The Compensation Committee reviews and reassesses this charter annually and recommends any changes to the Board for approval.

As part of the exercise of its duties, the Compensation Committee has reviewed and discussed the above “Compensation Discussion and Analysis” contained in this Proxy Statement with management. Based upon that review and those discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s 2020 Annual Report on Form 10-K and included in this Proxy Statement.

Gregg M. Sherrill, Chair

Karen L. Daniel

James P. Holden

Executive Compensation Information

Table 3: Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Nicholas T. Pinchuk Chairman, President and Chief Executive Officer	2020	$1,142,473	—	$3,117,052	$1,965,392	$1,285,282	$228,126	$195,204	$7,933,529
	2019	1,142,473	—	3,295,369	2,650,413	—	296,617	175,201	7,560,073
	2018	1,126,219	—	3,453,604	3,003,052	796,145	255,716	261,622	8,896,358
Aldo J. Pagliari Senior Vice President–Finance and Chief Financial Officer(6)	2020	552,622	—	882,331	556,071	383,385	89,373	62,694	2,526,476
	2019	536,526	—	932,869	749,885	—	110,478	55,628	2,385,386
	2018	521,697	—	974,817	847,732	230,709	93,292	77,612	2,745,859
Thomas J. Ward Senior Vice President and President– Repair Systems & Information Group	2020	610,586	—	915,419	609,312	412,161	570,350	52,595	3,170,423
	2019	603,753	—	967,795	821,683	—	854,121	40,239	3,287,591
	2018	592,558	—	1,072,008	932,141	240,234	—	71,727	2,908,668
Anup R. Banerjee Senior Vice President–Human Resources and Chief Development Officer	2020	464,593	—	759,613	479,168	313,600	76,406	50,988	2,144,368
	2019	459,279	—	803,144	646,178	—	92,299	42,840	2,043,740
	2018	449,003	—	841,521	731,792	198,864	82,652	48,508	2,352,340
Timothy L. Chambers Senior Vice President and President– Snap-on Tools Group(7)	2020	468,750	—	518,991	319,445	334,028	84,026	28,096	1,753,336
	2019	447,188	—	448,894	382,920	—	103,136	27,437	1,409,575

(1)

The “Bonus” column includes only discretionary bonus payments apart from our annual incentive plan. Payments under the annual incentive plan, including payments for achieving personal goals, are set forth in the “Non-Equity Incentive Plan Compensation” column. Since our executive officers’ goals are specific and the officers’ performance against them is measured, we believe that payments under the annual incentive plan that relate to the achievement of personal strategic business goals are properly reflected in the “Non-Equity Incentive Plan Compensation” column.

(2)

Represents the grant date fair value computed in accordance with ASC 718 of performance-based unit grants (“Stock Awards” column) and option awards (“Option Awards” column) under the 2011 Plan in each year presented. See the Grants of Plan-Based Awards table and “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation” for further discussion regarding the awards granted in fiscal 2020, and the Outstanding Equity Awards at Fiscal Year-End table regarding all outstanding awards. ASC 718 requires us to recognize compensation expense for stock options and other stock-related awards granted to our employees based on the estimated fair value of the equity instrument at the time of grant. The assumptions used to determine the valuation of the awards are discussed in Note 14 to our Consolidated Financial Statements.

The actual value, if any, that an optionee will realize upon exercise of an option will depend on the excess of the market price of our common stock over the exercise price on the date of exercise, which cannot be forecasted with reasonable accuracy. The ultimate value of performance-based share units (“PSUs”) and performance-based restricted stock units (“RSUs”) will depend upon the number of units that vest and the market price of our common stock at vesting. PSUs and RSUs vest based upon actual performance as compared to pre-defined goals for revenue growth or operating income and RONAEBIT. PSUs have a three-year performance period and RSUs have a one-year performance period followed by a two-year cliff vesting schedule. In all years presented in the Summary Compensation Table above, the named executive officers (the “NEOs”) could earn up to two times the value listed in the “Stock Awards” column for performance at maximum.

As a result of the Company’s performance, the fiscal 2018-2020 PSUs did not meet the threshold performance level and were therefore forfeited, as discussed above in “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation—Long-term Performance-Based Share Units.”

Based on the Company’s performance in fiscal 2020, the RSUs granted in 2020 did not meet the threshold performance level and were therefore forfeited. See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation—Performance-Based Restricted Stock Units” for more information.

Based on the Company’s performance in fiscal 2019, the RSUs granted in 2019 did not meet the threshold performance level and were therefore forfeited.

Based on the Company’s performance in fiscal 2018, approximately 78.1% of the RSUs granted in 2018 were earned by each NEO. These RSUs vested at the end of fiscal 2020 and were paid out shortly thereafter.

(3)

Amounts shown represent the annual incentive earned under the 2011 Plan. See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Annual Incentives” for further discussion regarding the awards.

(4)

Represents the increase in the actuarial present value of pension benefits between fiscal year-end 2020 and 2019, 2019 and 2018, and 2018 and 2017. For Mr. Ward, the actuarial present value of pension benefits decreased between fiscal year-end 2018 and 2017. Since the change in the actuarial present value of benefits was negative ($474,263), in accordance with SEC rules and related guidance, the amount reported above for 2018 for Mr. Ward is zero. See the Pension Benefits and Non-qualified Deferred Compensation tables below for further discussion regarding our Pension and Deferred Compensation Plans.

(5)

The amounts listed under the column entitled “All Other Compensation” in the Summary Compensation Table above include Company contributions to the 401(k) Plan, Deferred Compensation Plan and life insurance, as well as dividend equivalents on vested PSUs and vested RSUs in the year earned, to the extent not reflected in the grant date fair value calculation. The amounts included in the “All Other Compensation” column are listed in the following table:

Name	Year	Company Matching Contributions to 401(k) Plan ($)	Company Matching Contributions to Deferred Compensation Plan ($)	Value of Life Insurance Premiums Paid by the Company ($)	Dividend Equivalents on Vested Stock Awards ($)	Total ($)
Pinchuk	2020	$8,550	$25,724	$1,014	$159,916	$195,204
	2019	8,400	49,759	1,014	116,028	175,201
	2018	8,250	40,515	600	212,257	261,622
Pagliari	2020	8,550	8,029	1,560	44,555	62,694
	2019	8,400	14,617	1,560	31,051	55,628
	2018	8,250	12,391	1,500	55,471	77,612
Ward	2020	—	—	1,560	51,035	52,595
	2019	—	—	1,560	38,679	40,239
	2018	—	—	975	70,752	71,727
Banerjee	2020	8,550	5,388	942	36,108	50,988
	2019	8,400	11,344	1,433	21,663	42,840
	2018	8,250	9,530	876	29,852	48,508
Chambers	2020	8,550	5,513	1,463	12,570	28,096
	2019	8,400	10,167	1,395	7,475	27,437

(6)

The Company sponsors a non-qualified Deferred Compensation Plan to which participants may defer all or a portion of each of their base salary, stock awards or non-equity incentive plan compensation. See the further discussions in “Compensation Discussion and Analysis—Retirement and Deferred Benefits” and under “Non-qualified Deferred Compensation” below. Of the amounts included in the table above, Mr. Pagliari deferred $57,677 and $41,583 of non-equity incentive plan compensation in fiscal 2019 and 2018, respectively, and $55,262, $53,652 and $52,170 of base salary in fiscal 2020, 2019, and 2018, respectively.

(7)	Mr. Chambers was a named executive officer for the first time for fiscal 2019. In accordance with SEC rules, information for fiscal 2018 is not required to be presented.

Table 4: Grants of Plan-Based Awards 2020

Name	Grant Date	Plan Name*	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
			—	—	—	2,508	10,033	20,066	(1)	—		—	$1,558,526
Pinchuk	2/13/20	Long-term awards	—	—	—	2,508	10,033	20,066	(2)	—		—	1,558,526
			—	—	—	—	—	—		83,059	(3)	$155.34	1,965,392
	2/13/20	Annual incentive(4)	$357,023	$1,428,092	$2,856,184	—	—	—		—		—	—
			—	—	—	710	2,840	5,680	(1)	—		—	441,166
Pagliari	2/13/20	Long-term awards	—	—	—	710	2,840	5,680	(2)	—		—	441,166
			—	—	—	—	—	—		23,500	(3)	155.34	556,071
	2/13/20	Annual incentive(4)	103,618	414,470	828,940	—	—	—		—		—	—
			—	—	—	737	2,947	5,894	(1)	—		—	457,787
Ward	2/13/20	Long-term awards	—	—	—	737	2,946	5,892	(2)	—		—	457,632
			—	—	—	—	—	—		25,750	(3)	155.34	609,312
	2/13/20	Annual incentive(4)	114,489	457,957	915,914	—	—	—		—		—	—
			—	—	—	611	2,445	4,890	(1)	—		—	379,806
Banerjee	2/13/20	Long-term awards	—	—	—	611	2,445	4,890	(2)	—		—	379,806
			—	—	—	—	—	—		20,250	(3)	155.34	479,168
	2/13/20	Annual incentive(4)	87,111	348,445	696,890	—	—	—		—		—	—
			—	—	—	418	1,671	3,342	(1)	—		—	259,573
Chambers	2/13/20	Long-term awards	—	—	—	418	1,670	3,340	(2)	—		—	259,418
			—	—	—	—	—	—		13,500	(3)	155.34	319,445
	2/13/20	Annual incentive(4)	87,902	351,609	703,218	—	—	—		—		—	—

*	All awards were made pursuant to the 2011 Plan.

(1)

The awards relate to grants of PSUs with a three-year performance period. The related grant date fair value of these awards in fiscal 2020 is also included in the “Stock Awards” column of the Summary Compensation Table. See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation—Long-term Performance-Based Share Units” for further discussion regarding the awards.

(2)

Consists of performance-based RSUs awarded in fiscal 2020 under the 2011 Plan. Vesting of the RSUs is dependent upon the achievement of consolidated financial metrics (operating income and RONAEBIT) over a one-year performance period, as well as continued employment during the subsequent two-year service period. As previously discussed, based on Company performance during fiscal 2020, these RSUs were not earned and, as a result, were forfeited. See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation—Performance-Based Restricted Stock Units” for more information.

(3)

The options were granted at the regularly scheduled February 13, 2020 meeting of the Organization and Executive Compensation Committee (the “Compensation Committee” or the “Committee”) and have an exercise price equal to the closing price of Snap-on stock as reported on the NYSE on the date of grant ($155.34). The options vest in three annual increments beginning on the first anniversary of the grant date. See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation—Stock Options” for further information regarding the awards.

(4)

Amounts represent the annual incentive opportunity available under the 2011 Plan. Payouts are dependent on performance as compared to pre-defined goals. The targets relate to quantifiable consolidated Company financial performance—operating income and return on net assets. In addition, a portion of the annual incentive is based on the attainment of personal strategic business goals. Payments related to the total Company financial measures can increase from 25% of the target amount if a threshold level of performance has been reached to 200% of the target amount if a maximum level of performance has been achieved, and are adjusted proportionately and interpolated between performance levels. Achievement of the personal strategic business goals can range from zero percent to the maximum based on personal attainment of those goals.

See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Annual Incentives” for further discussion regarding the awards.

(5)	For stock awards and options, this amount represents the grant date fair value calculated in accordance with ASC 718. See Note 14 to our Consolidated Financial Statements.

The Company sponsors a Non-qualified Deferred Compensation Plan to which participants may defer all or a portion of each of their base salary, non-equity incentive plan compensation and/or stock awards.

Table 5: Outstanding Equity Awards at Fiscal Year-End (January 2, 2021)

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(1)	Option Expiration Date(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Pinchuk	125,000		$60.00	2/8/2022
	130,000		79.04	2/13/2023
	130,000		109.43	2/13/2024
	130,000		144.69	2/12/2025
	135,000		138.03	2/11/2026
	135,000		168.70	2/9/2027
	61,525	30,763	161.18	2/15/2028
	27,687	55,372	155.92	2/14/2029
		83,059	155.34	2/13/2030
					—	(3)	—
					10,568	(3)	$1,808,608
					10,033	(3)	1,717,048
					—	(4)	—
Pagliari	27,000		60.00	2/8/2022
	30,000		79.04	2/13/2023
	33,000		109.43	2/13/2024
	34,000		144.69	2/12/2025
	35,000		138.03	2/11/2026
	36,000		168.70	2/9/2027
	17,368	8,684	161.18	2/15/2028
	7,834	15,666	155.92	2/14/2029
		23,500	155.34	2/13/2030
					—	(3)	—
					2,992	(3)	512,051
					2,840	(3)	486,038
					—	(4)	—
Ward	42,000		144.69	2/12/2025
	42,000		168.70	2/9/2027
	19,097	9,549	161.18	2/15/2028
	8,584	17,166	155.92	2/14/2029
		25,750	155.34	2/13/2030
					—	(3)	—
					3,104	(3)	531,219
					2,947	(3)	504,350
					—	(4)	—
Banerjee	13,500		144.69	2/12/2025
	9,000		138.03	2/11/2026
	28,000		168.70	2/9/2027
	14,993	7,496	161.18	2/15/2028
	6,750	13,500	155.92	2/14/2029
		20,250	155.34	2/13/2030
					—	(3)	—
					2,576	(3)	440,857
					2,445	(3)	418,437
					—	(4)	—
Chambers	6,000		60.00	2/8/2022
	6,500		79.04	2/13/2023
	7,000		109.43	2/13/2024
	7,000		144.69	2/12/2025
	8,000		138.03	2/11/2026
	9,500		168.70	2/9/2027
	5,063	2,531	161.18	2/15/2028
	4,000	8,000	155.92	2/14/2029
		13,500	155.34	2/13/2030
					—	(3)	—
					1,440	(3)	246,442
					1,671	(3)	285,975
					—	(4)	—

(1)

Option awards granted under the 2011 Plan or the predecessor plan. All options have an exercise price equal to the value of our common stock on the grant date, vest in three annual increments beginning on the first anniversary following grant and expire 10 years from the relevant grant date.

(2)	Based on the $171.14 per share closing price of our common stock on December 31, 2020, the last trading day of fiscal 2020.

(3)

Consists of PSUs awarded in fiscal years 2018, 2019 and 2020 under the 2011 Plan. Vesting of the PSUs is dependent upon cumulative performance relative to revenue growth and RONAEBIT over the relevant three-year performance period. See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation—Long-term Performance-Based Share Units” for additional information regarding awards.

On February 11, 2021, the Compensation Committee and Board of Directors reviewed the Company’s actual performance during the three-year performance period that concluded at the end of fiscal 2020 and determined that the PSUs granted in 2018 did not meet the threshold performance level. As a result, these awards were forfeited.

As of the end of fiscal 2020, performance for the PSUs granted in fiscal 2019 was between the threshold and target levels; therefore, the value of the award is shown at the target grant number. Actual performance will be reviewed by the Committee and the Board of Directors at their February 2022 meetings.

As of the end of fiscal 2020, performance for the PSUs granted in fiscal 2020 was between the threshold and target levels; therefore, the value of the award is shown at the target grant number. Actual performance will be reviewed by the Committee and the Board of Directors at their February 2023 meetings.

(4)

Consists of performance-based RSUs awarded in fiscal 2020 under the 2011 Plan. On February 11, 2021, the Compensation Committee and Board of Directors reviewed the Company’s actual performance during fiscal 2020 and determined that the performance-based RSUs awarded in fiscal 2020 under the 2011 Plan did not meet the threshold performance level. As a result, these awards were forfeited. Vesting of the RSUs was dependent upon the achievement of the consolidated financial metrics set in the Company’s annual incentive plan—operating income and return on net assets—over the one-year performance period, as well as continued employment during the two-year service period. See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation—Performance-Based Restricted Stock Units” and the Grants of Plan-Based Awards table for more information.

Table 6: Option Exercises and Stock Vested 2020

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
Pinchuk	125,000	$11,513,660	14,305	$2,354,337
Pagliari	20,000	2,320,548	3,981	655,728
Ward	42,000	1,500,072	4,576	751,868
Banerjee	—	—	3,208	530,531
Chambers	9,320	1,049,372	1,120	184,851

(1)

Based on the difference between the exercise price and the sale price on the date of exercise with the exception of shares that were held upon the exercise of options; in such case, the value realized on exercise is based on the difference between the exercise price and the average of the high and low trading prices of our stock on the NYSE on the date of exercise.

(2)

The 2017 long-term incentive program had a three-year performance period that concluded at the end of fiscal 2019. On February 13, 2020, the Compensation Committee and Board of Directors reviewed actual performance during the performance period and determined that approximately 62.0% of the PSUs were earned and vested for each executive officer. The value realized on vesting for this award was based on the closing price of our stock on the NYSE on February 13, 2020, the vesting date.

The performance-based RSUs awarded in fiscal 2018 vested on January 2, 2021. The value realized on vesting for this award was based on the closing price of our stock on the NYSE on December 31, 2020, the last trading day of fiscal 2020.

Defined Benefit Plans

Snap-on Incorporated Retirement Plan

The Snap-on Incorporated Retirement Plan (the “Pension Plan”) is a defined benefit retirement plan that covers substantially all U.S. salaried employees, with minimum service requirements. The Pension Plan is a “qualified” retirement plan under the Internal Revenue Code (the “Code”) and is therefore subject to the Code’s limits on eligible compensation and benefits payable. Benefits are determined using either final average earnings and years of credited service or an account-based formula. We do not make any specific contributions for the NEOs. All salaried employees hired since 2001 participate under the account-based formula in the Pension Plan. The table below shows the number of years of credited service, the present value of accumulated benefits and the payments made during the last fiscal year under the Pension Plan and Snap-on Incorporated Supplemental Retirement Plan for Officers (the “Supplemental Plan”). See below for a discussion of the Supplemental Plan. The assumptions used to determine the present value of the accumulated benefit are discussed in Note 12 to our Consolidated Financial Statements.

There are not any provisions in the plans providing for the granting of additional years of credited service beyond an employee’s working career, including the NEOs. There are provisions in the change of control agreements, which are described below, that indicate that two additional years of service may be granted for covered executives.

Supplemental Retirement Plan

Approximately 90 active and former executives, including the NEOs, participate in the Supplemental Plan. The Supplemental Plan is a non-qualified excess benefit and supplemental retirement plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); it provides benefits that would be payable to participants under the Pension Plan except for the limitations provided for qualified plans under the Code. The Supplemental Plan has a final average pay formula and an account-based formula, both of which are based on the final average pay and account-based formulas in the Pension Plan. Under the Supplemental Plan, each participant will receive the difference, if any, between the full amount of retirement income due under the Supplemental Plan formula that applies to the participant and the amount of retirement income payable to the participant under the Pension Plan formula when applicable IRS limitations are applied. The Supplemental Plan also includes deferred compensation as eligible pay for pension purposes. Qualified retirement plan compensation limits per participant were $285,000 per annum for 2020, $280,000 for 2019 and $275,000 for 2018 under Section 401(a)(17) of the Code.

Table 7: Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)*	Present Value of Accumulated Benefit ($)**	Payments During Last Fiscal Year ($)
Pinchuk	Snap-on Incorporated Retirement Plan(1)	18.5	$502,286	—
	Supplemental Retirement Plan(1)	18.5	2,762,608	—
Pagliari	Snap-on Incorporated Retirement Plan(1)	18.1	387,646	—
	Supplemental Retirement Plan(1)	18.1	611,361	—
Ward	Snap-on Incorporated Retirement Plan(2)(3)	33.0	2,117,763	—
	Supplemental Retirement Plan(2)(3)	33.0	6,129,198	—
Banerjee	Snap-on Incorporated Retirement Plan(1)	17.9	440,980	—
	Supplemental Retirement Plan(1)	17.9	433,984	—
Chambers	Snap-on Incorporated Retirement Plan(1)	17.0	332,279	—
	Supplemental Retirement Plan(1)	17.0	194,841	—

*	Mr. Ward’s credited service also includes service years from participating in a pension plan that was merged into the Pension Plan.

**	At January 2, 2021.

(1)

The defined benefit is determined using an account-based cash balance plan formula with pay credits ranging from 3% to 10% based on years of credited service and age. Interest is credited annually based on the five-year Treasury rate as calculated in November of the preceding year, with a minimum interest rate of 3.75%. The values shown are the present value of the account balances that would be available upon termination of employment. There are no subsidized optional forms of payment. The Pension Plan is a tax-qualified retirement plan. The Supplemental Plan is a non-qualified excess benefit and supplemental retirement plan providing benefits using the same formulas as in the Pension Plan, but without regard to IRS-imposed limits.

(2)

The total pension benefit is determined as described in footnote 3 below except that the Supplemental Plan benefit is offset by the benefit payable from the Pension Plan. Benefits from the Pension Plan are as calculated in footnote 3 below for service since August 5, 1996. For service prior to August 5, 1996, benefits are calculated according to the following formula:

[(2% x Final Average Pay x Projected Service) - (2.4% of Social Security benefit x Projected Service)]

multiplied by

(Current Service divided by Projected Service)

Early retirement on the latter calculation is age 50 with 10 years of service.

“Final Average Pay” is an individual’s average annual earnings during the last three completed consecutive calendar years of employment and generally includes only base salary and commissions paid in a given year.

“Projected Service” means the total number of years a participant could have been eligible to earn a pension benefit if he/she participated in the plan until age 65.

“Current Service” means the total number of years a participant actually earned a pension benefit.

(3)

The total defined benefit is determined using the final average pay formula under the Pension Plan and provides, at the normal retirement age of 65, that retirement benefits will be calculated using the following benefit formula:

[1.2% x Final Average Pay x Years of Credited Service]

plus

[0.45% x {Final Average Pay minus Social Security Covered Compensation} x Years of Credited Service]

“Final Average Pay” is an individual’s average annual earnings during the five highest completed consecutive calendar years of employment and generally includes base salary, commission and bonus amounts paid in a given year.

“Social Security Covered Compensation” is a 35-year average of the Social Security Maximum Taxable Wage Base (according to federal regulations) for each calendar year to social security retirement age.

“Years of Credited Service” is the number of years and fractional number of years of continuous employment up to 35 years.

The Normal Form of Benefit (as defined in the Pension Plan) for benefits earned through 2012, is a 50% joint and survivor benefit with five years certain, which is unreduced since Mr. Ward has attained age 60. For benefits earned after 2012, the Normal Form of Benefit is a 50% joint and survivor annuity, which is also unreduced since Mr. Ward has attained age 65.

Non-qualified Deferred Compensation

The Snap-on Incorporated Deferred Compensation Plan (the “Deferred Compensation Plan”) is primarily intended to allow eligible participants to defer base salary and incentive compensation; however, the Company may also make matching contributions, including those to restore 401(k) Plan matching contributions otherwise limited by IRS regulations. Approximately 55 active and retired executives, including the NEOs, are eligible to participate in the Deferred Compensation Plan.

The Deferred Compensation Plan is a non-qualified excess benefit and supplemental retirement plan as defined by Sections 3(36) and 201(2) of ERISA. Participants are allowed to defer amounts into a cash fund or into a Snap-on common stock fund. Participants are allowed to take a distribution of deferrals and matching contributions following a participant’s termination of employment or retirement or to schedule a specific deferral period. Information for each of the NEOs is set forth below relating to the Deferred Compensation Plan.

The Deferred Compensation Plan complies with the requirements of Section 409A of the Code.

Table 8: Non-qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)(2)	Aggregate Balance at Last Fiscal Year End ($)(3)
Pinchuk	—	$25,724	$212,552	—	$7,872,122
Pagliari	$55,262	8,029	13,020	$113,787	877,886
Ward	—	—	2,836	—	184,041
Banerjee	—	5,388	91,660	—	3,977,102
Chambers	—	5,513	1,212	—	83,480

(1)

Amounts reported as Executive Contributions are discussed in footnote 6 to the Summary Compensation Table and amounts reported as Registrant Contributions are reported in the “All Other Compensation” column of the Summary Compensation Table.

(2)	These amounts were deferred in prior years. Mr. Pagliari’s distribution was paid according to a scheduled deferral election.

(3)

Of the amounts reported in the “Aggregate Balance at Last Fiscal Year End” column, the following amounts were previously reported in the Summary Compensation Tables in the Company’s Proxy Statements for its prior Annual Meetings of Shareholders: Mr. Pinchuk—$2,992,309; Mr. Pagliari—$721,582; Mr. Ward—$81,623; Mr. Banerjee—$1,192,310; and Mr. Chambers—$10,167.

Potential Payments on Change of Control

and Other Employment-related Agreements

We have change of control agreements with the NEOs to provide continued compensation and benefits in the event of a “change of control,” which is defined in the agreements to include a merger or similar transaction involving the Company, a third party becoming a 25% or greater shareholder of the Company, a covered removal of directors on the Company’s Board or a liquidation of the Company. The agreements are for one-year terms and are automatically extended each year for another one-year term unless notice is given. The agreements provide that if there is a change of control, then the terms will continue for 24 months.

The circumstances under which benefits are payable pursuant to the agreements generally are a change of control plus one of the following: the termination of the executive officer without cause by the Company or by the officer for other defined reasons within two years after a change of control; or the termination of the executive officer’s employment by the Company without cause in anticipation of a change of control.

Benefits under the change of control agreements include:

•

A lump sum payment equal to two times the sum of: (i) the executive officer’s base salary prior to termination; and (ii) an amount equal to the average of the individual’s bonus or incentive compensation paid or payable for the three full fiscal years prior to the year in which the change of control of the Company occurs;

•

All annual bonus or incentive awards that were earned but not yet paid are to be paid, and all annual bonus or incentive awards that were not yet earned are deemed to have been earned pro rata, as if the performance goals were attained as of the effective date of the change of control, based on the executive officer’s target award opportunity for the fiscal year multiplied by the percentage of the fiscal year elapsed as of the date of the change of control;

•	Continuation of health, disability, life and other insurance benefits for two years;

•	Two years’ credit for service for the purposes of any pension benefit plan in which the executive officer participated;

•	401(k) Plan matching payments will be given for two years;

•	Payment of any accrued but unpaid compensation; and

•	A reduction in payments in certain circumstances so as to avoid adverse excise tax consequences to the executive officer.

Such benefits under the agreements are payable regardless of the former officer seeking or obtaining employment following termination, provided that the level of any health, disability, life or other insurance benefits are to be reduced if the executive officer obtains other employment.

Under the 2011 Plan, accelerated vesting will be provided for certain awards only if there is a termination of employment following a change of control, except to the extent the Committee provides a result more favorable to holders of awards.

The following table sets forth the estimated current value of benefits that could be paid to our NEOs upon a change of control under the individual change of control agreements. These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the NEOs, which would only be known at the time that they become eligible for payment and would only be payable if a change of control were to occur.

Table 9: Potential Payments on Change of Control

Name	Severance Amount(1)	Pension Enhancement(2)	Early Vesting of Stock Options(3)	Early Vesting of Long-term Performance- Based Units(4)	Other(5)	Estimated Tax Gross Up(6)	Total
Pinchuk	$3,672,565	$499,637	$2,461,494	$7,318,548	$37,164	—	$13,989,408
Pagliari	1,522,623	206,327	696,228	2,071,832	38,088	—	4,535,098
Ward	1,659,362	—	763,223	2,149,630	38,088	—	4,610,303
Banerjee	1,270,828	178,913	600,080	1,783,723	37,043	—	3,870,587
Chambers	1,282,154	130,665	360,269	1,103,964	37,943	—	2,914,995

(1)

This amount represents two times the sum of the executive officer’s base salary immediately prior to the termination of employment and an amount equal to the average of the individual’s bonus or incentive compensation paid or payable for the three full fiscal years prior to the year in which the change of control of the Company occurs, as specified by the change of control agreements. These amounts are based on the base salary in effect on January 2, 2021, and the average annual incentive compensation paid for the last three fiscal years.

(2)

This amount represents the present value of an additional two years of service under the Pension Plans and an additional two years of 401(k) Plan matching payments, as specified by the change of control agreements. These amounts are based on the calculation included in the footnotes to the Pension Benefits table.

(3)

Accelerated vesting would only occur for outstanding unvested stock options granted under the 2011 Plan if there was a termination of employment following a change of control. The amounts shown represent the value of such unvested stock options based on the $171.14 per share closing price of our common stock on December 31, 2020, the last trading day of fiscal 2020.

(4)

These amounts represent the value of the unvested PSUs and performance-based RSUs (as well as related dividend equivalents) held by the executive officer, which would become vested only if there was a termination of employment following a change of control, based on the fiscal year-end closing price of our common stock.

(5)	These amounts include payments for two years of life insurance and medical and dental benefits, as specified by the change of control agreements.

(6)	The agreements do not provide a tax gross up; however, they do allow for a reduction in payments in certain circumstances so as to avoid adverse excise tax consequences to the executive officer.

In addition to the agreements discussed in this section, the NEOs also participate in, and will be entitled to payments under, the various retirement and deferred compensation plans discussed above under “Defined Benefit Plans” and “Non-qualified Deferred Compensation.”

PAY RATIO DISCLOSURE

In accordance with Item 402(u) of Regulation S-K, the Company is providing the following information for fiscal 2020:

•	Median of annual compensation of all employees excluding the CEO – $61,963

•	Annual total compensation of the CEO – $7,933,529

•	Ratio of CEO annual total compensation to median employee compensation – 128:1

The Company is using the same median employee—an individual serving in a shipping and receiving role in the United States—for pay ratio purposes that it used in its fiscal 2018 calculation since there have not been any changes in the Company’s employee population or employee compensation arrangements that it believes would significantly impact the pay ratio disclosure. For a discussion regarding how the Company identified its median employee from a compensation perspective, please see “Pay Ratio Disclosure” in the Company’s Proxy Statement for its 2019 Annual Meeting of Shareholders. To determine the ratio disclosed above, the Company calculated the median employee’s compensation for fiscal 2020 in accordance with the rules applicable to the compensation elements included in the Summary Compensation Table and compared such compensation to the compensation of our CEO, as reported in the Summary Compensation Table.

COMPENSATION AND RISK

The Company performed a risk assessment to determine whether the components and design of the compensation plans for our associates promote excessive risk-taking. This assessment examined the following factors: overall compensation program design; performance metrics and goal setting; administrative procedures; and communication as well as disclosure. To further evaluate the risks associated with our compensation program, the Company’s internal audit function identified the internal controls within our compensation plans and policies and mapped these controls to the tests performed under the framework used by the Company to evaluate its internal controls for financial reporting purposes.

With regard to compensation plans for our senior executives, whose actions may expose the Company to the most significant business risks, the Company believes that our performance-based compensation and equity programs create appropriate incentives to increase long-term shareholder value without exposing the Company to material adverse risks. In addition to the internal controls mentioned above, we believe the following factors also mitigate the likelihood of excessive risk-taking: stock ownership guidelines; annual caps on cash bonuses; the percentage of long-term equity in the compensation mix; formal recoupment policies; and the discretion granted to the Organization and Executive Compensation Committee to monitor payouts.

Therefore, as a result of this assessment, we have concluded that the risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

ITEM 3:	ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

At the Annual Meeting, we are holding an advisory vote of our shareholders to approve the compensation of our named executive officers, as described in “Compensation Discussion and Analysis” and “Executive Compensation Information” in this proxy statement pursuant to Item 402 of the SEC’s Regulation S-K. We currently hold annual advisory votes to approve executive compensation, which is the frequency shareholders supported at the last advisory vote related to the frequency of these votes.

As described in “Compensation Discussion and Analysis” above, we design our executive compensation program to attract and retain high quality executive officers, to pay for operating performance funded by positive financial results, to pay at competitive levels, to increase the percentage of pay-at-risk with increasing levels of responsibility and to encourage adherence to the Company’s values of integrity, respect and uncompromising safety. A significant portion of our executive officers’ compensation is at risk, reflecting the Company’s philosophy that individuals should be rewarded for performance that contributes to Snap-on achieving its long-term and short-term strategic business objectives. In addition, the Company also seeks to reward its executive officers for operating performance, as well as the accomplishment of corporate and personal performance goals. We believe the Company’s compensation program as a whole is well suited to promote the Company’s objectives in both the long and short term.

Accordingly, the following resolution will be submitted to our shareholders for approval at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

As an advisory vote, this proposal is not binding on the Company. However, the Organization and Executive Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by our shareholders, and will consider the outcome of the vote when making future compensation decisions on the Company’s executive compensation program.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT.

ITEM 4:	APPROVAL OF THE AMENDMENT TO, AND RESTATEMENT OF, THE SNAP-ON INCORPORATED 2011 INCENTIVE STOCK AND AWARDS PLAN

At the Annual Meeting, we are seeking shareholder approval of the amendment to, and restatement of, the Company’s 2011 Incentive Stock and Awards Plan (the “2011 Plan” or, in this section, the “Plan”). The Plan was last approved by shareholders on April 30, 2015, and was amended and restated by the Board of Directors on February 11, 2021, subject to approval by the Company’s shareholders at the Annual Meeting.

It is anticipated that there will not be enough shares reserved under the 2011 Plan to sustain grants beyond fiscal 2021; therefore, the Company is asking shareholders to approve the amendment to, and restatement of, the Plan primarily to increase the number of shares authorized for future issuance pursuant to the Plan by 2,500,000 shares.

The 2011 Plan is designed to motivate participants by offering them the opportunity to acquire shares of the Company’s common stock, receive monetary payments based on the value of those shares or receive other incentive compensation. The Plan provides a means of compensating the Company’s officers, directors and employees in a way that is performance-driven because the value of many of the awards depends on either our corporate performance or the performance of our stock. The Plan is a cash and stock-based incentive plan, and allows the Company to grant participants stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance shares or performance units, and other management incentive awards, including awards that may be based upon the achievement of specific performance goals.

The Board believes that shareholder approval of the amendment to, and restatement of, the 2011 Plan is desirable because it will promote the interests of the Company and its shareholders by continuing to provide the Company with the ability to attract and retain outstanding people as officers, directors and employees, and by encouraging such individuals to maintain a personal interest in the Company’s continued success and progress. In addition, shareholder approval will allow the Company to maintain the Plan as a means of linking personal compensation to the creation of shareholder value.

The summary of the 2011 Plan provided herein is not complete and is qualified in its entirety by the full text of the Plan, as amended and restated subject to shareholder approval at the Annual Meeting, which is attached as Appendix B to this Proxy Statement.

Summary of Amendments

We reviewed our projections of share usage under the Plan and determined that additional shares are necessary to allow us to make future grants that fulfill the objectives of the Plan and our current compensation practices. Therefore, subject to shareholder approval at the Annual Meeting, the Plan, as amended and restated, authorizes an additional 2,500,000 shares for future issuance under the Plan, which we currently estimate will provide enough shares to sustain grants for approximately four years. Other minor, and primarily administrative or clarifying, changes are also being made to the Plan, including the removal of provisions related to the former performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

If shareholders do not approve the amendment to, and restatement of, the 2011 Plan, the Company will no longer be able to grant awards under the Plan after the existing share reserve is exhausted and it will need to evaluate other alternatives for providing equity and other incentive compensation to its officers, directors and employees.

Administration and Eligibility

The Plan is administered by the Organization and Executive Compensation Committee (in this section, the “Committee”). The Committee is required to be comprised of at least two directors. Each member of the Committee must meet the independence requirements of applicable law and regulation, including, without limitation, the requirements imposed by the NYSE, and also qualify as a “non-employee director” under the Securities Exchange Act of 1934 (the “Exchange Act”). Each member of the Committee currently meets these requirements.

The Committee has the authority to:

•	interpret the provisions of the Plan;

•	make, amend and rescind rules and regulations relating to the Plan;

•	correct any defect, supply any omission or reconcile any inconsistency in any award or agreement covering an award; and

•	make all other determinations necessary or advisable for administering the Plan.

The Board approves grants of awards to non-employee directors. In this summary, reference to the “Committee” shall be deemed to include the Board in its capacity with respect to non-employee director awards.

To the extent permitted by law, the Board can delegate to another committee of the Board or to one or more of our officers the authority and responsibility of the Committee. However, for actions related to individuals subject to the provisions of Section 16 of the Exchange Act, the Board can delegate that authority and responsibility only to another committee of the Board consisting entirely of non-employee directors.

Participants in the Plan are our non-employee directors, officers and other employees, or individuals engaged to become officers or employees, who the Committee has designated to receive an award under the Plan. As of February 11, 2021, there were nine non-employee directors and approximately 1,000 officers and employees eligible to participate in the Plan.

Awards Under the Plan; Available Shares

The 2011 Plan permits the grant of:

•

stock options, which may be either “incentive stock options” meeting the requirements of section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) (which we refer to as “ISOs”), or “non-qualified stock options” that do not meet the requirements of section 422 of the Code;

•	SARs;

•	restricted stock;

•	RSUs;

•	performance shares;

•	performance units; and

•	management incentive awards (provided that non-employee directors may not be granted management incentive awards).

The Committee has the full power and authority to determine:

•	the types of awards to be granted to each participant;

•	the number of shares of our common stock with respect to which an award is granted; and

•	any terms and conditions of awards.

The Committee can grant awards under the Plan either alone or in addition to any other award (or any other award granted under our other plans).

Since the inception of the 2011 Plan, the Company has reserved a total of 9,100,000 shares of common stock for issuance pursuant to the Plan. As of February 26, 2021, 1,072,925 shares remained available for future issuance under the Plan. Subject to shareholder approval of the amendment to, and restatement of, the Plan at the Annual Meeting, the Company will be reserving an additional 2,500,000 shares for future issuance under the Plan, all of which may be issued pursuant to the exercise of ISOs.

Any shares issued pursuant to the exercise of stock options and stock-settled SARs are counted against the share limit on a one-for-one basis and any shares issued pursuant to awards other than options and stock-settled SARs are counted against the share limit on a two-for-one basis. The number of shares reserved for issuance is reduced by the number of shares delivered to or withheld by the Company to pay the exercise price of stock options or to pay the withholding taxes related to awards. In general, if an award lapses, expires, terminates or is canceled without the issuance of shares or a cash payment, or if shares are issued under any award and we reacquire such shares, then these shares may be reused for new awards under the Plan.

The Plan also provides that, subject to adjustment to prevent dilution, no individual participant may be granted awards that could result in such participant receiving in any single fiscal year:

•	stock options for more than 1,000,000 shares of our common stock;

•	SARs for more than 1,000,000 shares of our common stock;

•	awards of restricted stock relating to more than 500,000 shares;

•	awards of RSUs relating to more than 500,000 shares;

•	performance shares relating to more than 500,000 shares;

•	awards of performance units for more than 500,000 shares; or

•	incentive award payments greater than $5,000,000.

Terms of Awards

Stock Options.    The Committee establishes the exercise price for each stock option, which may not be less than the fair market value of the shares subject to the stock option as determined on the grant date. No stock option granted to an employee may become vested prior to one year from the date of grant; however, a stock option may provide for accelerated vesting if the participant terminates employment by reason of death or disability. Stock options are exercisable on the terms and conditions the Committee specifies, except that a stock option must terminate no later than 10 years after the grant date. In all other respects, unless the Committee determines otherwise, the terms of any ISO must comply with the provisions of Section 422 of the Code.

If the Company grants stock options to non-employee directors, no such option may become vested prior to one year from the date of grant; however, a stock option may provide for accelerated vesting if the non-employee director terminates services by reason of death or disability. Each such option granted to a non-employee director will, except as otherwise provided, terminate in 10 years, or a lesser period of time, depending on the director’s age, years of service and reason the director ceases to serve on the Board.

SARs.    The Committee establishes the exercise price for each SAR, which may not be less than the fair market value of the shares subject to the SAR on the grant date. No SAR may become vested prior to one year from the date of grant; however, a SAR may provide for accelerated vesting if the participant terminates employment by reason of death or disability. SARs are exercisable on the terms and conditions that the Committee specifies, except that a SAR must terminate no later than 10 years after the grant date. The Committee may determine to pay SARs in cash, in shares or in a combination of cash and shares.

Restricted Stock, RSUs, Performance Shares and Performance Units.    Each award of restricted stock, RSUs, performance shares or performance units may be subject to such terms and conditions as the Committee deems appropriate, including, without limitation, the achievement of one or more performance goals. An award of performance shares or performance units must have a vesting period of at least one year. An award of restricted stock or RSUs must have a vesting period of at least one year if it requires the achievement of performance goals, and at least three years if it is not subject to performance goals; provided that up to 5% of the shares available for issuance pursuant to awards may be granted without any minimum vesting period.

For purposes of the 2011 Plan, performance goals are those that generally relate to the achievement of certain results by the Company or any one or more of its subsidiaries or business units, including results with respect to revenue, cash flow, net cash provided by operating activities, net cash provided by operating activities less net cash used in investing activities, cost of goods sold, ratio of debt to debt plus equity, profit before tax, gross profit, net profit, net sales, operating income, operating income (before financial services), earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, fair market value per share, basic earnings per share, diluted earnings per share, return on shareholder equity, average accounts receivable (calculated by taking the average of accounts receivable at the end of each month), average inventories (calculated by taking the average of inventories at the end of each month), return on average total capital employed, return on net assets employed before interest and taxes, economic value added, return on year-end equity, and/or other goals the Committee may establish in its discretion.

The Committee may also provide for the acceleration of restrictions on such awards, and deemed achievement of performance goals subject to an award, upon a participant’s death or disability. The Committee may determine to pay RSUs or performance units in cash, in shares or in a combination of cash and shares.

Management Incentive Awards.    Under the 2011 Plan, the Committee may grant incentive awards to such officers as it selects and determines all terms and conditions of the incentive awards. Payment of all or any portion of the amount subject to an incentive award may be contingent on the achievement or partial achievement of one or more of the performance goals during the specified period.

Non-employee Director Awards.    The 2011 Plan provides that the non-employee directors will receive awards under the Plan subject to the terms and conditions set by the Board. Non-employee directors will not be eligible to receive ISOs or management incentive awards.

Other Terms.    Any award granted under the 2011 Stock and Incentive Plan may also be subject to other provisions as the Committee determines appropriate, including, without limitation, provisions to:

•

defer the delivery of shares or recognition of taxable income relating to awards or cash payments derived from the awards (provided that such a deferral will not result in an increase in the number of shares issuable under the Plan);

•	purchase shares under stock options or SARs in installments;

•	pay for stock options using cash or other shares or other securities of the Company;

•

allow the participant to receive dividend payments or dividend equivalent payments for the shares subject to the award (both before and after such shares are earned, vested or acquired), which payments may be either made currently or credited to an account for the participant (but no payments may be made for performance shares or performance units that are not earned);

•	restrict resale or other disposition; and

•	comply with federal or state securities law and stock exchange requirements.

The terms of awards may vary between participants. In addition, all awards granted under the Plan shall be subject to the terms of the Company’s Clawback Policy, which is described above in “Executive Compensation—Compensation Discussion and Analysis—Clawback Policy.”

Adjustments

If the Committee determines that certain corporate transactions (which could include among other things a dividend or other distribution, recapitalization, stock split, reorganization, merger, repurchase, exchange of shares, issuance of warrants or other rights to purchase shares or other Company securities, or other similar corporate transactions) affect the shares such that a proportionate substitution or adjustment is appropriate to prevent dilution or enlargement of the benefits intended to be made available under the 2011 Plan, then the Committee will adjust:

•	the number and type of shares subject to the Plan, and that may, after the event, be made the subject of awards;

•	the number and type of shares subject to outstanding awards; and

•	the grant, purchase or exercise price with respect to any award.

The Committee may, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, and without affecting the number of shares otherwise reserved or available under the 2011 Plan, authorize the issuance or assumption of awards upon terms it deems appropriate.

Change of Control

Except to the extent the Committee provides a more favorable result to holders of awards, upon a participant’s qualifying termination of employment following a Change of Control (as defined in the Plan):

•	all outstanding options and SARs shall vest automatically;

•	the restrictions on restricted stock and RSUs shall lapse;

•	the restrictions on performance shares and performance units shall lapse as provided in the agreements evidencing the awards;

•	each holder of RSUs, performance shares or performance units that have been earned but not yet paid will receive cash equal to the value of the RSUs, performance shares and/or performance units;

•

all incentive awards that are earned but not yet paid will be paid, and all incentive awards that are not yet earned will be deemed to have been earned pro rata, as if the performance goals were attained as of the effective date of the Change of Control, based on the participant’s target award opportunity with respect to such award multiplied by the percentage of the period elapsed as of the date of the Change of Control; and

•	all holders of awards with respect to which dividend equivalents or similar amounts have been credited will receive a cash payment equal to the value of such dividend equivalents or similar amounts.

Transferability

Awards granted under the 2011 Plan are not transferable other than by will or by law. Additionally, the Committee may allow a participant to designate a beneficiary to exercise the award after the participant’s death.

Further Amendment and Termination of the 2011 Plan

The 2011 Plan will terminate, and awards may not be granted, more than 10 years after the date our shareholders last approve the Plan, unless the Board earlier terminates the Plan.

The Board may amend, alter, suspend, discontinue or terminate the 2011 Plan at any time, except that shareholders must approve any amendment of the Plan if (i) such approval is required by law or regulation or the listing requirements of the New York Stock Exchange (the “NYSE”) or any principal securities exchange or market on which our common stock is then traded; or (ii) the amendment materially increases the number of shares reserved for issuance or relates to participant limitations (subject to the adjustment provisions provided in the Plan), shortens the restriction periods for restricted stock, RSUs, performance shares or performance units, or amends the repricing provisions.

Repricing

The Committee may not decrease the exercise price for any outstanding stock option or SAR granted under the Plan after the grant date or allow a participant to surrender an outstanding stock option or SAR granted under the Plan for a new stock option or SAR with a lower exercise price.

Amendment, Modification or Cancellation of Awards

Subject to the requirements of the Plan and its restrictions on repricing, and so long as any amendment or modification does not increase the number of shares issuable under the Plan (except as permitted by the adjustment provisions described previously), the Committee can:

•	change any award or waive any restrictions or conditions applicable to any award; and

•	amend or cancel the terms applicable to any awards by mutual agreement between the Committee and the participant or any other persons as may then have an interest in the award.

The Committee does not need the consent of a participant (or other interested party) to cancel an award pursuant to the adjustment provisions described previously.

Withholding

The Company may withhold the amount of any tax attributable to any amount payable or shares deliverable under the Plan after giving notice to the person entitled to receive such amount or shares, and we can defer making payment or delivery if any such tax may be pending. The Committee may, in its discretion, permit a participant to pay any related withholding taxes by having the Company withhold shares otherwise issuable under the award, tendering back shares received in connection with such award or delivering other previously owned shares, in each case such shares having a fair market value equal to the amount to be withheld.

New Plan Benefits

The number of awards that will be granted under the 2011 Plan in the future to any single key employee or group of key employees is not determinable at this time. However, the following awards were issued on February 11, 2021, pursuant to the Plan, and are not subject to shareholder approval:

NEW PLAN BENEFITS

Name and Position	Dollar Value ($)(1)	Number of Units(2)	Options
Nicholas T. Pinchuk Chairman, President and Chief Executive Officer	$ 7,363,357	25,377	40,687
Aldo J. Pagliari Senior Vice President–Finance and Chief Financial Officer	2,159,796	7,010	14,986
Thomas J. Ward Senior Vice President and President–Repair Systems & Information Group	2,235,063	7,145	15,275
Anup R. Banerjee Senior Vice President–Human Resources and Chief Development Officer	1,789,783	5,799	12,397
Timothy L. Chambers Senior Vice President and President–Snap-on Tools Group	1,478,831	4,524	9,672
All current executive officers as a group	18,976,705	71,228	108,360
All other employees as a group(3)	15,899,882	118,184	223,980
All non-employee directors as a group(4)	1,302,266	6,858	—

(1)

Reflects the value of fiscal 2021 grants of PSUs, restricted stock, RSUs, SARs and stock options under the Plan. For the NEOs and all current executive officers as a group, these totals also include management incentive awards at the target level.

(2)	Includes PSUs, restricted stock, RSUs and SARs. PSUs are reported at the target payout. The number of units reported for all other employees as a group includes 1,200 cash-settled SARs.

(3)	Excludes executive officers.

(4)	The totals for non-employee directors reflect restricted stock.

For information about grants to executive officers and non-employee directors in fiscal 2020 pursuant to the Plan, see the Grants of Plan Based Awards table as well as the Director Compensation table above.

Stock Price

On February 26, 2021, the closing price of our common stock on the NYSE was $203.11.

Federal Income Tax Consequences

The following summarizes certain federal income tax consequences relating to the Plan under current tax law.

Stock Options.    The grant of a stock option under the Plan creates no income tax consequences to the Company or the recipient. A recipient who is granted a non-qualified stock option will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the common stock at such time over the exercise price multiplied by the number of shares covered by the option exercise. The Company will generally be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the recipient. Upon the recipient’s subsequent disposition of the shares received with respect to such stock option, the recipient will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common stock on the exercise date). Under certain circumstances involving a change of control, the Company may not be entitled to a deduction with respect to stock options granted to certain executive officers.

In general, an employee will recognize no income or gain as a result of exercise of an ISO (except that the alternative minimum tax may apply). Except as described below, the employee will recognize a long-term capital gain or loss on the disposition of the common stock acquired pursuant to the exercise of an ISO and the Company will not be allowed a deduction. If the employee fails to hold the shares of common stock acquired pursuant to the exercise of an ISO for at least two years from the grant date of the ISO and one year from the exercise date, the employee will recognize ordinary compensation income at the time of the disposition equal to the lesser of (i) the gain realized on the disposition, or (ii) the excess of the fair market value of the shares of common stock on the exercise date over the exercise price. The Company will generally be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the employee. Any additional gain realized by the employee over the fair market value at the time of exercise will be treated as a capital gain.

SARs.    Participants receiving SARs will generally not recognize taxable income at the time a SAR is granted. An award holder will recognize ordinary income upon the exercise of a SAR in an amount determined by multiplying (i) the excess of the fair market value of a share of common stock on the exercise date of the SAR over the fair market value of a share of common stock on the grant date of the SAR, by (ii) the number of SARs being exercised. The Company will be entitled to a tax deduction in the same amount.

Restricted Stock and RSUs.    Generally, a recipient will not recognize income and we will not be entitled to a deduction at the time an award of restricted stock or RSUs is made under the Plan, unless the recipient makes the election described below. A recipient who has not made such an election will recognize ordinary income at the time the restrictions on the stock lapse in an amount equal to the fair market value of the restricted stock at such time. The Company will generally be entitled to a corresponding deduction in the same amount and at the same time as the recipient recognizes income. Under certain circumstances involving a change of control, the Company may not be entitled to a deduction with respect to restricted stock granted to certain executive officers. Any otherwise taxable disposition of the restricted stock or RSUs after the time the restrictions lapse will result in a capital gain or loss to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common stock on the date the restrictions lapse). Dividends or dividend equivalents paid in cash and received by a participant prior to the time the restrictions lapse will constitute ordinary income to the participant in the year paid and we will generally be entitled to a corresponding deduction for such dividends. Any dividends paid in stock will be treated as an award of additional restricted stock subject to the tax treatment described herein.

A recipient may, within 30 days after the date of the award of restricted stock, elect to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such restricted stock on the date of the award (less the amount, if any, the employee paid for such restricted stock). If the recipient makes such an election, the Company will generally be entitled to a corresponding deduction in the same amount and at the same time as the recipient recognizes income. If the recipient makes the election, any cash dividends or dividend equivalents the recipient receives with respect to the restricted stock will be treated as dividend income to the recipient in the year of payment and will not be deductible by the Company. Any otherwise taxable disposition of the restricted stock (other than by forfeiture) will result in a capital gain or loss. If the recipient who has made an election subsequently forfeits the restricted stock, the recipient will not be entitled to deduct any loss. In addition, the Company would then be required to include as ordinary income the amount of any deduction we originally claimed with respect to such shares.

Performance Shares.    The grant of performance shares creates no income tax consequences for the Company or the recipient. Upon the recipient’s receipt of shares at the end of the applicable performance period, the recipient will recognize ordinary income equal to the fair market value of the shares received, except that if the recipient receives shares of restricted stock in payment of performance shares, recognition of income may be deferred in accordance with the rules applicable to restricted stock as described above. In addition, the recipient will recognize ordinary compensation income equal to the dividend equivalents paid on performance shares prior to or at the end of the performance period. The Company will generally be entitled to a deduction in the same amount and at the same time as income is recognized by the recipient. Upon the recipient’s subsequent disposition of the shares, the recipient will recognize capital gain or loss (long-term or short-term depending on the holding period) to the extent the amount realized from the disposition differs from the shares’ tax basis, i.e., the fair market value of the shares on the date the recipient received the shares.

Performance Units.    The grant of a performance unit creates no income tax consequences to the Company or the recipient. Upon the recipient’s receipt of cash and/or shares at the end of the applicable performance period, the recipient will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received, and the Company will be entitled to a corresponding deduction in the same amount and at the same time. If performance units are settled in whole or in part in shares, upon the recipient’s subsequent disposition of the shares the recipient will recognize a capital gain or loss (long-term or short-term depending on how long the shares have been held) to the extent of the amount realized upon disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the employee received the shares).

Management Incentive Awards.    An employee who is paid an incentive award will recognize ordinary income equal to the amount of cash paid, and the Company will be entitled to a corresponding deduction in the same amount and at the same time.

Accounting Treatment of Options

Under generally accepted accounting principles with respect to the financial accounting treatment of stock options used to compensate employees, upon the grant of stock options under the Plan, the fair value of the options is measured on the date of grant and this amount will be recognized as a compensation expense ratably over the vesting period. The cash the Company receives upon the exercise of stock options will be reflected as an increase in our capital. No additional compensation expense will be recognized at the time stock options are exercised in accordance with normal option terms, although the issuance of shares of common stock upon exercise may reduce basic earnings per share, as more shares of our common stock would then be outstanding. Additional compensation expense will be recognized at the time stock options are exercised if, upon approval by the Committee, the vesting period for unvested awards is accelerated.

Equity Compensation Plan Information

As of February 26, 2021, 54,427,377 shares of the Company’s common stock were outstanding, 1,072,095 shares remained available for future issuance under the Plan and 3,680,571 shares were subject to outstanding awards under the Plan, consisting of the following:

•	2,950,742 stock options, with a weighted average exercise price of $146.71 per share and a weighted average remaining contractual term of 6.2 years;

•	462,284 stock-settled SARs, with a weighted average exercise price of $159.43 per share and a weighted average remaining life of 7.3 years;

•	10,050 cash-settled SARs, with a weighted average exercise price of $58.61 per share and a weighted average remaining contractual life of 4.1 years;

•

6,858 shares of restricted stock granted to members of the Board of Directors that vest upon the earliest of the first anniversary of the grant date, the director’s death or disability or a change of control;

•	33,135 time-based RSUs, which cliff-vest three years after grant;

•	62,402 RSUs previously granted to members of the Board of Directors that vest upon the earliest of the director’s retirement from the Board, the director’s death or a change of control; and

•

155,100 PSUs, which may be earned between zero and 200% of the target amount based on pre-defined Company goals over three-year performance periods (actual awards earned will not be determined until after the end of each performance period).

The table below sets forth the number of (i) stock options and shares subject to stock-settled SARs granted, (ii) shares of restricted stock granted, (iii) PSUs and performance-based RSUs granted and (iv) PSUs and performance-based RSUs earned in the last three fiscal years, as well as the weighted-average number of shares of common stock outstanding during each year:

Equity Vehicle	2020	2019	2018
Stock Options and Stock-Settled SARs Granted	551,629	554,094	603,860
Restricted Stock Awards Granted	7,380	7,605	6,975
PSUs and Performance-Based RSUs Granted	81,745	84,028	87,077
PSUs and Performance-Based RSUs Earned	0	21,184	64,497
Weighted Average Basic Common Stock Outstanding	54,353,840	55,105,345	56,285,407

The following table provides information about the Company’s equity compensation plans as of January 2, 2021:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,642,889	(1)	$143.73	(2)	2,323,617	(3)
Equity compensation plans not approved by security holders	62,374	(4)	Not Applicable		—	(5)
Total	3,705,263		$143.73		2,323,617

(1)

Includes (i) options to acquire 3,600 shares granted under the 2001 Incentive Stock and Awards Plan (the “2001 Plan”); (ii) options and SARs to acquire 3,618,405 shares granted under the 2011 Plan (collectively with the 2001 Plan referred to as the “Incentive Plans” in this section); and (iii) 20,884 shares represented by deferred share units under the Directors’ Fee Plan. Excludes 83,628 shares issuable in connection with the vesting of performance share units and RSUs under the 2011 Plan. Also excludes shares of common stock that may be issuable under the employee and franchisee stock purchase plans.

(2)

Reflects only the weighted-average exercise price of outstanding stock options and SARs granted under the Incentive Plans and does not include shares represented by deferred share units under the Directors’ Fee Plan and shares issuable in connection with the vesting of performance share units or RSUs under the Incentive Stock and Awards Plans for which there are no exercise prices. Also excludes shares of common stock that may be issuable under the employee and franchisee stock purchase plans.

(3)

Includes (i) 1,457,415 shares reserved for issuance under the 2011 Plan; (ii) 186,641 shares reserved for issuance under the Directors’ Fee Plan; and (iii) 679,561 shares reserved for issuance under the employee stock purchase plan. No further awards may be granted under the 2001 Plan.

(4)

Consists of deferred share units under Snap-on’s Deferred Compensation Plan, which allows elected and appointed officers of Snap-on to defer all or a percentage of their respective annual salary and/or incentive compensation. The deferred share units are payable in shares of Snap-on common stock on a one-for-one basis and are calculated at fair market value. Shares of common stock delivered under the Deferred Compensation Plan are previously issued shares reacquired and held by Snap-on.

(5)

The Deferred Compensation Plan provides that Snap-on will make available, as and when required, a sufficient number of shares of common stock to meet the needs of the plan. It further provides that such shares shall be previously issued shares reacquired and held by Snap-on.

Vote Required

The affirmative vote of a majority of the shares represented at the Annual Meeting is required to approve the amendment to, and restatement of, the 2011 Plan, assuming a quorum is present. Abstentions will act as votes against this proposal; however, broker non-votes will have no effect on this vote.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO, AND RESTATEMENT OF, THE SNAP-ON INCORPORATED 2011 INCENTIVE STOCK AND AWARDS PLAN.

OTHER INFORMATION

Transactions with the Company

Snap-on discourages transactions, other than ordinary course purchases and sales of goods on standard commercial pricing and terms, with the potential for a financial conflict of interests between the Company on the one hand and its executive officers or directors (or related parties) on the other hand. Under Snap-on’s practices, any such transactions that do occur must be on a basis that is fair and reasonable to the Company and in accordance with Snap-on’s written Code of Business Conduct and Ethics and Corporate Governance Guidelines and other Company and Board policies. However, Snap-on does not have specific guidelines either permitting or prohibiting particular kinds of transactions. Any such transaction also must be approved by a disinterested majority of either the Board or an appropriate committee of the Board and periodically reviewed by the Board or appropriate Board committee thereafter. The Company requires directors and executive officers to disclose transactions or potential transactions to it for consideration. The Board and appropriate committees also review these matters, if any, in determining the independence of directors.

Jeffrey Gaskill, who is the son-in-law of Thomas J. Ward, Senior Vice President and President–Repair Systems & Information Group, is employed by the Company, but is not an executive officer. Mr. Gaskill’s annual base salary exceeds the $120,000 reporting threshold and he participates in the Company’s incentive plans, as well as its other benefit plans, on the same basis as other salaried employees. Mr. Gaskill’s compensation is determined in accordance with the Company’s standard policies and procedures, and Mr. Ward is not involved in the evaluation of his performance.

In fiscal 2020, the Company did not have any other transactions with directors, executive officers or greater-than-5% shareholders requiring disclosure under applicable SEC rules. However, please see “Corporate Governance Practices and Board Information—Board Information” above for certain matters that the Board considered in determining director independence.

Delinquent Section 16(a) Reports

The Company files the reports required under Section 16(a) of the Securities Exchange Act of 1934 on behalf of its executive officers and directors. We believe that during fiscal 2020 our executive officers and directors complied with all filing requirements under Section 16(a).

Householding

Pursuant to the rules of the SEC, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our Annual Report to shareholders and Proxy Statement. Upon written or oral request, we will promptly deliver a separate copy of the Annual Report to shareholders and/or Proxy Statement, without charge, to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify us of their requests by calling 1-262-656-5200 and asking for Investor Relations or by writing Snap-on Incorporated, Investor Relations, 2801 80th Street, Kenosha, Wisconsin 53143.

Copy of Annual Report

A copy (without exhibits) of the Company’s Annual Report to the SEC on Form 10-K for the fiscal year ended January 2, 2021, will be provided without charge to each record or beneficial owner of shares of the Company’s common stock as of March 1, 2021 (the record date for the 2021 Annual Meeting of Shareholders), on the written request of that person directed to the Office of the Corporate Secretary at the address set forth in “Commonly Asked Questions and Answers About the Annual Meeting” in this Proxy Statement. In addition, copies are available on the Company’s website at www.snapon.com.

The Company has made references to information contained on or available through its website for your use as background information only. This information is not part of this Proxy Statement.

Forward-looking Statements

Statements in this Proxy Statement that are not historical facts, including statements that (i) are in the future tense; (ii) include the words “expects,” “anticipates,” “intends,” “approximates,” or similar words that reference Snap-on or its management; (iii) are specifically identified as forward-looking; or (iv) describe Snap-on’s or management’s future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on cautions the reader that this Proxy Statement may contain statements that are forward-looking in nature and were developed by management in good faith and, accordingly, are subject to risks and uncertainties regarding Snap-on’s expected results that could cause (and in some cases have caused) actual results to differ materially from those described or contemplated in any forward-looking statement. Factors that may cause the company’s actual results to differ materially from those contained in the forward-looking statements include those found in the Company’s reports filed with the SEC, including the information under the “Safe Harbor” and “Risk Factors” headings in its Annual Report on Form 10-K for the fiscal year ended January 2, 2021, which are incorporated herein by reference. Snap-on disclaims any responsibility to update any forward-looking statement provided in this Proxy Statement, except as required by law.

Appendix A

SNAP-ON INCORPORATED

CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE

CATEGORICAL STANDARDS1

A director may not be considered independent if the director does not meet the criteria for independence by the New York Stock Exchange (the “NYSE”) and applicable law. A director is not considered independent under the NYSE criteria if the Board of Directors finds that the director has a material relationship with Snap-on Incorporated or the subsidiaries in its consolidated group (the “Company”). Under the NYSE rules:

1.

A director who is an employee, or whose Immediate Family Member is an executive officer, of the Company is not independent until three years after the end of such employment relationship. Employment as an interim Chairman or CEO shall not disqualify a director from being considered independent following that employment.

2.

A director who receives, or whose Immediate Family Member receives, more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 per year in such compensation. Compensation received by a director for former service as an interim Chairman or CEO need not be considered in determining independence under this test. Compensation received by an Immediate Family Member for service as a non-executive employee of the Company need not be considered in determining independence under this test.

3.

A director is not independent if (A) the director, or an Immediate Family Member, is a current partner of a firm that is the Company’s current internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an Immediate Family Member who is a current employee of such a firm and who personally works on the Company’s audit; or (D) the director, or an Immediate Family Member, was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

4.

A director who is employed, or whose Immediate Family Member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship.

5.

A director who is an executive officer or an employee, or whose Immediate Family Member is an executive officer of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues is not “independent” until three years after falling below such threshold.[2]

[1]	Any defined terms used herein shall have such meaning as set forth in the NYSE’s listing standards regarding the independence of directors.
[2]

In applying this test, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between the Company and the director or Immediate Family Member’s current employer; the Company need not consider former employment of the director or Immediate Family Member. Charitable organizations shall not be considered “companies” for purposes of this test, provided however, that the Company shall disclose in its annual proxy statement any charitable contributions made by the Company to any charitable organization in which a director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues.

A-1

The Board of Directors has established the following additional categorical standards of independence to assist it in making independence determinations:

Business Relationships: A director is not independent if any payments by the Company to a business employing, or 10% or more owned by, a director or an Immediate Family Member of a director for goods or services, or other contractual arrangements, are not (i) made in the ordinary course of business and (ii) on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

Professional Services: A director is not independent if the director, or an Immediate Family Member is (i) a partner of or of counsel to a law firm that provides legal services for the Company, or (ii) a partner, officer or employee of an investment bank or consulting firm that provides investment banking or consulting services for the Company.

Personal Services: A director who provides personal services to the Company is not independent unless (i) the Board has reviewed and approved such personal services in advance of the personal services being provided and (ii) the personal services provided are disclosed in the Company’s proxy statement.

Relationships with Not-for-Profit Entities: A director is not independent if the director or an Immediate Family Member is an officer, director, or trustee of a foundation, university, or other not-for-profit organization that receives contributions from the Company, unless that foundation, university or other not-for-profit organization provides demonstrable services to the Company, its employees, or the Company’s employees’ families.

A-2

Appendix B

SNAP-ON INCORPORATED

2011 INCENTIVE STOCK AND AWARDS PLAN

(As Amended and Restated)

1.    Purpose and Construction.

(a)    Purpose.    The Snap-on Incorporated 2011 Incentive Stock and Awards Plan has two complementary purposes: (i) to attract and retain outstanding people as officers, directors and employees and (ii) to increase shareholder value. The Plan will provide participants incentives to increase shareholder value by offering the opportunity to acquire shares of the Company’s common stock, receive monetary payments based on the value of such common stock, or receive other incentive compensation, on the potentially favorable terms that this Plan provides. The Company intends that Awards granted pursuant to the Plan be exempt from or comply with Section 409A of the Code and the Plan shall be so construed.

(b)    Amendment and Restatement. This Plan became effective on April 28, 2011, the date on which the Plan was approved by the shareholders of the Company. On February 12, 2015, the Plan was amended and restated, subject to shareholder approval, to increase the number of shares available for issuance under the Plan and to make certain other changes. The Plan was subsequently amended to modify the tax withholding rules and establish minimum vesting requirements for Awards. The Plan is now being further amended and restated as of February 11, 2021, subject to shareholder approval, to increase the number of shares available for issuance and to make other changes.

(c)    Definitions.    All capitalized terms used in this Plan have the meanings given in Section 15.

2.    Administration.

(a)    Committee Administration.    The Committee has full authority to administer this Plan, including the authority to (i) interpret the provisions of this Plan, (ii) prescribe, amend and rescind rules and regulations relating to this Plan, (iii) correct any defect, supply any omission, or reconcile any inconsistency in any Award or agreement covering an Award in the manner and to the extent it deems desirable to carry this Plan into effect, and (iv) make all other determinations necessary or advisable for the administration of this Plan. The Committee may provide for the use of electronic or other non-paper agreements and the use of electronic or other non-paper means for the acceptance thereof by a Participant. A majority of the members of the Committee will constitute a quorum, and a majority of the Committee’s members must make all determinations of the Committee. The Committee may make any determination under this Plan without notice or meeting of the Committee by a writing that a majority of the Committee members have signed. All Committee determinations are final and binding. Notwithstanding the foregoing, the Board of Directors will approve grants of Awards to Non-Employee Directors. With respect to Awards to Non-Employee Directors, all references to the Committee in this Plan shall include the Board.

(b)    Delegation to Other Committees or Officers.    To the extent applicable law permits, the Board may delegate to another committee of the Board or to one or more officers of the Company any or all of the authority and responsibility of the Committee. However, no such delegation is permitted with respect to individuals who are Section 16 Participants at the time any such delegated authority or responsibility is exercised. The Board also may delegate to another committee of the Board consisting entirely of Non-Employee Directors any or all of the authority and responsibility of the Committee with respect to individuals who are Section 16 Participants. If the Board has made such a delegation, then all references to the Committee in this Plan include such other committee or one or more officers to the extent of such delegation.

(c)    No Liability.    No member of the Committee, and no officer to whom a delegation under subsection (b) has been made, will be liable for any act done, or determination made, by the individual in good faith with respect to the Plan or any Award. The Company will indemnify and hold harmless such individual to the maximum extent that the law and the Company’s bylaws permit.

3.    Eligibility.    The Committee may designate from time to time the Participants to receive Awards under this Plan. The Committee’s designation of a Participant in any year will not require the Committee to designate such person to receive an Award in any other year. The Committee may consider such factors as it deems pertinent in selecting a Participant and in determining the types and amounts of Awards. In making such selection and determination, factors the Committee may consider include: (a) the Company’s financial condition; (b) anticipated profits for the current or future years; (c) the Participant’s contributions to the profitability and development of the Company; and (d) other compensation provided to the Participant.

4.    Types of Awards.

(a)    Grants of Awards.    Subject to the terms of this Plan, the Committee has full power and authority to: (i) determine the type or types of Awards to be granted to each Participant; (ii) determine the number of Shares with respect to which an Award is granted to a Participant, if applicable; and (iii) determine any terms and conditions of any Award granted to a Participant. Awards under this Plan may be granted either alone or in addition to any other Award (or any other award granted under another plan of the Company or any Affiliate).

(b)    Grants to Non-Employee Directors.    The Board will approve the grant of Awards to Non-Employee Directors. Subject to the terms of this Plan, the Board has full power and authority to: (i) determine the type or types of Awards to be granted to each Non-Employee Director; (ii) determine the number of Shares with respect to which an Award is granted to a Non-Employee Director, if applicable; and (iii) determine any terms and conditions of any Award granted to a Non-Employee Director. Awards under this Plan to Non-Employee Directors may be granted either alone or in addition to any other Award (or any other award granted under another plan of the Company or any Affiliate). Notwithstanding the foregoing, Non-Employee Directors may not be granted an Incentive Award.

5.    Shares Reserved under this Plan.

(a)    Plan Reserve. On April 28, 2011, the Company’s shareholders approved this Plan, under which an aggregate of 5,000,000 Shares were then reserved for issuance. The Company’s shareholders, at a meeting duly called and held on April 30, 2015, approved an additional 4,100,000 Shares for issuance under this Plan. The Plan has now been amended and restated, subject to shareholder approval to reserve an additional 2,500,000 Shares for issuance under the Plan, all of which may be issued pursuant to the exercise of incentive stock options. Any Shares issued pursuant to the exercise of Options and stock-settled SARs shall be counted against the Share limit on a one-for-one basis and any Shares issued pursuant to Awards other than Options and stock-settled SARs shall be counted against the Share limit as two Shares for every one Share issued pursuant to such Award.

(b)    Replenishment of Shares Under this Plan.    If an Award lapses, expires, terminates or is cancelled without the issuance of Shares or payment of cash under the Award, then the Shares subject to, reserved for or delivered in payment in respect of such Award may again be used for new Awards under this Plan as determined under subsection (a). If Shares are issued under any Award and the Company subsequently reacquires them because the Award has expired, is canceled, forfeited or otherwise terminated, then the Shares subject to, reserved for or delivered in payment in respect of such Award may again be used for new Awards under this Plan. Shares subject to an Award shall not again be made available for issuance under the Plan if such Shares are: (i) Shares delivered to or withheld by the Company to pay the exercise price of an Option, or (ii) Shares delivered to or withheld by the Company to pay the withholding taxes related to an Award. Any Shares that again become available for grant pursuant to this Section 5(b) shall be added back to the Share limit as one share if such Shares were subject to Options or stock-settled SARs, and as two Shares if such Shares were subject to Awards other than Options or stock-settled SARs.

(c)    Participant Limitations.    Subject to adjustment as provided in Section 13, no Participant may be granted Awards under this Plan that could result in such Participant: (i) receiving in any single fiscal year of the Company Options for more than 1,000,000 Shares, (ii) receiving in any single fiscal year of the Company SARs for more than 1,000,000 Shares, (iii) receiving Awards of Restricted Stock in any single fiscal year of the Company relating to more than 500,000 Shares, (iv) receiving Awards of Restricted Stock Units in any single fiscal year of the Company relating to more than 500,000 Shares, (v) receiving Performance Shares in any single fiscal year of the Company relating to more than 500,000 Shares; (vi) receiving Awards of Performance Units in any single fiscal year of the Company, the value of which is based on the Fair Market Value of Shares, relating to more than 500,000 Shares; or (vii) receiving Incentive Award payments in any single fiscal year of the Company that exceed $5,000,000. The foregoing limits shall be determined at the time of grant, taking into account the maximum number of shares that may be issued under the Award.

6.    Options.

(a)    Eligibility.    The Committee may grant Options to any Participant it selects. The Committee must specify whether the Option is an incentive stock option or a nonqualified stock option, but only employees of the Company or a Subsidiary may receive grants of incentive stock options.

(b)    Exercise Price.    For each Option other than Director Options, the Committee will establish the exercise price, which may not be less than the Fair Market Value of the Shares subject to the Option as determined on the date of grant.

(c)    Terms and Conditions of Employee Options.    No Option granted to an employee may become vested prior to one year from the date of grant; provided that an Option may provide for accelerated vesting if the Participant terminates employment by reason of death or Disability. An Option will be subject to such other terms and conditions as the Committee specifies, except that the Option must terminate no later than 10 years after the date of grant. In all other respects, the terms of any incentive stock option should comply with the provisions of Code section 422 except to the extent the Committee determines otherwise.

(d)    Terms and Conditions of Non-Employee Director Options.    No Option granted to a Non-Employee Director may become vested prior to one year from the date of grant; provided that an Option may provide for accelerated vesting if the Participant terminates service by reason of death or Disability. Grants of stock options to Non-Employee Directors (“Director Options”) will, except as otherwise provided, terminate upon the earliest of: (i) 10 years from the date of grant; (ii) if the Director is at least age 65 or has completed six years of service, three years after the Director ceases to serve on the Board for any reason other than death; (iii) if the Director is not age 65 and has not completed six years of service, six months after the Director ceases to serve on the Board for any reason other than death of the Director; or (iv) 12 months after the date of death if the Director should die while serving, or within any period after termination of his or her service during which the Director Option was exercisable. For each Director Option, the Board will establish the exercise price, which may not be less than the Fair Market Value of the Shares subject to the Director Option as determined on the date of grant.

7.    Stock Appreciation Rights.

(a)    Eligibility.    The Committee may grant SARs to any Participant it selects.

(b)    Exercise Price.    For each SAR, the Committee will establish the exercise price, which may not be less than the Fair Market Value of the Shares subject to the SAR as determined on the date of grant.

(c)    Terms and Conditions of SARs.    No SAR may become vested prior to one year from the date of grant; provided that an SAR may provide for accelerated vesting if the Participant terminates service by reason of death or Disability. An SAR will be subject to such other terms and conditions as the

Committee specifies, except that the SAR must terminate no later than 10 years after the date of grant. The Committee may determine to pay SARs in cash, in Shares (stock-settled SARs), or in a combination of cash and Shares. Only Shares issued pursuant to the exercise of stock-settled SARs shall be counted against the Share limit provided in Section 5(a) of the Plan.

8.    Performance and Stock Awards.

(a)    Eligibility for Performance and Stock Awards.    The Committee may grant awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units to Participants the Committee selects.

(b)    Terms and Conditions.    An award of Performance Shares or Performance Units must have a vesting period of at least one year. An award of Restricted Stock or Restricted Stock Units that requires the achievement of Performance Goals must have a vesting period of at least one year and an award of Restricted Stock that is not subject to Performance Goals must have a vesting period of at least three years; provided that up to 5% of the shares available for issuance pursuant to Awards may be granted without any minimum vesting period. Notwithstanding the foregoing, upon a Participant’s death or Disability, the Committee may provide that the restrictions imposed on Awards are accelerated, and that all or a portion of the Performance Goals subject to an Award are deemed achieved. The Committee may determine to pay Restricted Stock Units and Performance Units in cash, in Shares, or in a combination of cash and Shares.

(c)    Window Period. In the event that (i) any Shares covered by an Award are scheduled to be delivered on a day (the “Original Distribution Date”) that does not occur during an open “window period” applicable to the Participant, and (ii) the Company elects not to satisfy its tax withholding obligations by withholding Shares from the distribution, then such Shares shall not be delivered on such Original Distribution Date and shall instead be delivered on the first (1st) business day of the next occurring open “window period” applicable to the Participant or the next business day when the Participant is not prohibited from selling Shares in the open market, as applicable, but in no event later than the fifteenth (15th) day of the third (3rd) calendar month of the calendar year following the calendar year in which the Shares originally became vested.

9.    Management Incentive Awards. The Committee may grant Incentive Awards to such executive officers of the Company as it selects. The Committee will determine all terms and conditions of the Incentive Award. The Committee may require that payment of all or any portion of the amount subject to the Incentive Award is contingent on the achievement or partial achievement of one or more Performance Goals during the period the Committee specifies.

10.    Transferability.    Each Award granted under this Plan is not transferable other than by will or the laws of descent and distribution, except that a Participant may, to the extent the Committee allows and in a manner the Committee specifies designate in writing a beneficiary to exercise the Award after the Participant’s or Non-Employee Director’s death.

11.    Termination and Amendment of Plan; Amendment, Modification or Cancellation of Awards.

(a)    Term of Plan.    This Plan will terminate, and no Award may be granted, more than ten (10) years after the Effective Date, unless the Board earlier terminates this Plan pursuant to subsection (b).

(b)    Termination and Amendment. The Board may amend, alter, suspend, discontinue or terminate this Plan at any time, subject to the following limitations:

(i)    shareholders must approve any amendment of this Plan if required by: (A) the rules and/or regulations promulgated under Section 16 of the Exchange Act (for this Plan to remain qualified under Rule 16b-3), (B) the Code or any rules promulgated thereunder (to allow for incentive stock options to be granted under this Plan), or (C) the listing requirements of the New York Stock Exchange or any principal securities exchange or market on which the Shares are then traded (to maintain the listing or quotation of the Shares on that exchange); and

(ii)    shareholders must approve any of the following Plan amendments: (A) an amendment to materially increase any number of Shares specified in Section 5(a) or 5(c) (except as permitted by Section 13); (B) an amendment to shorten the restriction periods specified in Section 8(b); or (C) an amendment to the provisions of Section 11(e).

(c)    Amendment, Modification or Cancellation of Awards.    Except as provided in subsection (e) and subject to the requirements of this Plan, the Committee may modify or amend any Award or waive any restrictions or conditions applicable to any Award or the exercise of the Award, and the terms and conditions applicable to any Awards may at any time be amended, modified or canceled by mutual agreement between the Committee and the Participant or any other persons as may then have an interest in the agreement, so long as any amendment or modification does not increase the number of Shares issuable under this Plan (except as permitted by Section 13).

(d)    Survival of Committee Authority and Awards.    Notwithstanding the foregoing, the authority of the Committee to administer this Plan and modify or amend an Award may extend beyond the date of this Plan’s termination. In addition, termination of this Plan will not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards will continue in force and effect after termination of this Plan except as they may lapse or be terminated by their own terms and conditions.

(e)    Repricing Prohibited.    Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided in Section 13, neither the Committee nor any other person may decrease the exercise price for any outstanding Option or SAR granted under this Plan after the date of grant nor allow a Participant to surrender an outstanding Option or SAR granted under this Plan to the Company in exchange for cash, other Awards or an Option or SAR with an exercise price that is less than the exercise price of the original Option or SAR.

(f)    Foreign Participation.    To assure the viability of Awards granted to Participants employed in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Committee approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country.

12.    Taxes.    The Company is entitled to withhold the amount of any tax attributable to any amount payable or Shares deliverable under this Plan after giving the person entitled to receive such amount or Shares notice as far in advance as practicable, and the Company may defer making payment or delivery if any such tax may be pending unless and until indemnified to its satisfaction. The Committee, in its discretion, may permit a Participant to pay all or a portion of the federal, state and local withholding taxes arising in connection with an Award by electing to (a) have the Company withhold Shares otherwise issuable under the Award, (b) tender back Shares received in connection with such Award or (c) deliver other previously owned Shares, in each case having a Fair Market Value equal to the amount to be withheld. However, the Shares may not have a Fair Market Value exceeding the Participant’s tax obligation determined by using the maximum statutory tax rates in the Participant’s applicable tax jurisdictions. The election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Committee requires. The Fair Market Value of fractional Shares remaining after payment of the withholding taxes may be paid to the Participant in cash.

13.    Adjustment Provisions; Change of Control.

(a)    Adjustment of Shares.    In the event of any Change in Capitalization, a proportionate substitution or adjustment shall be made in (i) the aggregate number and/or kind of shares or other property reserved for issuance under the Plan and (ii) the number, kind and/or exercise price of shares or other property to be delivered under the Plan, in each case as may be determined by the Committee in its sole discretion. Such other proportionate substitutions or adjustments shall be made as shall be determined by the Committee in its sole discretion. “Change in Capitalization” means any increase, reduction, change or exchange of shares of Common Stock for a different number or kind of shares or other securities or property by reason of a reclassification, recapitalization, merger, consolidation, reorganization, issuance of warrants or rights, stock dividend, stock split or reverse stock split, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise; or any other corporate action, such as declaration of a special dividend, that affects the capitalization of the Company.

(b)    Issuance or Assumption.    Notwithstanding any other provision of this Plan, and without affecting the number of Shares otherwise reserved or available under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, the Committee may authorize the issuance or assumption of awards upon such terms and conditions as it may deem appropriate.

(c)    Change of Control.    Except to the extent the Committee provides a result more favorable to holders of Awards, upon a Participant’s Termination of Employment following a Change of Control,

(i)    all outstanding Options and SARs shall vest automatically;

(ii)    the restrictions on Restricted Stock and Restricted Stock Units shall lapse;

(iii)    the restrictions on Performance Shares and Performance Units shall lapse as provided in the agreement evidencing the Award;

(iv)    within five days following the Termination of Employment, the Company shall pay each holder for each Restricted Stock Unit, Performance Share and/or Performance Unit the amounts that have been earned but not yet paid;

(v)    within five days following the Termination of Employment, the Company shall pay to each holder of an Incentive Award that has been earned but not yet paid, in full settlement thereof, an amount in cash equal to the value of such award;

(vi)    within five days following the Termination of Employment, the Company shall pay to each holder of a cash Incentive Award, in full settlement thereof, an amount in cash equal to a pro rata portion to the date of Termination of Employment of the aggregate value of all cash bonus or cash Incentive Awards to the Executive for all uncompleted periods under the Plan calculated as to each such Award as if the “target” with respect to such bonus or incentive compensation award had been attained; and

(vii)    within five days following the Termination of Employment, the Company shall pay to each holder of an Award with respect to which dividend equivalents or similar amounts have been credited and not yet paid pursuant to any other provision of this Section 13(c), a cash payment equal to the value of such dividend equivalents or similar amounts.

(d)    Merger or Sale. In the event of the merger or consolidation of the Company with or into another corporation or corporations in which the Company is not the surviving corporation, the adoption of any plan for the dissolution of the Company, or the sale or exchange of all or substantially all the assets of the Company for cash or for shares of stock or other securities of another corporation, the Committee may, subject to the approval of the Board or the board of directors of any corporation assuming the obligations of the Company hereunder, take action regarding each outstanding and unexercised Award pursuant to either clause (i) or (ii) below:

(i)    Appropriate provision may be made for the protection of such Award by the substitution on an equitable basis of appropriate shares of the surviving or related corporation, provided that the excess of the aggregate Fair Market Value of the shares subject to an Option or SAR immediately before such substitution over the exercise price thereof is not more than the excess of the aggregate fair market value of the substituted shares made subject to the Option or SAR immediately after such substitution over the exercise price thereof; or

(ii)    The Committee may cancel such Award. In the event any Option or SAR is canceled, the Company, or the corporation assuming the obligations of the Company hereunder, shall pay the Participant an amount of cash (less normal withholding taxes) equal to the excess of the Fair Market Value per share of the Common Stock immediately preceding the cancellation over the exercise price, multiplied by the number of shares subject to such Option or SAR. In the event any other Award is canceled, the Company, or the corporation assuming the obligations of the Company hereunder, shall pay the Participant an amount of cash or stock, as determined by the Committee, based upon the value, as determined by the Committee, of the property (including cash) received by the holder of a share of Common Stock as a result of such event. No payment shall be made to a Participant for any Option or SAR if the exercise price for such Option or SAR exceeds the value, as determined by the Committee, of the property (including cash) received by the holder of a share of Common Stock as a result of such event.

14.    Miscellaneous.

(a)    Other Terms and Conditions.    The grant of any Award under this Plan may also be subject to other provisions (whether or not applicable to the Award awarded to any other Participant) as the Committee determines appropriate, including, without limitation, provisions for:

(i)    one or more means to enable Participants to defer the delivery of Shares or recognition of taxable income relating to Awards or cash payments derived from the Awards on such terms and conditions as the Committee determines, including, by way of example, the form and manner of the deferral election, the treatment of dividends paid on the Shares during the deferral period or a means for providing a return to a Participant on amounts deferred, and the permitted distribution dates or events (provided that no such deferral means may result in an increase in the number of Shares issuable under this Plan);

(ii)    the purchase of Shares under Options and SARs in installments;

(iii)    the payment of the purchase price of Options by delivery of cash or other Shares or other securities of the Company (including by attestation) having a then Fair Market Value equal to the purchase price of such Shares, by surrendering to the Company shares of Stock otherwise receivable upon exercise of an Option, or by delivery (including by fax) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the Shares and deliver the sale or margin loan proceeds directly to the Company to pay for the exercise price;

(iv)    provisions giving the Participant the right to receive dividend payments or dividend equivalent payments with respect to the Shares subject to the Award (both before and after the Shares subject to the Award are earned, vested or acquired), which payments may be either made currently or credited to an account for the Participant (but no payments may be made for Performance Shares or Performance Units that are not earned), and may be settled in cash or Shares, as the Committee determines;

(v)    restrictions on resale or other disposition; and

(vi)    compliance with federal or state securities laws and stock exchange requirements.

(b)    No Fractional Shares. No fractional Shares or other securities may be issued or delivered pursuant to this Plan, and the Committee may determine whether cash, other securities or other property will be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights to fractional Shares or other securities will be canceled, terminated or otherwise eliminated.

(c)    Unfunded Plan.    This Plan is unfunded and does not create, and should not be construed to create, a trust or separate fund with respect to this Plan’s benefits. This Plan does not establish any fiduciary relationship between the Company and any Participant, or other person. To the extent any person holds any rights by virtue of an Award granted under this Plan, such rights are no greater than the rights of the Company’s general unsecured creditors.

(d)    Requirements of Law.    The granting of Awards under this Plan and the issuance of Shares in connection with an Award are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Plan or any award agreement, the Company has no liability to deliver any Shares under this Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

(e)    Governing Law. This Plan, and all agreements under this Plan, should be construed in accordance with and governed by the laws of the State of Wisconsin, without reference to any conflict of law principles, except for corporate law matters which are governed by the laws of the State of Delaware. Any legal action or proceeding with respect to this Plan, any Award or any award agreement, or for recognition and enforcement of any judgment in respect of this Plan, any Award or any award agreement, may only be brought and determined in a court sitting in the County of Kenosha, or the Federal District Court for the Eastern District of Wisconsin sitting in the County of Milwaukee, in the State of Wisconsin.

(f)    Severability.    If any provision of this Plan or any award agreement or any Award (i) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or (ii) would disqualify this Plan, any award agreement or any Award under any law the Committee deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Plan, award agreement or Award, then such provision should be stricken as to such jurisdiction, person or Award, and the remainder of this Plan, such award agreement and such Award will remain in full force and effect.

(g)    Compliance with Code Section 409A. To the extent that a benefit under the Plan is subject to the requirements of Code Section 409A, it is intended that the Plan, as applied to that benefit, comply with the requirements of Code Section 409A, and the Plan shall be so administered and interpreted. The Board or Committee may make any changes required to conform the Plan and any Option or SAR agreements or other grants with applicable Code provisions and regulations relating to Code Section 409A. The payment of an Award that is subject to Code Section 409A shall not be accelerated upon a Change of Control unless such event also constitutes a change in control event under Code Section 409A. If a Participant is a “specified employee” as defined under Code Section 409A and the Participant’s Award is to be settled on account of the Participant’s separation from service (for reasons other than death) and such Award constitutes “deferred compensation” as defined under Code Section 409A, then any portion of the Participant’s Award that would otherwise be settled during the six-month period commencing on the Participant’s separation from service shall be settled as soon as practicable following the conclusion of the six-month period (or following the Participant’s death if it occurs during such six-month period).

(h)    Award Deferral. The Committee may permit Participants to elect to defer payments of Performance Shares, Performance Units, Restricted Stock Units or Incentive Awards; provided that any such deferrals shall comply with applicable requirements of the Code, including Code Section 409A. Any deferrals shall be subject to the terms of the applicable deferred compensation plan, including limitations on investment decisions.

(i)    Clawback. All Awards under the Plan shall be subject to the terms of the Company’s clawback policy as it may be in effect from time to time.

15.    Definitions.    Capitalized terms used in this Plan have the following meanings:

(a)    “Affiliates” means any corporation, partnership, joint venture, or other entity during any period in which the Company owns, directly or indirectly, at least twenty percent (20%) of the equity,

voting or profits interest, and any other business venture that the Committee designates in which the Company has a significant interest, as the Committee determines in its discretion.

(b)    “Award” means grants of Options, Stock Appreciation Rights, Performance Shares, Performance Units, Restricted Stock, Restricted Stock Units or Incentive Award under this Plan.

(c)    “Board” means the Board of Directors of the Company.

(d)    “Cause” shall mean that a Participant shall, prior to any Termination of Employment, have: (i) engaged in any act of fraud, embezzlement, or theft in connection with his/her duties as an employee or in the course of employment with the Company or its Affiliates; (ii) wrongfully disclosed any secret process or confidential information of the Company or its subsidiaries; (iii) violated any non-competition agreement between the Participant and the Company or its Affiliates; or (iv) failed to comply with a lawful instruction from the Board; and in any such case the act or failure to act shall have been determined by the Board to have been materially harmful to the Company, financially or otherwise.

(e)    For purposes of this Plan, a “Change of Control” shall be deemed to have occurred on the first to occur of any one of the events set forth in the following paragraphs:

(i)    any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its COC Affiliates) representing 25% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding voting securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

(ii)    the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)    there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its COC Affiliates) representing 25% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding voting securities; or

(iv)    the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, no “Change of Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

For purposes of this definition of Change of Control, “COC Affiliate” shall have the meaning of “affiliate,” as set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act; “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act; and “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its COC Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company or (v) any individual, entity or group which is permitted to, and actually does, report its Beneficial Ownership on Schedule 13G (or any successor schedule); provided that if any such individual, entity or group subsequently becomes required to or does report its Beneficial Ownership on Schedule 13D (or any successor schedule), such individual, entity or group shall be deemed to be a Person for purposes hereof on the first date on which such individual, entity or group becomes required to or does so report Beneficial Ownership of all of the voting securities of the Company Beneficially Owned by it on such date.

(f)    “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.

(g)    “Committee” means the Organization and Executive Compensation Committee of the Board (or such successor committee with the same or similar authority), which must be composed of not less than two Directors, each of whom must qualify a “non-employee director” within the meaning of Rule 16b-3.

(h)    “Common Stock” means the common stock of the Company.

(i)    “Company” means Snap-on Incorporated, a Delaware corporation, or any successor to Snap-on Incorporated, a Delaware corporation.

(j)    “Director” means a member of the Board, and “Non-Employee Director” means a member of the Board who is not also an employee of the Company or its Affiliates.

(k)    “Disability” means a medically-determinable physical or mental condition that is expected to be permanent and that results in the Participant being unable to perform one or more of the essential duties of the Participant’s occupation or a reasonable alternative offered by the Company or its subsidiaries, all as determined by the Committee or any successor to such committee that administers the Plan (as the same may be amended).

(l)    “Effective Date” means the date the Company’s shareholders approve this amended and restated Plan.

(m)    “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act includes any successor provision and the regulations and rules promulgated under such provision.

(n)    “Fair Market Value” means, as applied to a particular date, the price of a Share that is based on the opening, closing, actual, high, low or average selling prices of a Share reported on any established stock exchange or national market system including without limitation the New York Stock Exchange and the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless otherwise specified in an Award Agreement, Fair Market Value shall be deemed to be equal to the last sales price on such date on the national securities exchange on which the Common Stock is then traded, as reported in The Wall Street Journal, or if no sales of Common Stock occur on the date in question, on the last preceding date on which there was a sale on such exchange. If the Shares are not listed on a national securities exchange, but are traded in an over-the-counter market, the last sales price (or, if there is no last sales price reported, the average of the closing bid and asked prices) for the Shares on the particular date, or on the last preceding date on which there was a sale of Shares on that market, will be used. If the Shares are neither listed on a national securities exchange nor traded in an over-the-counter market, the price determined by the Committee, in its discretion, will be used.

(o)    “Incentive Award” means an Award granted to a management employee that is based upon the achievement of goals established by the Committee.

(p)     “Option” means the right to purchase Shares at a stated price. “Options” may either be “incentive stock options” which meet the requirements of Code section 422, or “nonqualified stock options” which do not meet the requirements of Code section 422.

(q)    “Participant” means an officer or other employee of the Company or its Affiliates, or an individual that the Company or an Affiliate has engaged to become an officer or employee, or a Director, who the Committee designates to receive an Award under this Plan.

(r)    “Performance Goals” means any goals the Committee establishes that relate to one or more of the following with respect to the Company or any one or more Subsidiaries or other business units: revenue; cash flow; net cash provided by operating activities; net cash provided by operating activities less net cash used in investing activities; cost of goods sold; ratio of debt to debt plus equity; profit before tax; gross profit; net profit; net sales; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; Fair Market Value of Shares; basic earnings per share; diluted earnings per share; return on shareholder equity; average accounts receivable (calculated by taking the average of accounts receivable at the end of each month); average inventories (calculated by taking the average of inventories at the end of each month); return on average total capital employed; return on net assets employed before interest and taxes; economic value added; return on year-end equity; and/or such other goals as the Committee may establish in its discretion.

(s)    “Performance Shares” means the right to receive Shares to the extent the Company or Participant achieves certain goals that the Committee establishes over a period of time the Committee designates consisting of one or more full fiscal years of the Company, but not in any event more than five years.

(t)    “Performance Units” means the right to receive monetary units with a designated dollar value or monetary units the value of which is equal to the Fair Market Value of one or more Shares, to the extent the Company or Participant achieves certain goals that the Committee establishes over a period of time the Committee designates consisting of one or more full fiscal years of the Company, but in any event not more than five years.

(u)    “Plan” means this Snap-on Incorporated 2011 Incentive Stock and Awards Plan, as amended from time to time.

(v)    “Restricted Stock Units” means units that are subject to a risk of forfeiture and/or restrictions on transfer, which may lapse upon the achievement or partial achievement of Performance Goals during the period specified by the Committee and/or upon the completion of a period of service, as determined by the Committee.

(w)     “Restricted Stock” means Shares that are subject to a risk of forfeiture and/or restrictions on transfer, which may lapse upon the achievement or partial achievement of Performance Goals during the period specified by the Committee and/or upon the completion of a period of service, as determined by the Committee.

(x)     “Retirement” means termination of employment from the Company and its subsidiaries on or after satisfying the early or normal retirement age and service conditions specified in the retirement policy or retirement plan of the Company or one of its subsidiaries applicable to such Participant as in effect at the time of such termination.

(y)     “Section 16 Participants” means Participants who are subject to the provisions of Section 16 of the Exchange Act.

(z)    “Share” means a share of Common Stock.

(aa)    “Stock Appreciation Right” or “SAR” means the right to receive a benefit in cash and/or Shares that is based upon the appreciation in the value of Shares.

(bb)     “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the chain) owns stock possessing more than fifty percent (50%) of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(cc)    “Termination of Employment” shall mean: (i) any termination by the Company of the employment of a Participant for any reason other than for Cause within a period of two (2) years following a Change of Control; or (ii) voluntary termination by a Participant of his/her employment within a period of two (2) years following a Change of Control and subsequent to the occurrence without the Executive’s written consent, of (A) a material and adverse change in the Participant’s status, authority, duties, functions, or benefits relative to those most favorable to the Participant in effect at any time during the 180-day period prior to the Change of Control or, to the extent more favorable to the Participant, those in effect after the Change of Control, (B) any reduction in the Participant’s base salary or percentage of base salary available as an incentive compensation or bonus opportunity relative to those most favorable to the Participant in effect at any time during the 180-day period prior to the Change of Control or, to the extent more favorable to the Participant, those in effect after the Change of Control, or the failure to pay the Participant’s base salary or earned incentive compensation or bonus when due, (C) the relocation of the Participant’s principal place of employment to a location more than 50 miles from the Participant’s principal place of employment immediately prior to the Change of Control, (D) the Company’s requiring the Participant to travel on Company business to a materially greater extent than was required immediately prior to the Change of Control, or (E) the failure of the Company to obtain from a successor the assumption and agreement to perform under any employment or change of control agreement; provided, that the Participant shall have given written notice to the Company of the occurrence of an event or circumstance described in clause (A)-(E) above within ninety (90) days following such occurrence and the Company shall have failed to remedy such event or circumstances within thirty (30) days following its receipt of such notice.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Your vote matters – here’s how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00 a.m. Central Time on April 29, 2021.

Online Go to www.investorvote.com/sna or scan the QR code – login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

A	Proposals –	The Board of Directors recommends a vote “FOR” each of the nominees for director listed in Item 1, and “FOR” Items 2, 3 and 4.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - David C. Adams	☐	☐	☐	02 - Karen L. Daniel	☐	☐	☐	03 - Ruth Ann M. Gillis	☐	☐	☐
	04 - James P. Holden	☐	☐	☐	05 - Nathan J. Jones	☐	☐	☐	06 - Henry W. Knueppel	☐	☐	☐
	07 - W. Dudley Lehman	☐	☐	☐	08 - Nicholas T. Pinchuk	☐	☐	☐	09 - Gregg M. Sherrill	☐	☐	☐
	10 - Donald J. Stebbins	☐	☐	☐

		For	Against	Abstain
2.	Proposal to ratify the appointment of Deloitte & Touche LLP as Snap-on Incorporated’s independent registered public accounting firm for fiscal 2021.	☐	☐	☐

3.	Advisory vote to approve the compensation of Snap-on Incorporated’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation Information” in the Proxy Statement.	☐	☐	☐

4.	Proposal to amend and restate the Snap-on Incorporated 2011 Incentive Stock and Awards Plan.	☐	☐	☐

5.	In their discretion, the Proxies are authorized to vote on such other matters as may properly come before the meeting.

B	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

NOTE: Please sign exactly as name appears herein, joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If a corporation, sign in corporation’s name by an authorized officer. If a partnership, please sign in partnership’s name by an authorized person.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

Dear Shareholder:

Snap-on Incorporated encourages you to take advantage of the convenience of voting your shares electronically through the internet or by telephone. This eliminates the need to return the proxy card.

To vote your shares electronically, you must use the control number printed on the reverse side in the gray bar to access the system.

The Annual Meeting of Shareholders will be held in a virtual format only, via a live webcast at www.meetingcenter.io/207288527 at 11:30 a.m. Central Time on Thursday, April 29, 2021, for holders of record as of the close of business on March 1, 2021. To access the virtual meeting as a shareholder, you must have the information that is printed in the shaded bar located on the reverse side of this form. The password for the meeting is SNA2021.

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy – Snap-on Incorporated	+

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Nicholas T. Pinchuk and Richard T. Miller as Proxies, each with power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of the common stock of Snap-on Incorporated held of record by the undersigned as of the close of business on March 1, 2021, at the Annual Meeting of Shareholders to be held at 11:30 a.m. Central Time on Thursday, April 29, 2021, or at any adjournment thereof.

If no choice is specified, this Proxy will be voted “FOR” each of the nominees for director in the Proxy Statement, and “FOR” Items 2, 3 and 4. In the absence of an instruction to the contrary, this Proxy will be voted in accordance with the recommendations of the Board of Directors on the proposals stated herein and at the discretion of the Proxies on any other business.

This Proxy is also intended for use by the participants of any eligible benefit plans of Snap-on Incorporated. Receipt of Notice of the Annual Meeting and Proxy Statement is hereby acknowledged.

PLEASE MARK YOUR VOTE ON THE REVERSE SIDE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.